   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1996

                                                      REGISTRATION NO. 333-13891
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            THE TODD-AO CORPORATION

             (Exact name of registrant as specified in its charter)

        DELAWARE                        7819                     13-1679856
    (State or other         (Primary Standard Industrial    (I.R.S. Employer ID
    jurisdiction of           Classification Code No.)              No.)
    incorporation or
     organization)

                             172 GOLDEN GATE AVENUE
                        SAN FRANCISCO, CALIFORNIA 94102
                                 (415) 928-3200

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           --------------------------

                               SALAH M. HASSANEIN
                            900 NORTH SEWARD STREET
                          HOLLYWOOD, CALIFORNIA 90038
                                 (213) 962-4000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           --------------------------

                                   Copies to:

        PAULA J. PETERS, ESQ.                  MICHAEL J. FAIRCLOUGH, ESQ.
        MICHAEL V. BALES, ESQ.                   RICHARD A. BOEHMER, ESQ.
       Greenberg Glusker Fields                   O'Melveny & Myers LLP
       Claman & Machtinger LLP                    400 South Hope Street
 1900 Avenue of the Stars, Suite 2100             Los Angeles, CA 90071
        Los Angeles, CA 90067                         (213) 669-6000
            (310) 553-3610                         (213) 669-6407 (fax)
         (310) 553-0687 (fax)

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

SUBJECT TO COMPLETION


DATED NOVEMBER 12, 1996


                                2,500,000 SHARES

                                                                     [LOGO]
                            THE TODD-AO CORPORATION

                              CLASS A COMMON STOCK

                               ------------------

  ALL OF THE SHARES OF CLASS A COMMON STOCK OFFERED HEREBY (THE "SHARES") ARE
                                BEING OFFERED BY
             THE TODD-AO CORPORATION (THE "COMPANY" OR "TODD-AO").

                            ------------------------

  THE CLASS A COMMON STOCK IS INCLUDED IN THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "TODDA." ON OCTOBER 22, 1996, THE LAST REPORTED SALES PRICE FOR THE CLASS
 A COMMON STOCK ON THE NASDAQ NATIONAL MARKET WAS $10.50 PER SHARE. SEE "PRICE
                     RANGE OF COMMON STOCK AND DIVIDENDS."

                            ------------------------

 SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN INFORMATION
              THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                         UNDERWRITING
                                        PRICE TO         DISCOUNTS AND       PROCEEDS TO
                                         PUBLIC         COMMISSIONS (1)      COMPANY (2)
PER SHARE                                   $                  $                  $
TOTAL (3)                                   $                  $                  $

(1) THE COMPANY HAS AGREED TO INDEMNIFY THE SEVERAL UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITING."

(2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $500,000.

(3) THE COMPANY HAS GRANTED THE UNDERWRITERS A 30-DAY OPTION TO PURCHASE UP TO AN ADDITIONAL 375,000 SHARES OF CLASS A COMMON STOCK TO COVER OVER-ALLOTMENTS, IF ANY. IF ALL SUCH SHARES ARE PURCHASED, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS, AND PROCEEDS TO COMPANY
    WILL BE $      , $      , AND $      , RESPECTIVELY. SEE "UNDERWRITING."

                            ------------------------

    THE SHARES ARE OFFERED BY THE SEVERAL UNDERWRITERS NAMED HEREIN WHEN, AS AND IF RECEIVED AND ACCEPTED BY THEM, SUBJECT TO THEIR RIGHT TO REJECT ANY ORDER IN WHOLE OR IN PART AND SUBJECT TO CERTAIN OTHER CONDITIONS. IT IS EXPECTED THAT DELIVERY OF THE SHARES WILL BE MADE IN NEW YORK, NEW YORK, ON OR ABOUT
         , 1996.

                            ------------------------


DEAN WITTER REYNOLDS INC.                               BREAN MURRAY & CO., INC.


         , 1996

ARTWORK CONSISTS OF FIVE PICTURES. ONE PICTURE, CAPITONED ABOVE: STAGE 1, TODD-AO STUDIOS, HOLLYWOOD, CA, DEPICTS AN EMPTY SOUND STAGE. ONE PICTURE, CAPTIONED ABOVE: WORKSTATION, TODD-AO DIGITAL IMAGES, HOLLYWOOD, DEPICTS A GENTLEMAN SEATED AT A COMPUTER DESIGNING SPECIAL EFFECTS. ONE PICTURE, CAPTIONED
ABOVE: CHRYSALIS/TODD-AO EUROPE, LONDON, SHOWS A FOUR-STORY BUILDING. ONE PICTURE, CAPTIONED ABOVE: TODD-AO SCORING STAGE, STUDIO CITY, CA, DEPICTS AN ORCHESTRA ENGAGED IN A SCORING SESSION ON A SCORING STAGE. ONE PICTURE, CAPTIONED ABOVE: TELECINE BAY, TODD-AO VIDEO SERVICES, HOLLYWOOD, DEPICTS A GENTLEMAN SEATED AT A TELECINE CONSOLE PERFORMING TELECINING.

    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE CLASS A COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). SEE "UNDERWRITING."

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    3
Prospectus Summary........................................................    4
Risk Factors..............................................................    8
The Company...............................................................   11
Recent Developments.......................................................   11
Use of Proceeds...........................................................   12
Price Range of Common Stock and Dividends.................................   13
Capitalization............................................................   14
Selected Consolidated Financial Data......................................   15
Unaudited Pro Forma Condensed Consolidated Information....................   16

                                                                            PAGE
                                                                            ----

Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   21
Business..................................................................   26
Management................................................................   37
Principal Shareholders....................................................   42
Description of Capital Stock..............................................   44
Shares Eligible for Future Sale...........................................   45
Underwriting..............................................................   47
Legal Matters.............................................................   48
Experts...................................................................   48
Index to Financial Statements.............................................  F-1

                            ------------------------

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Class A Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and, in each instance, reference is made to the contract or document filed as an exhibit to the Registration Statement and incorporated by reference herein. The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Commission (collectively, "Exchange Act Filings"). The Registration Statement, including exhibits and schedules thereto, as well as the Company's Exchange Act Filings may be obtained from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the public reference section of the Commission at its Washington address upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission, or accessed through the Commission's Internet address at http://www.sec.gov.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES IN THIS PROSPECTUS TO THE COMPANY OR TODD-AO INCLUDE THE TODD-AO CORPORATION AND ITS SUBSIDIARIES.

                                  THE COMPANY

    Todd-AO provides sound, video and ancillary post production and distribution services to the motion picture and television industries in the United States and Europe. The Company believes that it is one of the largest independent providers of combined sound studio and video services in the world with facilities located in Los Angeles, New York, London and Atlanta. Sound services include music recording, sound editing and enhancement and the mixing of dialogue, music and sound effects. Todd-AO's principal video services include film-to-video transfer (telecine), mastering and duplication of professional videotape formats, transmission for satellite broadcast, videotape editing, audio post production, and visual effects and graphics. Todd-AO provides these sound and video services to over 500 clients, including the major motion picture studios and television production companies such as The Walt Disney Company ("Disney"), Paramount Pictures Corporation ("Paramount"), Turner Broadcasting System, Inc. ("Turner"), Sony Pictures Entertainment ("Sony"), Warner Bros. Studios Inc. ("Warner Bros.") and Spelling Entertainment Group, Inc. ("Spelling"). The Company believes that its principal strengths include the depth and continuity of its creative and artistic talent, the quality and scope of its facilities, a tradition of providing quality services to its clients and a history of technological innovation. Since its inception in 1952, the Company and its employees have been nominated for 31 Academy
Awards-Registered Trademark- and have won 18.

    Demand for the Company's services and facilities is principally derived from the production of new motion pictures, television programs and television commercials, as well as the distribution of previously released motion pictures and television programming through distribution channels such as television syndication, home video, cable and satellite. Historically, its clients have outsourced, and are expected by the Company to continue to outsource, many services required for production, post production, and distribution of film and television programming. The Company believes that trends toward digitalization and globalization in the entertainment and media industries are increasing the quality, variety and number of post production services required by customers. The Company believes that the worldwide market penetration of distribution channels such as home video and digital satellite broadcast is contributing to a growing demand for original and reissued programming, American product in particular, which in turn should increase demand for the Company's services.

    The Company's objective is to be the leading worldwide independent provider of sound and video post production services. Since 1994, the Company has implemented a strategy to achieve this objective and to capitalize on the movement towards digitalization and globalization in the motion picture and television industries by expanding its range of services through strategic acquisitions, internal growth and strategic alliances. The Company believes that in the future, U.S. and international entertainment and media companies will demand a broader range of sound and video post production services and are likely to prefer a single-source service provider. This strategy was formulated by the Company and is being executed under the leadership of Salah M. Hassanein, who became President in 1994. Mr. Hassanein has spent his entire career in the entertainment and media industry and has garnered both international experience and mergers and acquisitions expertise with United Artists Theatre Circuit, Inc. and Time Warner International Theatres, where he was responsible for development and expansion of Warner Bros.' overseas theater operations. To implement its strategy, the Company has assembled a senior management team experienced in the industry.

    The Company entered the video services business in 1994 through its acquisition of Film Video Masters, renamed Todd-AO Video Services. In 1995, the Company expanded its sound studio business through the acquisition of Skywalker Sound South, renamed Todd-AO Studios West, with sound studios and facilities located in the West Los Angeles area. Also in 1995, the Company expanded its operations into Europe through the acquisition of Chrysalis Television Facilities, Ltd. ("Chrysalis"), which augmented the Company's video services capabilities to include the collation of television programming for satellite broadcast. The purchase of Filmatic Laboratories ("Filmatic") in 1996 enlarged Todd-AO's video services capabilities in London and added film processing capability. In August 1996, the Company acquired Edit Acquisition LLC ("Editworks"), located in Atlanta, Georgia, which specializes in providing video services to the advertising industry. As a result of these transactions, the Company has expanded its client base, increased its range of services and broadened its global market coverage.

    Largely as a result of efforts implementing its strategy, the Company's annual sales have grown in the past three years at an annual compounded rate of 32% from $27.4 million in fiscal 1993 to $62.9 million in fiscal 1996. Net income has grown in the same period at an annual compounded rate of 62% from $1.14 million in fiscal 1993 to $4.84 million in fiscal 1996.

                                  THE OFFERING

Common Stock Offered................................  2,500,000 shares of Class A Common
                                                        Stock
Common Stock Outstanding After the Offering.........  9,055,640 shares of Class A Common
                                                        Stock and 1,747,181 shares of Class
                                                        B Common Stock (1)
Use of Proceeds.....................................  For possible future acquisitions, temporary repayment of amounts under
                                                        credit facility, working capital
                                                        requirements and general corporate
                                                        purposes. See "Use of Proceeds."
Nasdaq National Market Symbol.......................  "TODDA"

------------------------

(1) Excludes 660,000, 330,000 and 770,000 shares of Class A Common Stock reserved for issuance under the Company's 1986 Stock Option Plan, 1994 Stock Option Plan, and 1995 Stock Option Plan (the "Stock Option Plans"), respectively, of which options for an aggregate of 1,008,645 shares of Class A Common Stock were issued and outstanding as of August 31, 1996 and options for an aggregate of 514,677 shares of Class A Common Stock were exercisable as of August 31, 1996. See "Management--Stock Options."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                                  YEARS ENDED AUGUST 31,                 NINE MONTHS ENDED MAY 31,
                                       --------------------------------------------  ---------------------------------
                                                                      1995                               1996
                                                             ----------------------             ----------------------
                                                                            PRO                                PRO
                                         1993       1994      ACTUAL     FORMA(1)      1995      ACTUAL     FORMA(1)
                                       ---------  ---------  ---------  -----------  ---------  ---------  -----------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED INCOME STATEMENT DATA:
Revenues.............................  $  27,402  $  32,892  $  50,003   $  53,194   $  37,125  $  48,140   $  51,445
                                       ---------  ---------  ---------  -----------  ---------  ---------  -----------
Costs and expenses:
  Operating costs and other
    expenses.........................     22,641     27,021     39,867      42,126      29,405     37,231      39,345
  Depreciation and amortization......      2,412      2,603      3,917       4,526       3,014      3,967       4,480
  Interest expense...................         17         24        581         874         320        531         780
  Equipment lease expense, net.......         --         --        593         593         371        415         415
  Other (income) expense, net........       (483)      (773)      (290)       (315)       (223)      (554)       (600)
                                       ---------  ---------  ---------  -----------  ---------  ---------  -----------
    Total costs and expenses.........     24,587     28,875     44,668      47,804      32,887     41,590      44,420
                                       ---------  ---------  ---------  -----------  ---------  ---------  -----------
Income before loss from joint venture
  and provision for income taxes.....      2,815      4,017      5,335       5,390       4,238      6,550       7,025
Loss from joint venture..............     (1,014)    (1,215)      (249)       (249)       (167)      (117)       (117)
                                       ---------  ---------  ---------  -----------  ---------  ---------  -----------
Income before provision for income
  taxes..............................      1,801      2,802      5,086       5,141       4,071      6,433       6,908
Provision for income taxes...........        664      1,022      1,711       1,731       1,452      2,371       2,542
                                       ---------  ---------  ---------  -----------  ---------  ---------  -----------
Net income...........................  $   1,137  $   1,780  $   3,375   $   3,410   $   2,619  $   4,062   $   4,366
                                       ---------  ---------  ---------  -----------  ---------  ---------  -----------
                                       ---------  ---------  ---------  -----------  ---------  ---------  -----------
Net income per common share and
  common share equivalents(2)........  $    0.14  $    0.22  $    0.40   $    0.40   $    0.31  $    0.46   $    0.49
                                       ---------  ---------  ---------  -----------  ---------  ---------  -----------
                                       ---------  ---------  ---------  -----------  ---------  ---------  -----------
Weighted average shares
  outstanding(2).....................      8,279      8,196      8,399       8,466       8,352      8,805       8,872
                                       ---------  ---------  ---------  -----------  ---------  ---------  -----------
                                       ---------  ---------  ---------  -----------  ---------  ---------  -----------
OTHER FINANCIAL DATA:
Capital expenditures.................  $     393  $   1,404  $   3,345   $   3,848   $   2,638  $   3,317   $   3,950
EBITDA(3)............................      5,244      6,644      9,833      10,790       7,572     11,048      12,285


                                                                                            MAY 31, 1996
                                                                                 -----------------------------------
                                                                                                          PRO FORMA
                                                                                                PRO          AS
                                                                                  ACTUAL     FORMA(4)    ADJUSTED(5)
                                                                                 ---------  -----------  -----------
                                                                                           (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents......................................................  $   3,263   $   3,274    $  18,556
Working capital................................................................     11,181      11,012       26,294
Total assets...................................................................     57,684      64,469       79,751
Long-term debt, net of current portion.........................................      6,065      10,945        2,315
Stockholders' equity...........................................................     34,594      35,564       59,476


                                                  (FOOTNOTES BEGIN ON NEXT PAGE)

(1) The Company purchased substantially all of the assets and certain liabilities of Editworks for cash and the Company's Class A Common Stock as of August 15, 1996. The pro forma summary financial data gives effect to the acquisition of Editworks as if it had occurred as of September 1, 1994. Such pro forma consolidated financial information is not necessarily indicative of the financial position or results of operations as they may be in the future or as they might have been had the acquisition been effected on the assumed date. See "Unaudited Pro Forma Condensed Consolidated Information."

(2) Such amounts represent net income per common share and common share equivalents, pro forma, to give effect to the 66,863 shares of the Company's Class A Common Stock issued as part of the purchase of Editworks. The net income per common share and common share equivalent is computed based upon the weighted average number of shares of common stock and common stock equivalents, including the number of shares of common stock issued in connection with the purchase of Editworks, and includes common share equivalents arising from the assumed conversion of any outstanding dilutive stock options. All share and per share data has been adjusted to give effect to the 10% stock dividends paid in August 1995.

(3) EBITDA, defined as earnings before interest expense, income taxes, depreciation and amortization and loss from joint venture, is not intended to represent an alternative to net income (as determined in accordance with generally accepted accounting principles) as a measure of performance and is also not intended to represent an alternative to cash flow from operating activities as a measure of liquidity. Rather, it is included herein because management believes that it provides an important additional perspective on the Company's operating results and the Company's ability to service its long-term debt and to fund the Company's continuing operations.

(4) Adjusted to give effect to the Editworks acquisition, consummated in the fourth quarter of 1996, as if the acquisition was consummated as of May 31, 1996.

(5) Adjusted to give effect to (i) the sale of 2,500,000 shares of Class A Common Stock offered hereby by the Company at an assumed offering price to the public of $10.50 per share, net of underwriting discounts and commission and estimated expenses of the offering, (ii) the Editworks acquisition as if it occurred as of May 31, 1996, and (iii) the anticipated use of the estimated net proceeds of the offering. See "Unaudited Pro Forma Condensed Consolidated Information" and "Use of Proceeds."

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, IN EVALUATING AN INVESTMENT IN THE SHARES OFFERED HEREBY. THIS PROSPECTUS CONTAINS CERTAIN STATEMENTS OF A FORWARD-LOOKING NATURE RELATING TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF THE COMPANY. PROSPECTIVE INVESTORS ARE CAUTIONED THAT SUCH STATEMENTS ARE ONLY PREDICTIONS AND THAT ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY. IN EVALUATING SUCH STATEMENTS, PROSPECTIVE INVESTORS SHOULD SPECIFICALLY CONSIDER THE VARIOUS FACTORS IDENTIFIED IN THIS PROSPECTUS, INCLUDING THE MATTERS SET FORTH BELOW, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS.

    DEPENDENCE ON KEY PERSONNEL. The Company's success depends in large part upon the continued service of its key management, especially the Company's President and Chief Executive Officer, Salah M. Hassanein, and of its skilled technicians and artists, for whose services competition is intense. See "Management." Mr. Hassanein's international experience and his expertise in mergers and acquisitions is critical to the development and implementation of the Company's business strategy. The Company has no employment agreement with Mr. Hassanein; however, it does have employment agreements with Christopher D. Jenkins, Senior Vice President of the Company and the President of Todd-AO Studios, J.R. DeLang, Senior Vice President of the Company and Executive Vice President of Todd-AO Studios, as well as with 58 of its other key management, creative and technical personnel. See "Management--Employment Agreements." Todd-AO does not maintain "key man" life insurance for any of its employees. The loss of Mr. Hassanein or any significant number of other key managers, skilled technicians or artists or a significant labor strike or work stoppage could have a material adverse effect on the Company.

    FLUCTUATION IN QUARTERLY RESULTS. The demand for the Company's core motion picture services has historically been seasonal, with higher demand in the fall (first fiscal quarter) and spring (third fiscal quarter) preceding the Christmas holiday season and summer theatrical releases, respectively. Demand has been lower in the winter and summer, corresponding to the Company's second and fourth fiscal quarters, respectively. Accordingly, the Company has historically experienced, and expects to continue to experience, quarterly fluctuations in revenue and net income.

    The majority of the services performed by the Company are provided on a non-contractual basis. Clients may desire to accelerate, postpone or cancel previously scheduled services prior to the commencement of the project. As a result, the Company is susceptible to scheduling changes or cancellations by customers and may not be able to reschedule or secure additional work to replace previously scheduled projects. The post production services normally provided by the Company for a major motion picture may occur over a period of several weeks. The rescheduling or cancellation of such a project may have a material affect on the quarterly and/or annual operating results of the Company.

    Certain major motion picture projects may result in significant unanticipated additional revenues due to substantial overtime services provided by the Company. These additional revenues may be material to the Company's results of operations; however, their occurrence or probability cannot be predicted. As a result, the occurrence of these additional revenues in a particular fiscal period may materially affect the comparability of operating results for equivalent reporting periods.

    As a result of the factors described above, there can be no assurance that results of operations will not fluctuate significantly from period to period. In addition, results of operations for any fiscal period are not necessarily indicative of results of operations for any future fiscal period.

    CAPACITY UTILIZATION. Todd-AO's sound studio business operates at or near effective capacity. The effective utilization of the Company's sound studios depends on motion picture producers and, to a lesser extent, television producers maintaining production at or above recent levels, and on no major production interruptions due to work stoppages or other crises. The Company believes that there will not be a substantial increase, and there may be a decrease, in the current production of feature films and television programming, which could have a material adverse effect on the Company.

    COMPETITION. The businesses in which the Company competes are highly competitive and service-oriented. The Company has few long-term or exclusive service agreements with its customers. Business generation is based primarily on customer satisfaction with reliability, timeliness, quality and price. Some of the Company's competitors have greater financial, technical and marketing resources. There is no assurance that the Company will be able to compete effectively against these competitors. The Company's primary competitors in the studio sound services area are the motion picture studios, many of which perform these services "in-house." The motion picture studios with in-house post production capabilities generally operate at or near capacity, and therefore outsource some of their requirements, usually to independent providers such as the Company, but sometimes to other studios with in-house capability. The Company's studio sound business is derived primarily from the major studios' periodic lack of capacity or the ability of the film director or other key creative personnel to select the post production provider, even when the film is produced or distributed by a studio with in-house capabilities. In addition, many of the major studios without full in-house post production capabilities evaluate from time-to-time whether to perform in-house certain of the services provided by the Company. If there were a significant decline in the number of motion pictures or the amount of original television programming produced, or if the studios or other clients of the Company either established in-house post production facilities or significantly expanded their in-house capabilities, the Company's operations could be materially and adversely affected.

    CUSTOMER CONCENTRATION. Although the Company serviced over 500 customers during the nine months ended May 31, 1996, the ten largest customers accounted for approximately 50% of the Company's revenues and the single largest customer, Disney, accounted for approximately 12% of revenues during the period. The loss of, or the failure to replace, any significant portion of the services provided to any significant customer could have a material adverse effect on the Company.

    FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING. The Company intends to continue making capital expenditures to fund technological development, acquire complementary businesses and introduce additional services. Based on current plans and assumptions relating to its operations, the Company anticipates that the net proceeds of this offering, together with its existing capital, credit facility and cash from operations, will be adequate to satisfy its capital requirements through at least the end of 1997. There can be no assurance, however, that the net proceeds of this offering and such other sources of funding will be sufficient to satisfy the Company's future capital requirements or that the Company will not require additional capital sooner than currently anticipated. In addition, the Company cannot predict the precise amount of future capital that it will require, and there can be no assurance that any additional financing will be available to the Company on acceptable terms, or at all. The inability to obtain required financing would have a material adverse effect on the Company.

    RISKS RELATED TO GROWTH THROUGH ACQUISITIONS. The Company's strategy for growth includes expanding the range of post production services it provides to existing clients and increasing its customer base through strategic acquisitions, internal growth and strategic alliances. There can be no assurance that the Company will be able to acquire or profitably manage suitable acquisition candidates or successfully integrate them into its operations without substantial costs, delays or other problems. In addition, there can be no assurance that any businesses acquired will be profitable at the time of its acquisition or will achieve sales and profitability that justify the investment therein or that the Company will be able to realize expected operating and economic efficiencies following such acquisitions. Acquisitions may involve a number of special risks, including adverse effects on the Company's reported operating results, diversion of management's attention, increased burdens on the Company's management resources and financial controls, dependence on retention and hiring of key personnel, risks associated with unanticipated problems or legal liabilities, and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company. Competition for acquisition opportunities from the Company's competitors, which may have greater financial resources than the Company, could increase purchase prices and related costs of potential acquisitions and result in fewer acquisitions by the Company, which could adversely affect the Company. There can be no assurance that the Company will be able to successfully implement its growth strategy, and if not, the prospects of the Company may be adversely affected. See "Business--Strategy."

    CONTROL BY PRINCIPAL SHAREHOLDERS; POTENTIAL ISSUANCE OF PREFERRED STOCK; ANTI-TAKEOVER PROVISIONS. Upon completion of this offering, and assuming no exercise of the Underwriters' over-allotment option, Marshall Naify, Robert A. Naify, various members of their families, and trusts for the benefit of such members (collectively, the "Naify Interests") will own shares representing 75.7% of the voting power of the Company. By virtue of this stock ownership, the Naify Interests will be able to determine the outcome of substantially all matters required to be submitted to a vote of shareholders, including (i) the election of the board of directors, (ii) amendments to the Company's Amended and Restated Certificate of Incorporation, and (iii) approval of mergers and other significant corporate transactions. The foregoing may have the effect of discouraging, delaying or preventing certain types of transactions involving an actual or potential change of control of the Company, including transactions in which the holders of Class A Common Stock might otherwise receive a premium for their shares over current market prices. In addition, the Company's Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions thereof, including voting rights, without any further vote or action by the Company's shareholders. Although the Company has no current plans to issue any shares of Preferred Stock, the rights of the holders of Common Stock would be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. Issuance of Preferred Stock could have the effect of discouraging, delaying or preventing a change in control of the Company. Furthermore, certain provisions of the Company's Amended and Restated Certificate of Incorporation and By-laws and of Delaware law also could have the effect of discouraging, delaying or preventing a change in control of the Company. See "Principal Shareholders" and "Description of Capital Stock."

    BROAD DISCRETION AS TO USE OF PROCEEDS. The Company intends to use the net proceeds from the sale of the Class A Common Stock offered hereby for general corporate purposes, including, temporary repayment of indebtedness, potential acquisitions of businesses complementary to the Company's operations and capital expenditures. In the ordinary course of business, the Company actively explores acquisition opportunities and has had discussions with a number of potential acquisition candidates. However, the Company does not have any agreement, understanding or commitment to acquire any particular business or repay any indebtedness, nor has it identified particular capital expenditure projects. The Company's management will therefore have broad discretion as to the use of the proceeds of this offering and there is no assurance that the Company will be able to consummate acquisitions or identify and initiate projects that meet the Company's requirements. See "Use of Proceeds" and "Business-- Strategy."

    FOREIGN MARKETS. The Company's growth strategy provides for increased services to foreign customers and to domestic customers distributing programming to the international market. Accordingly, the Company will be increasingly subject to the risks generally associated with marketing products or services abroad, such as currency fluctuation, political instability and the political, legislative and regulatory environment in foreign countries. The Company does not believe any of such risks have had a material impact on its business operations or financial condition, but there can be no assurance as to whether such risks will have a material impact in the future.

    LIMITED FLOAT AND LIQUIDITY; POSSIBLE VOLATILITY OF STOCK PRICE. There has been limited public trading of the Class A Common Stock. During the 12-month period ended August 31, 1996, the average daily trading volume of shares of the Company's Class A Common Stock on the Nasdaq National Market was 11,739 shares. Furthermore, at times the Class A Common Stock has experienced price and volume fluctuations caused by matters unrelated, as well as related, to the Company's business and results of operations. Although the number of outstanding shares of Class A Common Stock will increase by 2,500,000 (2,875,000 if the underwriters' over-allotment option is exercised) upon the closing of the offering, there can be no assurance that increased trading activity will develop or be sustained or that market price volatility will diminish.

    RISK OF LOSS FROM EARTHQUAKES, FIRE OR OTHER CATASTROPHIC EVENTS. The Company is subject to the risk of loss from earthquakes, fires and other catastrophic events due to the dependence of its services on specially equipped, acoustically designed facilities. Due to the extensive amount of specialized equipment incorporated into the specially designed recording and scoring stages, editorial suites and mixing rooms, the Company's operations cannot be temporarily relocated to mitigate the occurrence of a catastrophic event. Consequently, the Company carries insurance for property loss and business interruption resulting from such events, other than earthquake, subject to deductibles. The Company does not carry earthquake insurance due to the unavailability of comprehensive coverage and the prohibitive cost of the coverage that is available. Although the Company believes it has adequate insurance coverage relating to damage to its property and the disruption of its business from casualties such as fire, there can be no assurance that such insurance would be sufficient to cover all costs or damages suffered by the Company or the loss of income resulting from the Company's inability to provide services for an extended period of time.

                                  THE COMPANY

    Todd-AO provides sound, video and ancillary post production and distribution services to the motion picture and television industries in the United States and Europe. The Company believes that it is one of the largest independent providers of combined sound studio and video services in the world with facilities located in Los Angeles, New York, London and Atlanta. Sound services include music recording, sound editing and enhancement, mixing of music, sound effects and dialogue and narration. Todd-AO's principal video services include film-to-video transfer (telecine), mastering and duplication of professional videotape formats, transmission for satellite broadcast, videotape editing, audio post production, and visual effects and graphics. Todd-AO provides these sound and video services to over 500 clients, including the major motion picture studios and television production companies such as Disney, Paramount, Turner, Sony, Warner Bros. and Spelling. The Company believes that its principal strengths include the depth and continuity of its creative and artistic talent, the quality and scope of its facilities, a tradition of providing quality services to its clients, and a history of technological innovation. Since its inception in 1952, the Company and its employees have been nominated for 31 Academy Awards-Registered Trademark- and have won 18.

    The Company was incorporated in Delaware in 1952. The Company's principal executive offices are located at 172 Golden Gate Avenue, San Francisco, California 94102, and its telephone number is (415) 928-3200.

                              RECENT DEVELOPMENTS


    Consolidated revenues for fiscal 1996 totaled $62.920 million compared to $50.003 million in fiscal 1995, an increase of 26%. Fiscal 1996 EBITDA increased to $13.819 million from $9.833 million in fiscal 1995. Fiscal 1996 net income increased to $4.844 million, or $0.55 per share from $3.375 million or $0.40 per share in the prior year, an increase in earnings per share of 37%. These improvements were due primarily to the acquisitions of Todd-AO Studios West in February 1995 and Chrysalis in March 1995. Fiscal 1996 revenue increases for these subsidiaries were $4.663 million and $5.839 million, respectively, which represent twelve months of operations versus partial periods in fiscal 1995.



    Consolidated revenues for the fourth quarter ended August 31, 1996 totaled $14.780 million compared to $12.878 million for the similar period in the prior year, an increase of 15%. Fourth quarter EBITDA increased to $2.771 million from $2.261 million in fiscal 1995. Fourth quarter profit before taxes increased 17% from $1.015 million to $1.193 million. Net income increased from $756 thousand in fiscal 1995 to $782 thousand in the current quarter, despite favorable year-end tax adjustments of approximately $200 thousand in the prior year. Fourth quarter earnings per share of $0.09 remained unchanged from a year ago.

    Revenue gains in the fourth quarter were attributable to strong summer activity at the Todd-AO Studios East and Todd-AO Studios West subsidiaries, including work on major motion pictures, RANSOM and COURAGE UNDER FIRE, respectively. Contributions to revenue growth were also made by the Company's video services operations, specifically Todd-AO Video Services, whose revenues increased over 20% due to increased capacity, and the inclusion of Filmatic, acquired in April 1996.

                                USE OF PROCEEDS


    The net proceeds to be received by the Company from the sale of the 2,500,000 shares of Class A Common Stock offered by the Company at the offering price set forth on the cover page of this Prospectus after deducting underwriting discounts and commissions and estimated expenses of the offering payable by the Company are approximately $23.912 million (approximately $27.574 million if the Underwriters' over-allotment option is exercised in full). The net proceeds to the Company from this offering will be used for possible future acquisitions, possible temporary repayment of indebtedness under the Company's long-term credit facility, of which $8.6 million at an approximate aggregate interest rate of 7.5% was outstanding at August 31, 1996, working capital requirements and other general corporate purposes. The Company may use a portion of the proceeds, as well as borrowings under the Company's long-term credit facility or other debt financing, for investment in or the acquisition of complementary businesses. In the ordinary course of business, the Company actively explores acquisition opportunities and has had discussions with a number of potential acquisition candidates. However, the Company does not have any agreement, understanding or commitment with respect to any such investment or acquisition. Pending application of the net proceeds of this offering as described above, the Company may invest the proceeds in short-term and medium-term, investment grade, interest-bearing obligations.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

    The Company's Class A Common Stock is traded on the Nasdaq National Market System under the symbol "TODDA." The following table sets forth, for the periods indicated, the high and low sales prices (without adjustment to reflect the 10% stock dividend paid on September 29, 1995) for the Class A Common Stock as reported on the Nasdaq National Market.

                                           HIGH           LOW
                                          -----           ---
FISCAL YEAR 1995
First Quarter...........................      6  1/2        5
Second Quarter..........................      6             4
Third Quarter...........................      6  3/8        5
Fourth Quarter..........................     11  1/2        5  5/8

FISCAL YEAR 1996
First Quarter...........................     11             7
Second Quarter..........................      9  3/4        7  1/8
Third Quarter...........................     19  1/4        8  3/4
Fourth Quarter..........................     17             8  1/2

FISCAL YEAR 1997
First Quarter (through October 22)......     14  3/4       10

    On October 22, 1996, the last reported sale price for the Company's Class A Common Stock on the Nasdaq National Market was $10.50 per share. As of October 22, 1996, there were approximately 1,300 and seven holders of record of Class A and Class B Common Stock, respectively. The number of holders of Class A Common Stock does not include an indeterminate number of shareholders whose shares are held by brokers in "street name."

    The holders of Class A Common Stock are entitled to cumulative cash dividends at an annual rate of $.045 per share before any cash dividends may be declared or paid on the Class B Common Stock. Holders of Class B Common Stock are entitled to cash dividends equal to 90% of the cash dividends paid on the Class A Common Stock.

    The Company paid cash dividends of $.06 per Class A share for the fiscal years 1995 and 1996. On August 11, 1995, a 10% stock dividend was declared for holders of Class A and Class B stock payable on September 29, 1995 to shareholders of record on September 8, 1995.

    The Company intends to retain all earnings in excess of mandated dividends for the operation and expansion of its business. The payment of any additional dividends in the future will be at the discretion of the Board of Directors and will depend upon, among other things, future earnings, results of operations, capital requirements, the general financial condition of the Company and general business conditions, as well as such other factors as the Board of Directors may deem relevant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of the Company as of May 31, 1996 (i) on an actual basis, (ii) on a pro forma basis to give effect to the acquisition of Editworks (see "Unaudited Pro Forma Condensed Consolidated Information"), and (iii) as adjusted to give effect to the sale of the Shares being offered hereby and the use of the estimated net proceeds therefrom. This table should be read in conjunction with the Consolidated Financial Statements and related notes thereto, "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Consolidated Information" and the other financial information appearing elsewhere in this Prospectus.


                                                                                          MAY 31, 1996
                                                                               -----------------------------------
                                                                                ACTUAL     PRO FORMA   AS ADJUSTED
                                                                               ---------  -----------  -----------
                                                                                     (DOLLARS IN THOUSANDS,
                                                                                     EXCEPT PER SHARE DATA)
Long-term debt:
  Long-term debt, net of current portion.....................................  $   6,065   $  10,945    $   2,315(1)
  Capitalized lease obligations..............................................         68          68           68
                                                                               ---------  -----------  -----------
    Total long-term debt.....................................................      6,133      11,013        2,383
                                                                               ---------  -----------  -----------
Stockholders' equity:
  Preferred Stock: authorized 1,000,000 shares of $0.25 par value; none
    issued actual, pro forma, or pro forma as adjusted.......................         --          --           --
  Common Stock:
    Class A: authorized 30,000,000 shares of $0.25 par value; 6,488,727 shares issued and outstanding, 6,555,590 shares issued and outstanding pro forma, and 9,055,590 shares issued and outstanding, as adjusted
    (2)......................................................................      1,622       1,639        2,264
    Class B: authorized 6,000,000 shares of $0.25 par value; 1,747,181 shares
    issued and outstanding...................................................        437         437          437
  Additional capital.........................................................     20,985      21,938       45,225
  Retained earnings..........................................................     11,605      11,605       11,605
  Unrealized gains on marketable securities and long-term investments........        204         204          204
  Cumulative foreign currency translation adjustment.........................       (259)       (259)        (259)
                                                                               ---------  -----------  -----------
    Total stockholders' equity...............................................     34,594      35,564       59,476
                                                                               ---------  -----------  -----------
        Total capitalization.................................................  $  40,727   $  46,577    $  61,859
                                                                               ---------  -----------  -----------
                                                                               ---------  -----------  -----------


------------------------


(1) Reflects repayment of $8,630 of outstanding borrowings, the amount outstanding under the Company's revolving credit facility as of August 31, 1996, with a portion of the net proceeds from the offering. See "Use of Proceeds."


(2) Excludes 660,000, 330,000, and 770,000 shares of Class A Common Stock reserved for issuance under the Company's 1986 Stock Option Plan, 1994 Stock Option Plan, and 1995 Stock Option Plan, respectively, of which options for an aggregate of 1,018,695 shares of Class A Common Stock were issued and outstanding as of May 31, 1996 and options for an aggregate of 524,727 shares of Class A Common Stock were exercisable as of May 31, 1996. See "Management--Stock Options."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data set forth below as of and for each of the six years in the period ended August 31, 1995, and for the nine month period ended May 31, 1996 have been derived from the Consolidated Financial Statements, which statements have been audited by Deloitte & Touche LLP, independent auditors. The consolidated financial data for the nine months ended May 31, 1995 has been derived from the unaudited financial statements of the Company. The unaudited financial data includes all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair presentation of the operations of the Company. The results of operations for the nine months ended May 31, 1996 are not necessarily indicative of the results for the full year. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus and "Unaudited Pro Forma Condensed Consolidated Information."

                                                                                                  NINE MONTHS
                                                         YEARS ENDED AUGUST 31,                  ENDED MAY 31,
                                          ----------------------------------------------------  ----------------
                                           1990     1991     1992     1993     1994     1995     1995     1996
                                          -------  -------  -------  -------  -------  -------  -------  -------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED INCOME STATEMENT DATA:
Revenues................................  $24,021  $28,526  $28,150  $27,402  $32,892  $50,003  $37,125  $48,140
                                          -------  -------  -------  -------  -------  -------  -------  -------
Costs and expenses:
  Operating costs and other expenses....   19,744   21,311   22,532   22,641   27,021   39,867   29,405   37,231
  Depreciation and amortization.........    2,964    2,605    2,087    2,412    2,603    3,917    3,014    3,967
  Interest expense......................      645      247      (34)      17       24      581      320      531
  Equipment lease expense, net..........       --       --       --       --       --      593      371      415
  Other (income) expense, net...........      166       11      122     (483)    (773)    (290)    (223)    (554)
                                          -------  -------  -------  -------  -------  -------  -------  -------
    Total costs and expenses............   23,519   24,174   24,707   24,587   28,875   44,668   32,887   41,590
                                          -------  -------  -------  -------  -------  -------  -------  -------
Income before loss from joint venture
  and provision for income taxes........      502    4,352    3,443    2,815    4,017    5,335    4,238    6,550
Loss from joint venture.................       --       --      (87)  (1,014)  (1,215)    (249)    (167)    (117)
                                          -------  -------  -------  -------  -------  -------  -------  -------
Income before provision for income
  taxes.................................      502    4,352    3,356    1,801    2,802    5,086    4,071    6,433
Provision for income taxes..............      221    1,707    1,227      664    1,022    1,711    1,452    2,371
                                          -------  -------  -------  -------  -------  -------  -------  -------
Net income..............................  $   281  $ 2,645  $ 2,129  $ 1,137  $ 1,780  $ 3,375  $ 2,619  $ 4,062
                                          -------  -------  -------  -------  -------  -------  -------  -------
                                          -------  -------  -------  -------  -------  -------  -------  -------
Net income per common share and common
  share equivalents(1)..................  $  0.03  $  0.31  $  0.25  $  0.14  $  0.22  $  0.40  $  0.31  $  0.46
                                          -------  -------  -------  -------  -------  -------  -------  -------
                                          -------  -------  -------  -------  -------  -------  -------  -------
Weighted average number of shares
  outstanding(1)........................    8,857    8,444    8,351    8,279    8,196    8,399    8,352    8,805
                                          -------  -------  -------  -------  -------  -------  -------  -------
                                          -------  -------  -------  -------  -------  -------  -------  -------
OTHER FINANCIAL DATA:
Capital expenditures....................  $ 1,407  $ 1,418  $ 4,434  $   393  $ 1,404  $ 3,345  $ 2,638  $ 3,317
EBITDA(2)...............................    4,111    7,204    5,496    5,244    6,644    9,833    7,572   11,048


                                                               AUGUST 31,                           MAY 31,
                                          ----------------------------------------------------  ----------------
                                           1990     1991     1992     1993     1994     1995     1995     1996
                                          -------  -------  -------  -------  -------  -------  -------  -------
                                                                      (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...............  $   138  $ 2,969  $   106  $ 2,289  $   606  $ 5,278  $ 4,934  $ 3,263
Working capital.........................    1,236    1,212    2,277    4,140    5,360   11,041   11,941   11,181
Total assets............................   31,756   32,946   31,892   31,834   36,728   57,198   59,516   57,684
Long-term debt, net of current
  portion...............................    3,550      800    1,750       --      600    7,707    9,099    6,065
Stockholders' equity....................   23,277   24,792   24,484   26,860   27,948   31,198   30,551   34,594

------------------------------

(1) The net income per common share and common share equivalent is computed based upon the weighted average number of shares of common stock and common stock equivalents and includes common share equivalents arising from the assumed conversion of any outstanding dilutive stock options.

(2) EBITDA, defined as earnings before interest expense, income taxes, depreciation and amortization and loss from joint venture, is not intended to represent an alternative to net income (as determined in accordance with generally accepted accounting principles) as a measure of performance and is also not intended to represent an alternative to cash flow from operating activities as a measure of liquidity. Rather, it is included herein because management believes that it provides an important additional perspective on the Company's operating results and the Company's ability to service its long-term debt and to fund the Company's continuing operations.

             UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INFORMATION

    Todd-AO purchased substantially all of the assets and certain liabilities of Editworks for cash and Class A Common Stock as of August 15, 1996. The following Unaudited Pro Forma Condensed Consolidated Balance Sheet as of May 31, 1996 is adjusted to give effect to the acquisition of Editworks as if that transaction had occurred on May 31, 1996. The following Unaudited Pro Forma Condensed Consolidated Statements of Income for the year ended August 31, 1995 and for the nine month period ended May 31, 1996 give effect to the acquisition of Editworks as if such transaction had occurred on September 1, 1994. The Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements and notes thereto and the financial statements of Editworks and the notes thereto included elsewhere in this Prospectus.

    The Unaudited Pro Forma Condensed Consolidated Statements of Income are not necessarily indicative of the operating results that would have been achieved had the acquisition of Editworks actually occurred on September 1, 1994, nor do they purport to indicate the results of future operations.

    The Unaudited Pro Forma Condensed Consolidated Statements of Income combine the Company's Consolidated Statements of Operations with the historical operations of Editworks prior to the date the Company made such acquisition.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  MAY 31, 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                   PRO FORMA      PRO FORMA
                                                                                  ACQUISITION       AFTER
                                                    COMPANY (A)  EDITWORKS (B)    ADJUSTMENTS    ACQUISITION
                                                    -----------  -------------   -------------   -----------

ASSETS
Current assets:
  Cash and cash equivalents.......................  $   3,263    $      11                       $    3,274
  Marketable securities...........................      2,685           --                            2,685
  Trade receivables, net..........................     11,043          632                           11,675
  Inventories.....................................        661            6                              667
  Other...........................................      1,357          117                            1,474
                                                    -----------     ------       ------          -----------
      Total current assets........................     19,009          766                           19,775
Investments.......................................      1,336           --                            1,336
Property and equipment, net.......................     35,226        2,437       $ (422)(c)          37,241
Goodwill, net.....................................      1,738           --        4,000(d)            5,738
Other assets......................................        375            4                              379
                                                    -----------     ------       ------          -----------
      Total assets................................  $  57,684    $   3,207       $3,578          $   64,469
                                                    -----------     ------       ------          -----------
                                                    -----------     ------       ------          -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities........  $   5,900    $     363       $   50(d)       $    6,313
  Current maturities of long-term debt............        615          515                            1,130
  Capitalized lease obligations--current..........        867           --                              867
  Other...........................................        446            7                              453
                                                    -----------     ------       ------          -----------
      Total current liabilities...................      7,828          885           50               8,763
Long-term debt....................................      6,065        1,200        3,680(e)           10,945
Capitalized lease obligations.....................         68           --                               68
Deferred compensation.............................        265           --                              265
Deferred gain on sale of equipment................      5,277           --                            5,277
Deferred income taxes.............................      3,587           --                            3,587
                                                    -----------     ------       ------          -----------
      Total liabilities...........................     23,090        2,085        3,730              28,905
                                                    -----------     ------       ------          -----------
Stockholders' equity:
  Preferred Stock: authorized 1,000,000 shares of
    $0.25 par value; none issued..................         --           --                               --
  Common Stock:
    Class A: authorized 30,000,000 shares of $0.25
      par value; 6,488,727 shares issued and
      outstanding actual, 6,555,590 shares issued
      and outstanding pro forma...................      1,622           --           17(f)            1,639
    Class B: authorized 6,000,000 shares of $0.25
      par value; 1,747,181 shares issued and
      outstanding.................................        437                                           437
  Additional capital..............................     20,985        1,122         (169)(f)(g)       21,938
  Retained earnings...............................     11,605                                        11,605
  Unrealized gains on marketable securities and
    long-term investments.........................        204           --                              204
  Cumulative foreign currency translation
    adjustment....................................       (259  )        --                             (259 )
                                                    -----------     ------       ------          -----------
      Total stockholders' equity..................     34,594        1,122         (152)             35,564
                                                    -----------     ------       ------          -----------
      Total liabilities and stockholders'
        equity....................................  $  57,684    $   3,207       $3,578          $   64,469
                                                    -----------     ------       ------          -----------
                                                    -----------     ------       ------          -----------

See accompanying notes to pro forma condensed consolidated financial statements.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          YEAR ENDED AUGUST 31, 1995
                                                            -------------------------------------------------------
                                                                                           PRO FORMA     PRO FORMA
                                                                                          ACQUISITION      AFTER
                                                             COMPANY(A)   EDITWORKS(H)    ADJUSTMENTS   ACQUISITION
                                                            ------------  -------------  -------------  -----------
Revenues..................................................   $   50,003     $   3,191                    $  53,194
                                                            ------------       ------          -----    -----------
Costs and expenses:
  Operating costs and other expenses......................       39,867         2,259                       42,126
  Depreciation and amortization...........................        3,917           342      $     267(i)      4,526
  Interest................................................          581           124            169(j)        874
  Equipment lease expense, net............................          593            --                          593
  Other (income) expense, net.............................         (290)          (25)                        (315)
                                                            ------------       ------          -----    -----------
    Total costs and expenses..............................       44,668         2,700            436        47,804
                                                            ------------       ------          -----    -----------
Income before loss from joint venture and provision for
 income taxes.............................................        5,335           491           (436)        5,390
Loss from joint venture...................................         (249)                                      (249)
                                                            ------------       ------          -----    -----------
Income before provision for income taxes..................        5,086           491           (436)        5,141
Provision for income taxes................................        1,711            --             20(k)      1,731
                                                            ------------       ------          -----    -----------
Net income................................................   $    3,375     $     491      $    (456)    $   3,410
                                                            ------------       ------          -----    -----------
                                                            ------------       ------          -----    -----------
Net income per common share and common share
 equivalents..............................................   $     0.40                                  $    0.40
                                                            ------------                                -----------
                                                            ------------                                -----------
Weighted average shares outstanding.......................        8,399                           67(l)      8,466
                                                            ------------                       -----    -----------
                                                            ------------                       -----    -----------

See accompanying notes to pro forma condensed consolidated financial statements.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        NINE MONTHS ENDED MAY 31, 1996
                                                            -------------------------------------------------------
                                                                                           PRO FORMA     PRO FORMA
                                                                                          ACQUISITION      AFTER
                                                             COMPANY(A)   EDITWORKS(H)    ADJUSTMENTS   ACQUISITION
                                                            ------------  -------------  -------------  -----------
Revenues..................................................   $   48,140     $   3,305                    $  51,445
                                                            ------------       ------          -----    -----------
Costs and expenses:
  Operating costs and other expenses......................       37,231         2,114                       39,345
  Depreciation and amortization...........................        3,967           313      $     200(i)      4,480
  Interest................................................          531           122            127(j)        780
  Equipment lease expense, net............................          415            --                          415
  Other (income) expense, net.............................         (554)          (46)                        (600)
                                                            ------------       ------          -----    -----------
    Total costs and expenses..............................       41,590         2,503            327        44,420
                                                            ------------       ------          -----    -----------
Income before loss from joint venture and provision for
 income taxes.............................................        6,550           802           (327)        7,025
Loss from joint venture...................................         (117)           --             --          (117)
                                                            ------------       ------          -----    -----------
Income before provision for income taxes..................        6,433           802             --         6,908
Provision for income taxes................................        2,371            --            171(k)      2,542
                                                            ------------       ------          -----    -----------
Net income................................................   $    4,062     $     802      $    (498)    $   4,366
                                                            ------------       ------          -----    -----------
                                                            ------------       ------          -----    -----------
Net income per common share and common share
 equivalents..............................................   $     0.46                                  $    0.49
                                                            ------------                                -----------
                                                            ------------                                -----------
Weighted average shares outstanding.......................        8,805                           67(l)      8,872
                                                            ------------                       -----    -----------
                                                            ------------                       -----    -----------

See accompanying notes to pro forma condensed consolidated financial statements.

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    A description of the adjustments included in the Pro Forma Condensed Consolidated Financial Statements are as follows (dollars in thousands, unless otherwise noted):

(a) Condensed from audited financial statements of the Company for the year ended August 31, 1995 and for the nine months ended May 31, 1996 included elsewhere in this Prospectus.

(b) Condensed from Editworks' unaudited June 30, 1996 balance sheet.

(c) To reflect purchase accounting writedown of Editworks equipment to fair market value.

(d) To recognize goodwill arising from the purchase of Editworks, including estimated legal, accounting, audit and other acquisition related costs ($50).

(e) The net bank borrowings to acquire Editworks, including an additional $500 due upon completion of certain conditions.

(f) To record 66,863 shares of Class A Common Stock at $14.50 per share issued as part of the total purchase price of Editworks ($17 common stock; $953 additional capital).

(g) Elimination of Editworks' equity.

(h) Twelve month information is condensed from Editworks audited and unaudited income statements for the year ended December 31, 1994 less the nine months ended September 30, 1994 plus the nine months ended September 30, 1995. Nine month information is condensed from Editworks audited and unaudited income statements for the year ended December 31, 1995 less the nine months ended September 30, 1995 plus the six months ended June 30, 1996.

(i) To adjust amortization for excess purchase costs over 15 years.

(j) To adjust interest for borrowings to pay a portion of the purchase price of Editworks ($3,680 estimated at 8 1/2% for 5 years).

(k) To adjust income taxes for income resulting from the inclusion of Editworks net income in the consolidated net income of the Company, net of the pro-forma adjustments noted above.

(l) To increase average shares outstanding for the 66,863 shares of Class A Common Stock issued as part of the purchase.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT AMOUNTS PER SHARE)

GENERAL

    The Company derives its revenue primarily from sound and video services to the motion picture and television industries.

    Over the past decade, the Company provided sound services exclusively until the August 1994 acquisition of Todd-AO Video Services. This acquisition represented a fundamental shift in management's vision of the Company's future. Prior to fiscal 1995, the core sound business had grown from $14,000 in revenues in 1986 to almost $33,000 in fiscal 1994, but profitability was volatile and inherently subject to scheduling conflicts, unpredictable overtime revenues and seasonality.


    Beginning in fiscal 1995, the Company pursued a strategy of diversifying its operations by acquiring or establishing complementary service companies in the production and post production markets. This diversification is not only functional but geographical, as represented by the acquisitions in March 1995 of Chrysalis in London and in August 1996 of Editworks in Atlanta. The Company also acquired Todd-AO Studios West in 1995 and Filmatic in 1996.


RESULTS OF OPERATIONS

    The following discussion provides an analysis of the Company's results of operations and should be read in conjunction with the Consolidated Financial Statements and related notes thereto and the Unaudited Pro Forma Condensed Consolidated Financial Information appearing elsewhere in this Prospectus. The operating results for the periods presented were not significantly affected by inflation.

    The following sets forth, for the periods indicated, certain information relating to the Company's operations expressed as a percentage of the Company's revenues:

                                                                                       NINE MONTHS ENDED
                                                         YEARS ENDED AUGUST 31,             MAY 31,
                                                     -------------------------------  --------------------
                                                       1993       1994       1995       1995       1996
                                                     ---------  ---------  ---------  ---------  ---------
Revenues...........................................      100.0%     100.0%     100.0%     100.0%     100.0%
                                                     ---------  ---------  ---------  ---------  ---------
Costs and expenses:
  Operating costs and other expenses...............       82.6       82.2       79.7       79.2       77.3
  Depreciation and amortization....................        8.8        7.9        7.8        8.1        8.2
  Interest.........................................         --         --        1.2        0.9        1.1
  Equipment lease expense, net.....................         --         --        1.2        1.0        0.9
  Other (income) expense, net......................       (1.7)      (2.3)      (0.6)      (0.6)      (1.1)
                                                     ---------  ---------  ---------  ---------  ---------
    Total costs and expenses.......................       89.7       87.8       89.3       88.6       86.4
                                                     ---------  ---------  ---------  ---------  ---------
Income before loss from joint venture and provision
  for income taxes.................................       10.3       12.2       10.7       11.4       13.6
Loss from joint venture............................       (3.7)      (3.7)      (0.5)      (0.4)      (0.2)
                                                     ---------  ---------  ---------  ---------  ---------
Income before provision for income taxes...........        6.6        8.5       10.2       11.0       13.4
Provision for income tax...........................        2.4        3.1        3.5        3.9        5.0
                                                     ---------  ---------  ---------  ---------  ---------
Net income.........................................        4.2%       5.4%       6.7%       7.1%       8.4%
                                                     ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------

    NINE MONTHS ENDED MAY 31, 1996 COMPARED TO NINE MONTHS ENDED MAY 31, 1995

    Revenues increased $11,015 or 29.7% from $37,125 to $48,140 due primarily to the acquisitions of Todd-AO Studios West in February 1995, Chrysalis in March 1995 and Filmatic in April 1996. The 1996 revenue increases for these new subsidiaries were $4,241, $5,643 and $338, respectively. These increases represent nine months of operations for Todd-AO Studios West and Chrysalis in 1996 versus a partial period in 1995. Two months of Filmatic's operations are included in 1996. The revenue increase for the remaining divisions was $793 or 2.7%.

    Operating costs and other expenses increased $7,826 or 26.6% from $29,405 to $37,231 due primarily to the acquisitions described above. While operating costs and other expenses increased in absolute dollars, they decreased as a percentage of revenue from 79.2% to 77.3%. This reduction was primarily the result of improved profit margins for a full nine month period realized from Todd-AO Studios West and Chrysalis and the consolidation of certain corporate overhead costs associated with these acquisitions.

    Depreciation and amortization increased $953 or 31.6% primarily due to the acquisitions but did not materially change as a percentage of revenue for the comparative periods. Interest expense, equipment lease expense and other income did not materially change in dollars or as a percentage of revenues for the comparative periods.

    As a result of the above, income before taxes increased $2,362 from $4,071 to $6,433 and net income increased $1,443 from $2,619 (7.1% of revenue) to $4,062 (8.4% of revenue).

    FISCAL YEAR ENDED AUGUST 31, 1995 AS COMPARED TO FISCAL YEAR ENDED AUGUST
     31, 1994

    Total revenues increased $17,111 or 52.0% from $32,892 to $50,003. This increase is the result of the organization and acquisition of new operations in fiscal 1994 and 1995.

    Sound studio revenues increased $7,703 due to the acquisition of Skywalker Sound South by Todd-AO Studios West in February 1995. Todd-AO Studios West provides post production sound services for the film and television industries on the westside of Los Angeles. This increase in sound studio revenues was offset by a $3,583 or 10.8% decrease at the Los Angeles and New York studios due to reduced feature film dubbing bookings. These reduced bookings were primarily the result of a threatened strike in Los Angeles which caused scheduling irregularities through December 1994, and a feature film stage which was closed for remodeling through January 1995.

    Video services revenues increased $12,691 due to the inclusion of Todd-AO Video Services ($6,504), Todd-AO Digital Images ("TDI")($1,253) and Chrysalis ($4,934) in fiscal 1995. Todd-AO Video Services, which acquired certain assets and liabilities of Film Video Masters, Inc. on August 30, 1994, provides post production video services to the film and television industries. TDI, which was formed in the latter half of fiscal 1994, provides visual effects services to the same industries. Todd-AO Europe Holding Co. Ltd., a wholly owned subsidiary of the Company, acquired all of the outstanding shares of Chrysalis in March 1995. Both corporations are based in London and organized under the laws of the United Kingdom. Chrysalis specializes in the collation of television programming for satellite broadcast and also provides post production video services.

    Operating costs and other expenses increased $12,846 or 47.5% from $27,021 to $39,867 due primarily to the acquisitions described above. Operating costs and other expenses decreased as a percentage of revenue from 82.2% to 79.7%. This improvement is primarily the result of increased profit margins realized from Todd-AO Studios West and Chrysalis and the consolidation of certain corporate overhead costs associated with the acquisitions.

    Depreciation and amortization increased $1,314 or 50.5% due to the acquisitions described above but did not significantly change as a percentage of revenue between fiscal 1994 and 1995.

    Interest expense increased from $24 in fiscal 1994 to $581 in fiscal 1995 primarily due to institutional borrowings of $7,726 in connection with the acquisition of Chrysalis in March 1995. In fiscal 1995, the Company also incurred equipment lease expense (net of deferred gain on sale of equipment) of $593 in connection with a December 1994 sale/leaseback agreement with its institutional lender.

    Other (income) expense, net declined by $483 in fiscal 1995 primarily due to current year research and development costs and non-recurring severance costs.

    Losses from the Company's entertainment project development joint venture declined from $1,215 (3.7% of revenue) in fiscal 1994 to $249 (0.5% of revenue) in fiscal 1995 due to the termination of the development phase of the venture early in fiscal 1995.

    As a result of the above, income before taxes increased $2,284 from $2,802 to $5,086 and net income increased $1,595 from $1,780 (5.4% of revenue) to $3,375 (6.7% of revenue).

    FISCAL YEAR ENDED AUGUST 31, 1994 AS COMPARED TO FISCAL YEAR ENDED AUGUST
     31, 1993

    Revenues increased $5,490 or 20.0% from $27,402 in 1993 to $32,892 in 1994.
This increase is primarily the result of an increase in the number of feature films serviced due to an increase in feature film product released by the major studios and an increase in aggregate overtime work required for these films. Scoring revenues increased $551 or 33% as the Todd-AO scoring stage completed its second full year of operation. In addition, all other ancillary services experienced revenue increases.

    Operating costs and other expenses increased $4,380 or 19.4% from $22,641 to $27,021 due to the revenue increases described above and a stock appreciation rights provision related to the increase in the Company's stock price. Operating costs and other expenses as a percentage of revenue remained consistent in the two years (82.2% versus 82.6%).

    Depreciation and amortization, while increasing $191 due primarily to equipment additions for Todd-AO Digital Images, a new visual effects facility created during the year, decreased as a percentage of revenue from 8.8% to 7.9%. Other (income) expense, net increased $290 due to realized gains from the sale of certain investments.

    As a result of the above, income before taxes increased $1,001 from $1,801 to $2,802 and net income increased $643 from $1,137 (4.2% of revenue) to $1,780 (5.4% of revenue).

QUARTERLY RESULTS OF OPERATIONS

    The following table presents selected unaudited quarterly financial information for each of the eight quarters ended May 31, 1996, both in dollars and as a percentage of total revenues. In the opinion of the Company's management, this information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the selected quarterly information when read in conjunction with the Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus. The Company has historically experienced, and expects to continue to experience, quarterly fluctuations in operating performance. As a result, the operating results for any quarter are not necessarily indicative of results for any future period or for the full year. In particular, the operating results for the third quarter of fiscal 1995 and the first quarter of fiscal 1996 were favorably impacted by additional revenue due to substantial overtime services provided by the Company for certain major motion picture projects. The Company does not currently anticipate that substantial overtime services will be provided by the Company in the first quarter of fiscal 1997. See "Risk Factors--Fluctuations in Quarterly Results."

                                           1994
                                          FISCAL
                                          QUARTER              1995 FISCAL QUARTERS                  1996 FISCAL QUARTERS
                                                    ------------------------------------------  -------------------------------
                                          FOURTH      FIRST     SECOND      THIRD     FOURTH      FIRST     SECOND      THIRD
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                             (IN THOUSANDS)
CONSOLIDATED INCOME STATEMENT DATA:
Revenues...............................  $   6,892  $   8,778  $  10,057  $  18,290  $  12,878  $  18,140  $  13,199  $  16,801
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Costs and expenses:
  Operating costs and other expenses...      6,934      8,136      8,541     12,872     10,318     13,023     11,256     12,952
  Depreciation and amortization........        715        830        740      1,444        903      1,266      1,322      1,379
  Interest expense.....................         17         46         54        220        261        202        184        145
  Equipment lease expense, net.........         --         --        149        222        222        212        132         71
  Other (income) expense, net..........       (103)      (415)       319       (271)        77        198       (573)      (179)
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total costs and expenses...........      7,563      8,597      9,803     14,487     11,781     14,901     12,321     14,368
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before loss from joint
  venture and provision for income
  taxes................................       (671)       181        254      3,803      1,097      3,239        878      2,433
Loss from joint venture................       (368)       (55)       (54)       (58)       (82)       (55)       (62)        --
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before provision for
  income taxes.........................     (1,039)       126        200      3,745      1,015      3,184        816      2,433
Provision (benefit) for income taxes...       (566)       (50)        86      1,416        259      1,201        309        861
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)......................  $    (473) $     176  $     114  $   2,329  $     756  $   1,983  $     507  $   1,572
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                (EXPRESSED AS A PERCENTAGE OF REVENUES)
Revenues...............................      100.0%     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Costs and expenses:
  Operating costs and other expense....      100.6       92.7       84.9       70.4       80.1       71.8       85.2       77.1
  Depreciation and amortization........       10.4        9.5        7.4        7.9        7.0        7.0       10.0        8.2
  Interest expense.....................        0.2        0.5        0.5        1.2        2.0        1.1        1.4        0.9
  Equipment lease expense, net.........         --         --        1.5        1.2        1.8        1.1        1.0        0.4
  Other (income) expense, net..........       (1.5)      (4.7)       3.2       (1.5)       0.6        1.1       (4.3)      (1.1)
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total costs and expenses...........      109.7       98.0       97.5       79.2       91.5       82.1       93.3       85.5
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before loss from joint
  venture and provision for income
  taxes................................       (9.7)       2.0        2.5       20.8        8.5       17.9        6.7       14.5
Loss from joint venture................       (5.4)      (0.6)      (0.5)      (0.3)      (0.6)      (0.3)      (0.5)        --
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before provision for
  income taxes.........................      (15.1)       1.4        2.0       20.5        7.9       17.6        6.2       14.5
Provision (benefit) for income taxes...        8.2       (0.6)       0.9        7.8        2.0        6.7        2.4        5.1
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)......................       (6.9)%       2.0%       1.1%      12.7%       5.9%      10.9%       3.8%       9.4%
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

LIQUIDITY AND CAPITAL RESOURCES

    In December 1994, the Company signed agreements with its bank to implement the sale/leaseback of certain equipment and a long-term credit facility. An aggregate of $11,218 of sound studio equipment was sold and leased back on December 30, 1994. The sale/leaseback agreement terminates on December 30, 1999. Under the credit facility, including amendments in 1995 and 1996, the Company may borrow up to $20,000 and L5,000 in revolving loans until February 28, 2000. On that date and quarterly thereafter until the expiration of the agreement on November 30, 2003, the revolving loan commitment will reduce by 5% of the original loan commitment. These credit facilities are available for general corporate purposes, capital expenditures and acquisitions. Management believes that funds generated from operations, the proceeds from this offering, the proceeds from the sale/leaseback and the borrowings available under the credit facility will be sufficient to meet the needs of the Company at least through the end of 1997. See "Risk Factors--Future Capital Needs; Uncertainty of Additional Funding."


    In February 1995, the Company used $6,878 of the proceeds from the sale/leaseback agreement to acquire substantially all of the property, equipment and inventory of Skywalker Sound South, renamed Todd-AO Studio West. In March 1995, the Company used $7,726 under the credit facility in connection with the acquisition of Chrysalis. In August 1996, the Company used $4,280 under the credit facility in connection with the acquisition of Editworks. As of August 31, 1996, the Company had $8,630 outstanding under the credit facility.


    The Company expects capital expenditures of approximately $12,000 for its Los Angeles, New York City, Atlanta and London facilities in fiscal 1997. These capital expenditures will be financed by credit facilities and internally generated funds.

                                    BUSINESS

    Todd-AO provides sound, video and ancillary post production and distribution services to the motion picture and television industries in the United States and Europe. The Company believes that it is one of the largest independent providers of combined sound studio and video services in the world, with facilities located in Los Angeles, New York, London and Atlanta. Sound services include music recording, sound editing and enhancement and the mixing of dialogue, music and sound effects. Todd-AO's principal video services include film-to-video transfer (telecine), mastering and duplication of professional videotape formats, transmission for satellite broadcast, videotape editing, audio post production, and visual effects and graphics. Todd-AO provides these sound and video services to over 500 clients, including the major motion picture studios and television production companies such as Disney, Paramount, Turner, Sony, Warner Bros. and Spelling. The Company believes that its principal strengths include the depth and continuity of its creative and artistic talent, the quality and scope of its facilities, a tradition of providing quality services to its clients, and a history of technological innovation. Since its inception in 1952, the Company and its employees have been nominated for 31 Academy Awards-Registered Trademark- and have won 18.

    Demand for the Company's services and facilities is principally derived from the production of new motion pictures, television programs and television commercials, as well as the distribution of previously released motion picture and television programming through distribution channels such as television syndication, home video, cable and satellite. Historically, its clients have outsourced, and are expected by the Company to continue to outsource, many services required for production, post production, and distribution of film and television programming. The Company believes that trends toward digitalization and globalization in the entertainment and media industries are increasing the quality, variety and number of post production services required by customers. The Company believes that the worldwide market penetration of distribution channels such as home video and digital satellite broadcast is contributing to a growing demand for original and reissued programming, American product in particular, which in turn should increase demand for the Company's services.

    The Company's objective is to be the leading worldwide independent provider of sound and video post production services. Since 1994, the Company has implemented a strategy to achieve this objective and to capitalize on the movement towards digitalization and globalization in the motion picture and television industries by expanding its range of services through strategic acquisitions, internal growth and strategic alliances. The Company believes that in the future, U.S. and international entertainment and media companies will demand a broader range of sound and video post production services and are likely to prefer a single-source provider. This strategy was formulated by the Company and is being executed under the leadership of Salah M. Hassanein, who became President in 1994. Mr. Hassanein has spent his entire career in the entertainment and media industry and has garnered significant international experience and mergers and acquisitions expertise with United Artists Theatre Circuit, Inc. and Time Warner International Theatres, where he was responsible for development and expansion of theater operations. To implement its strategy, the Company has assembled a senior management team experienced in the industry.

    The Company entered the video services business in 1994 through its acquisition of Todd-AO Video Services. In 1995, the Company expanded its sound studio business through the acquisition of Todd-AO Studios West with sound studios and facilities located in the West Los Angeles area. Also, in 1995, the Company expanded its operations into Europe through the acquisition of Chrysalis in London, which also augmented the Company's video services capabilities to include the collation of television programming for satellite broadcast. The purchase of Filmatic in 1996 enlarged Todd-AO's video services capabilities in London and added film processing capability. In August 1996, the Company acquired Editworks in Atlanta, which specializes in providing video services to the advertising industry. As a result of these transactions, the Company has expanded its client base, increased its range of services and broadened its global market coverage.

    Largely as a result of efforts implementing its strategy, the Company's annual sales have grown in the past three years at an annual compounded rate of 32% from $27.4 million in fiscal 1993 to $62.9 million in fiscal 1996. Net income has grown in the same period at an annual compounded rate of 62% from $1.14 million in fiscal 1993 to $4.84 million in fiscal 1996.

INDUSTRY OVERVIEW

    Weinstock Media Analysis, in its December 1995 report, estimated the size of the 1994 U.S. audio and video post production services market at $4.8 billion, with average annual revenue growth of approximately 10% projected from 1996 through 1999. Total 1994 U.S. audio and video post production services provided by independent facilities was estimated to be $1.2 billion.

    The creation of feature films and television programs is traditionally divided into distinct but interrelated phases: production, post production, distribution and exhibition. Production is the actual recording of visual images on film or videotape which generally takes place on a physical set or location. Post production has been generally defined as the various activities required to prepare a product for commercial release which occur subsequent to production. Distribution is the process whereby the finished product is delivered, either physically or electronically, to the specific medium which will exhibit the product to the consumer, such as a movie theater, television network, cable channel or prerecorded videotape retailer.

    With the proliferation in the past two decades of entertainment media such as cable, satellite, laser disc, VCRs and DAT machines and the globalization of product distribution, the demarcation points between the four industry phrases have begun to blur. Technological advances in production and post production equipment, especially in the realm of computer technology, have increased the quality, variety and number of video post production services provided to customers. For example, technological innovations in interactive television, digital video compression, computerized video editing equipment, computer generated special effects and graphics, as well as other contemporary post production techniques, have become an integral part of the production of motion pictures, television programs and television commercials. In addition, the after-markets for original programming are growing at such a rapid rate that the scope of post production services now extends far beyond a product's original exhibition.

    Traditionally, American film and television production has been accomplished by outsourcing services to an array of small, talented providers, augmenting studio in-house operations. These businesses are generally specialized and highly fragmented, and often have limited capital resources to cope with ever-changing technological developments. The increasing sophistication and complexity of creating, preparing and distributing programming have prompted some post production service providers to seek both horizontal and vertical business integration as a means of better serving their clients.

    The two principal sources of post production work are new production, which is produced for initial and after-market exhibition, and existing libraries, which are continually reprocessed and reformatted for new markets or media. In the case of new production, a variety of services are generally required. After the picture has been photographed, it is edited using film, videotape and computers. Dialogue is enhanced or replaced, music and special effects are added, and the sound track and picture are synchronized to produce the master video and audio elements or film negative created for a specific market and a specific territory. Throughout the process, electronic images are transferred and copied. The technique of editing and finishing product in a computer environment is becoming the standard procedure for television and feature film production. Subsequent to initial release, programs are often modified and reformatted for use in other markets, media or territories. New languages substituted for the original language and subtitles or closed captioning may have to be added. Different record and playback technologies may be integrated and new versions created to comply with local censorship restrictions. Each of these versions requires the creation of a separate master element.

    The vast program libraries of major U.S. film and television companies provide a major source of ongoing programming. These libraries, which are constantly expanding, must be continually remastered, augmented, restored, converted, reformatted and preserved by post production companies for use or reuse in new or existing markets or media. For example, a vintage television series such as I LOVE LUCY is remastered using the latest digital equipment to enhance the picture and audio quality. It is then formatted for video, pay TV, cable, U.S. television syndication, foreign television syndication, satellite or other uses. The Company believes that, as the worldwide growth in networks and channels accelerates, these libraries will provide much of the distributed programming.

    Potential technological developments which may impact future worldwide product distribution and exhibition are digital television and advanced television systems. Digital television represents the digitization of picture and audio targeted for the new multimedia formats (Digital Video Discs, CD-I, CD-ROM, 3DO, etc.), the Internet, and the interactive television systems being developed by TCI, Bell Atlantic, US West, Hughes DBS and others. Advanced television systems are new high-resolution imaging systems being developed for the exhibition of motion pictures and television programs. To accommodate these new digital systems, the Company believes the industry will require various post production services, which may include compression, digital conversion and remastering.

COMPANY HISTORY

    The Todd-AO Corporation was founded in 1952 by legendary showman, Mike Todd ("Todd"), George Skouras of the Magna Theatre Corporation and Dr. Brian O'Brien of the American Optical Company ("AO") to develop and market a new process in the photography and projection of motion pictures. The new system resulted in a 70mm film format projected on a curved, wide screen with 6-track stereo sound. Rodgers and Hammerstein's OKLAHOMA! was the first feature presentation to be released using the new Todd-AO technology, and received the 1955 Academy Award-Registered Trademark- for Best Sound. The Todd-AO system was recognized with a Scientific Achievement Award from the Academy of Motion Picture Arts and Sciences in 1957.

    Expanding on its successful introduction of 6-channel theatrical sound, the Company focused its efforts on recording sound services and innovative technological advances in the development of the moviegoer's audio experience. Todd-AO continued to flourish in the 1950s and 1960s, with its creative personnel winning several Academy Awards-Registered Trademark- for Best Sound for SOUTH PACIFIC, THE ALAMO, WEST SIDE STORY and THE SOUND OF MUSIC. The 1970s and 1980s brought continued success with Academy Awards-Registered Trademark-for Best Sound for CABARET, THE EXORCIST, E.T.-THE EXTRA-TERRESTRIAL and OUT OF AFRICA.

    In addition to the Company's reputation for excellence in the feature film business, the Company developed a presence in television, providing sound services for a number of prime time TV programs beginning with BURNS AND ALLEN, MR. ED, THE ADDAMS FAMILY, THE BEVERLY HILLBILLIES, PETTICOAT JUNCTION and GREEN ACRES, and which continues today with BEVERLY HILLS 90210, MELROSE PLACE, NEWS RADIO, DANGEROUS MINDS, THE PRETENDER and TRACEY TAKES ON.

    Todd-AO secured its position as the leading independent provider of post production sound services with the 1986 acquisition of Glen Glenn Sound, a pioneer in television sound. In 1951, Glen Glenn teamed with Lucille Ball and Desi Arnaz on an experimental new situation comedy entitled I LOVE LUCY. In return for a reduced rate, Glen Glenn contracted all future sound services for Desilu, Lucy and Desi's production company. I LOVE LUCY established Glen Glenn Sound as a leader in television sound production and the company went on to provide sound services to some of the most memorable shows on television, including THE DICK VAN DYKE SHOW, BONANZA, GUNSMOKE, MAYBERRY RFD, GOMER PYLE, MY THREE SONS, MISSION IMPOSSIBLE, GET SMART and WILD, WILD WEST.

    Glen Glenn Sound was responsible for numerous technical innovations in sound recording, including the development and application of Automated Dialogue Replacement ("ADR") in 1964. First used on the TV series I SPY, ADR is now a standard process for virtually every film and long form television project in the world today. Glen Glenn Sound received Technical Achievement Awards from the Academy of Motion Picture Arts and Sciences in 1974 and 1978.

    A year after the purchase of Glen Glenn Sound, the Company acquired TransAudio in New York, renamed Todd-AO Studios East. This acquisition gave the Company its first geographic presence outside of the Hollywood community and, with the addition of sound stages on the CBS lot in Studio City, California in 1988 and the construction of the Todd-AO scoring stage in 1992, contributed to the Company's revenue growth from approximately $14 million in 1986 to over $32 million by fiscal 1994.

    With the election of Salah M. Hassanein as President in 1994, the Company embarked on a strategy to grow the Company by expanding its service offerings, extending its geographic reach and increasing its customer base through the acquisition and creation of complementary businesses, in part intended to lessen the Company's dependence on the motion picture production cycles. In addition to the knowledge of the Company which he has acquired as a Director since 1962, Mr. Hassanein has extensive international experience in building businesses through acquisitions and internal development. During his tenure at United Artists Theatre Circuit, Inc. and Warner Bros. International Theatres, Mr. Hassanein was responsible for development and expansion of these organizations' theater circuits.

    With the acquisition of Todd-AO Video Services in 1994, the Company entered the video services business. In 1995 and 1996, Todd-AO entered the European market through its London acquisitions of Chrysalis and Filmatic, respectively. These acquisitions not only gave the Company a presence in Europe but also expanded its video services capabilities to include collation of television programming for satellite broadcast and film processing capability. Also in 1996, the Company acquired Editworks which expanded Todd-AO's video services to Atlanta and provided the Company with a presence in the commercial and advertising market.

STRATEGY

    The Company's objective is to be the leading worldwide independent provider of sound and video post production services. Since 1994, the Company has implemented a strategy to achieve this objective and to capitalize on the movement toward digitalization and globalization in the motion picture and television industries by expanding its range of services through strategic acquisitions, internal growth and strategic alliances. The key elements of the Company's strategy are as follows:


    -STRATEGIC ACQUISITIONS. The Company is continually searching for and evaluating possible acquisitions in order to expand its range of services, complement its existing business, extend its geographic reach and increase its customer base. The Company believes that there are significant opportunities in this area due to the historic fragmentation of the post production services business and the current and projected capital requirements all companies must face to support technological change. Since embarking on its diversification strategy, it has been an element of the Company's acquisition strategy to purchase companies where the management of the acquired company can be integrated and Todd-AO, through its increased capital resources and management depth, can improve the performance of the acquired company and/or the Company as a whole.


    With the acquisition of Todd-AO Video Services in 1994, the Company entered the video services business. The acquisition of Todd-AO Studios West in 1995 provided Todd-AO with sound studios and facilities in the West Los Angeles area, a location experiencing rapid growth in the entertainment industry. Todd-AO made its first entry into the European market by acquiring Chrysalis in 1995 while at the same time expanding its video services capabilities to include collation of television programming for satellite broadcast. The purchase of Filmatic in 1996 expanded Todd-AO's video services capabilities in London and added film processing capability. The addition of Editworks in August 1996 expanded Todd-AO's video services to Atlanta and established the Company's presence in the commercial and advertising market. See "Risk Factors - Risks Related to Growth Through Acquisitions."

    Since 1994 the Company has made three acquisitions that it has managed for over a year. The aggregate acquisition price paid for these three companies (including all consideration and the assumption of debt but before additional capital expenditures) was $20.6 million. For the fiscal year ended August 31, 1996, the revenues, EBITDA and profit before taxes for these three companies were $30.9 million, $9.2 million and $5.3 million, respectively. The operating results of these acquisitions may not be sustainable in the future and are not necessarily indicative of the results that may be achieved by the Company's fiscal year 1996 acquisitions of Filmatic and/or Editworks. These three acquisitions are not necessarily indicative of the valuation at which any future acquisition will be made or of the future post-acquisition operating performance of individual acquired companies or of the Company as a whole. See "Unaudited Pro forma Condensed Consolidated Information" and "Risk Factors--Risks Related to Growth Through Acquisitions."


    -INTERNAL GROWTH. The Company seeks to identify and develop additional services that will complement its existing business, to increase the capacity for existing services through capital expenditures and to expand and develop the services offered by acquired businesses. For example, in 1994, Todd-AO established Todd-AO Digital Images to provide computerized visual special effects for motion pictures and television.

    -STRATEGIC ALLIANCES. The Company believes that there may be opportunities to partner with other companies in the industry to achieve business goals that it could not accomplish alone. In 1996, Todd-AO organized a limited liability company with Chace Productions, Inc. to provide sound preservation and other ancillary services. Todd-AO has also entered into a joint venture with United Artists Theatre Circuit, Inc. to create and promote a new film print process, known as Compact Distribution Print, or "CDP". See "Other Services" below.

    The Company's operational philosophy is essential to its long-term success and profitability. This philosophy involves the decentralization of day-to-day operational decision making, while maintaining centralized control of overall strategic vision and strict financial control over capital expenditures. The managers of Todd-AO's divisions and subsidiaries, most of whom have managed their businesses for many years, are given substantial day-to-day operational control of their businesses. In evaluating acquisition candidates, the Company generally gives substantial weight to the quality of existing management and its potential to contribute to the future of Todd-AO both on a divisional and corporate level. The Company is also committed to maintaining its long-standing global reputation for quality, which the Company believes is based principally on the abilities of its key management and creative personnel and their long association with Todd-AO and its customers. From its beginnings in the 1950's, the Company has trained most of its creative and artistic personnel in-house to maintain its quality standards. The Company believes that its long history of quality services and stability greatly enhance its ability to attract customers.

SOUND STUDIO OPERATIONS

    Todd-AO performs post production sound services primarily for theatrical feature films, television series, television specials, movies-of-the-week, trailers and commercials. Sound services include music recording, sound editing and enhancement, mixing of music, sound effects, and dialogue and narration. After picture editing, the soundtrack becomes the primary focus of the production process. Feature film and television producers utilize the Company's studio facilities and highly skilled sound engineers to mix (rerecord) the basic elements of a soundtrack--dialogue (or narration), music ("score") and all other recorded sounds referred to collectively as "sound effects." A number of ancillary services derive from this core activity, including sound effects editing, film-to-tape and tape-to-tape transfers and duplication, automated dialogue replacement ("ADR"), live recorded sound effects ("Foley"), equipment rental, edit room rental and sale of film and tape stock ("rawstock").

    The soundtrack of a major motion picture or television show is broken down into three key elements: dialogue or narration, music and sound effects. The dialogue track is created by production field recording.

This is the on-set recording of the actors, completed in conjunction with the filming. Occasionally, problems will occur during the recording of the production track, ranging from jet noise above a Western set to electrical lighting hum during a close-up. These tracks will be replaced by a sound recording process known as ADR. The actor is brought to a sound stage to redo or "loop" the lines that need replacing. ADR is usually performed after the picture has finished shooting and just prior to the rerecording or the "mix" of the show.

    The music track or score plays a significant role in the creative process. A composer is provided with the edited version of the film and writes music to accompany the picture. It is not uncommon for the Company to have on its scoring stage an orchestra in excess of 100 pieces playing in synchronization with the picture under the guidance of the composer. Such orchestrations, along with "canned" or "library" music, make up the music track for motion pictures today. The music accompanying the picture is used primarily for mood setting, theme and pacing of the film. At Todd-AO, the focus is on the original recording of the orchestra and its subsequent mix into the final soundtrack of the film.

    The sound effects tracks, similar to the dialogue and music tracks, play a significant role in the overall sound of a motion picture. The elements that make up the sound effects tracks come from four primary sources: (i) sound effects recorded during the filming or taping of the production, (ii) original recordings of naturally occurring sounds created by the production mixer or specialist, (iii) sound effects from existing libraries of generic or commonplace sounds, and (iv) a stage recording process referred to as "Foley" during which original effects such as footsteps, body movements, and various customized sounds are recorded live in synchronization with the film or tape.

    Upon completion of all the dialogue, music and effects recording, the materials are edited in total synchronization with the picture. The sound mixing process is generally completed in a large stage atmosphere with three mixers or engineers, one specializing in dialogue, one in effects, the third in music, working in tandem under the film's director. The process is a very creative one and calls for the blending of sounds to support and enhance the visual action on the screen. Upon completion of the mix, an optical negative sound track is shot containing the entire mixed track. This negative element is sent to the film laboratory to be developed. The sound and picture negatives are then printed together to make a composite print. This print is distributed to the theaters for exhibition.

    Currently, the Company offers 26 acoustically designed sound stages equipped with modern sound recording equipment, providing a broad range of sound services for both film and video tape. Todd-AO's scoring stage can accommodate up to 150 musicians for live sound recording. The mixing (rerecording) stages provide premium services including stereo sound in both 35mm and 70mm formats. Each of the Company's major feature stages has the capability to create soundtracks utilizing any of the current digital release formats. In order to emulate the movie theater environment, the Company's film recording stages are of significant size. The Company believes that its scoring stage is one of the largest in the world. In total, the Company has over 69,000 square feet of stage space.

    Todd-AO's facilities are conveniently located and readily accessible to the film making and television community, with locations in Hollywood, the San Fernando Valley, Los Angeles' westside and New York.

    Todd-AO has a long history and tradition of providing quality sound services, starting with the theatrical release of OKLAHOMA! in 1955. Equally important as the Company's technical facilities is the talented staff of associated recording mixers. The Company's mixing teams have won numerous Academy Awards-Registered Trademark- and Emmys, including a Lifetime Achievement Award for Fred Hynes, who was a sound mixer of the Company for over 30 years. This long tradition of sound recording excellence continues today. The Company's employees have received eight Academy Award-Registered Trademark- nominations for Best Sound in the last nine years and two Academy
Awards-Registered Trademark- for Best Sound in the last four years. A list of some of Todd-AO's 1996 credits include: A TIME TO KILL, COURAGE UNDER FIRE, THE CABLE GUY, MISSION IMPOSSIBLE, FLED, and THE CHAMBER.

    The Academy Awards-Registered Trademark- and nominations for Best Sound received by the Company or its creative personnel are described below (with Academy Award-Registered Trademark- winners shown in bold):

  YEAR     MOVIE(S)                            YEAR     MOVIE(S)
---------  --------------------------------  ---------  ---------------------------------------------------
1995       APOLLO 13, Braveheart                  1977  Close Encounters of the Third Kind, Sorcerer
1994       Legends of the Fall                    1976  A Star Is Born
1993       Schindler's List                       1973  THE EXORCIST
1992       LAST OF THE MOHICANS                   1972  CABARET
1990       Dick Tracy                             1965  THE SOUND OF MUSIC
1988       Who Framed Roger Rabbit                1963  Cleopatra
1987       Empire of the Sun                      1961  WEST SIDE STORY
1985       OUT OF AFRICA                          1960  THE ALAMO
1982       E.T. - THE EXTRA-TERRESTRIAL           1959  Porgy and Bess
1979       1941                                   1958  SOUTH PACIFIC
1978       Hooper                                 1955  OKLAHOMA!

    Other Academy Awards-Registered Trademark- received:

  YEAR     ACCOMPLISHMENT
---------  ---------------------------------------------------------------------
1995       Scientific/Technical Achievement Award
1994       Scientific/Technical Achievement Award
1987       Gordon E. Sawyer Lifetime Achievement Award (Fred Hynes)
1980       Honorary Award (Fred Hynes)
1973       Scientific/Technical Achievement Award
1968       Scientific/Technical Achievement Award
1957       Scientific/Technical Achievement Award

    Todd AO's customer base for sound services has two components, feature film and television. The majority of Todd-AO's customers for feature films are independent production companies or studio in-house producers, each of whom distribute their product through one of the seven major studios-- Paramount, Warner Bros., Sony(Tri-Star Pictures, Inc./Columbia Pictures), Disney, Universal Pictures (Universal), Twentieth Century Fox Film Corp. (Fox), and Metro-Goldwyn-Mayer, Inc. (MGM). The major studios provide the majority of Todd-AO's work. Approximately 75% of the Company's feature film work results from relationships with creative personnel. Often, a director, producer, or film editor will request a specific mixer or sound supervisor to work on his or her film. The remaining 25% of feature film work results from overflow from the major studios when they are unable to service their product in-house. Paramount has been the Company's largest supplier of product over the past three years. However, any one of the major studios may be the largest customer for a particular year based upon the number of films completed for that studio. Todd-AO prices and bills each feature film on an hourly or daily basis, charging for actual services rendered and time expended. Todd-AO's pricing varies for each project depending on the required personnel and facilities.

    The client base for television services is much more diverse. Todd-AO's major television clients include Spelling, MTM Entertainment, Inc. (MTM), DreamWorks SKG and Home Box Office, Inc. (HBO). Television pricing is generally based on a full complement of services. Movies-of-the-week, one hour dramas and half hour comedies are all priced and billed on a per show or episode basis.

VIDEO SERVICES

    Todd-AO, through its various subsidiaries and divisions in Los Angeles, New York, London and Atlanta, provides video services (electronic post production services) principally to the worldwide motion picture, television, home video and advertising industries. Video post production is provided by skilled technicians using sophisticated electronic equipment and computers to process images and sound from film, videotape and computers onto a master element from which distribution and broadcast materials are created for worldwide markets. These markets include theatrical releases, home video, cable, pay television, syndication, network, satellite, multimedia and advertising. Todd-AO provides its video services to over 150 customers including the major motion picture and television studios, independent producers, advertising agencies, television networks, cable program suppliers and television program syndicators. Projects on which the Company has performed video services in the past 12 months include: A FEW GOOD MEN, SENSE AND SENSIBILITY, THE INDIAN IN THE CUPBOARD, REMAINS OF THE DAY, THE AMERICAN PRESIDENT, SISTER ACT II, MUCH ADO ABOUT NOTHING, THE JOY LUCK CLUB, PHILADELPHIA, LIKE WATER FOR CHOCOLATE, PULP FICTION, THE NET and FORREST GUMP. In fiscal year 1995 and 1996, revenues from video serices represented 26% and 33%, respectively, of the Company's total consolidated revenues.


    Todd-AO's principal video and related services are as follows:

    -FILM-TO-VIDEO TRANSFER (TELECINE). All feature films and most television programming and advertising are produced on film but viewed (except in movie theaters) on an electronic medium such as a television screen. Todd-AO transfers the film to a video master in a frame-by-frame process in which skilled personnel use specialized equipment to accurately render the proper tone, color and lighting from the film original to the video master.

    -MASTERING AND DUPLICATION OF PROFESSIONAL FORMAT VIDEOTAPE. Todd-AO receives original master elements from a program provider such as a motion picture, television, commercial production, or home video company and duplicates the master for broadcast use in a variety of professional formats. Duplicates are used by television stations, home video duplicators, cable systems operators, cable program suppliers, TV networks, pay-per-view and satellite distribution companies to exhibit programs and commercials. Airlines use duplicates to exhibit in-flight movies.

    -TRANSMISSION. Chrysalis transmits television channels for satellite and cable broadcasters by providing services to generate video and audio signals which are passed on to the uplink provider for distribution by satellite. Clients provide details of each program and its exact duration. Each day, the client supplies a computerized playlist detailing the next 24 hours of network programming. This playlist is input into dedicated technology which consecutively plays each program at the correct time, thereby creating the continuous network output. To provide such transmission services (often on a 24 hours a day, 7 days a week basis), Chrysalis provides the technology, operational staff, physical library, database services, engineering support and emergency power (in case of electrical failure).

    -VIDEOTAPE EDITING. Editing entails the electronic transfer of video or audio information from one or more sources to a new master element. Editing is a highly creative service with individual editors often attaining star status and receiving screen credits.

    -AUDIO POST PRODUCTION. The Company provides services referred to as audio layback and audio augmentation. Layback is the process by which the sound and picture are synchronized and is frequently provided with telecine. The final soundtracks for feature films often include foreign languages for international release and are usually prepared separately for synchronization to match the various versions of the picture. Audio augmentation or "sweetening" is the process used to restore or modify existing sound or create new sound. Sweetening allows for the addition of music or sound effects, and eliminates unwanted portions of previously recorded sound.

    -VISUAL EFFECTS AND GRAPHICS. The Company provides visual effects and graphics services using modern computer imaging systems such as Silicon Graphics workstations. Visual effects for motion pictures and television include anything from a simple "fade to black" to the intricate "special effects" common in today's feature films. Graphic services entail the creating and melding of computer-generated images, video and audio, into programming, including commercial advertising, television music videos, and corporate video.

    -BROADCAST STANDARDS CONVERSION. Several technically incompatible video standards for broadcasting are in use throughout the world. The Company converts feature films and television programs to or from any global standard, depending on the intended market.

    -CLOSED CAPTIONING/SUBTITLING. The vast majority of programming is closed captioned (for the hearing impaired) or subtitled for foreign languages. The Company electronically applies captions and subtitles onto the program.

    -PRODUCT EVALUATION/QUALITY ASSURANCE. The Company provides comprehensive evaluation and quality control for video and audio products. Todd-AO has consulted with several of the major entertainment and equipment manufacturing companies to develop post production specifications, equipment and processes.

    -VAULTING/STORAGE. Todd-AO provides storage for up to 100,000 units in its environmentally controlled and secured vaults. The Company also offers database and tracking services, 24-hour shipping and delivery services and element disposal.

    Todd-AO's ten largest video service customers account for over 75% of the division's total revenues.

    Except in connection with transmission services, long-term or exclusive contracts with customers are unusual in the post production industry. Customers generally do not make arrangements with the Company until shortly before its facilities and services are required. While Todd-AO does not ordinarily have long-term arrangements with customers, it may commit specific facilities, e.g., telecine suites, to certain major customers for specified periods of time. Typically, these customers do not have an obligation to pay for the facilities unless they are utilized. However, major customers typically inform the Company of their expected needs and receive pricing based on anticipated volumes. Transmission services, which are highly specialized and capital intensive, are generally provided to customers under contracts of two to three years in length.

    Video services provided for production of film and television programming are generally priced on an hourly basis, and services provided for distribution are generally priced on a per product basis. A majority of the Company's business is priced on an hourly basis.

OTHER SERVICES


    -PRESERVATION. Todd-AO has organized a limited liability company with Chace Productions, Inc. for the protection, preservation, storage and retrieval of motion picture and television sound tracks. Todd-AO/ Chace Preservation Services LLC plans to be a vertically integrated company, providing a full range of sound preservation, media management services including data collection, transfer, protection and hierarchical storage. In addition to sound track preservation, Todd-AO/Chace intends to provide complete library services. These may include client/server access, cataloguing, data base creation and entry, custom transfer services and audition libraries.


    -FILM PROCESSING. Filmatic provides film laboratory services including film developing, printing, cleaning and negative film cutting. Established in 1935, Filmatic is widely considered to be one of England's premier specialty film laboratories, providing its services to over 1,000 customers, including colleges, universities, corporate and training companies, film and video libraries, independent production companies and broadcast television. Currently, the British Broadcasting Corp represents 20% of Filmatic's business.

    -COMPACT DISTRIBUTION PRINT. CDP Limited Liability Company, a joint venture of Todd-AO and United Artists Theatre Circuit, Inc., has created a new print process, known as Compact Distribution Print or CDP. The CDP process reduces the length of feature release prints without affecting picture or sound quality by eliminating 37% of interframe waste in standard prints, an inefficiency which has existed since the 1950s. In addition to potential savings realized from reduced film stock footage and developing costs, a compact print can generally be distributed on a single reel, thereby reducing shipping and handling costs. Opportunities for the implementation of CDP are currently being explored. The limited liability company has received no firm commitments for the application of CDP, and there are no assurances that film distributors will choose to implement CDP.


SALES AND MARKETING

    Todd-AO has traditionally obtained new business based on its long history of reliable delivery of quality services and its relationships with the motion picture studios, many of which are its major clients. The Company receives new projects based on the desire of creative personnel to work with Todd-AO's skilled technicians and artists and from the clients' need for a reliable provider of quality services. Studio sound services are generally ordered on an individual project basis, with the production company booking studio time and often specifying the sound mixers with whom it wishes to work.

    With its entry into the video services business, the Company has attempted to expand its relationships with the major studios to become a corporate strategic partner, rather than simply a project vendor. The Company believes that it has the expertise and management skills to address the needs of its customers on a full service basis, not just on specific projects, and to offer new services and to expand into new markets and territories in response to its customers needs.

COMPETITION

    The Company encounters intense competition in each of the markets that it serves. The Company competes on the basis of quality, service, capacity, technical capability and price. Although price is an important competitive factor, the lowest price is seldom the sole determining factor. The cost of the Company's services is generally low in relation to the overall budget or anticipated revenues of the project. Quality, capacity and service remain the critical competitive factors in providing post production services.

    The Company's sound studio operations compete in both the feature film and television markets. In the film market, competition for sound services is predominantly driven by the skill and creativity of sound mixers. The Company does not believe that it has a major independent competitor for feature films in the Los Angeles marketplace. However, on a wider basis, LucasFilm in Marin County, California, Sound One in New York and certain London post production sound facilities compete with the Company for motion picture studio clientele. In the television market, the competition is intense and television pricing is constantly under pressure. In addition to competing with the major studios, the Company also competes with a wide array of independent post production sound facilities. The Company believes that its major competitors are Larson Sound, Four Media Company ("4MC"), West Productions, Echo Sound and Digital Sound and Picture.

    With respect to video services, a variety of other companies offer special effects, post production video and transmission services similar to those provided by Todd-AO. Many of these competitors are larger and have greater financial resources than the Company. Competition for video services within a geographical region tends to be highly fragmented with a few larger full service companies and numerous small firms specializing in only one or two services. Most small operations are centered around key personnel who serve one or two clients based on long-standing relationships.

    The Company believes its major direct competitors in the Los Angeles market for distribution, telecine and professional duplication work are 4MC, Modern Videofilm, Vidfilm, Fototronics and All Post. These companies all currently provide a significantly larger and more complete array of services and facilities than Todd-AO.

    The Company believes its major direct competition in the London market for transmission are Molinare, Oasis, Telecine and TVP. All provide a mixture of services for both large and small media clients across the broadcast sector, and are conveniently located in the prime vendor area in London's Soho district, close to many of the customers' offices. The Company believes its major competition in the London market for film laboratory services are Rank, Technicolor, Metrocolor, Soho Images, Colour Film Services and Buck Laboratories. The Company believes its major direct competition in the Atlanta market for editing and graphics are Crawford Communications, Inc., Video Tape Associates, Inc. ("VTA") and Peachtree Post. Crawford Communications and VTA are both considerably larger and currently offer a more complete array of services and facilities than does Editworks.

PROPERTIES

    Sound studio operations are conducted in various owned, leased or licensed premises in the Los Angeles area, New York City, Atlanta and London. The Company's facilities are adequate to support its anticipated business.

    The Company owns approximately 147,000 sq. ft. of building space in Los Angeles. In addition, approximately 127,000 sq. ft. of building space are subject to lease or license agreements. In London, Todd-AO owns the underlying freehold of 17,600 sq. ft. of building space. It leases this area to a third party under a lease agreement which expires in December 2042 and subleases the same area from its tenant under a lease agreement which expires in March 2008. Todd-AO also leases an additional 3,500 sq. ft. of its owned London property to a third party under a lease agreement which expires in June 2009. The Company also owns two undeveloped parcels of land in Killeen, Texas.

    The Company's Los Angeles sound studio facilities include premises licensed from Radford Studio Center under agreements expiring in 2003, each of which can be extended for an additional five years at the Company's option. The New York sound studio facilities operate under a lease agreement which expires in December 2002 and which can be extended for an additional eight years at the Company's option. The New York lease agreement can be terminated by the Company at any time upon six months' written notice to the landlord.

    The Company's Los Angeles post production video service facility operates under a lease agreement for approximately 20,000 square feet which expires in August 1999 and which can be extended for two additional five-year terms or terminated on 90 days' written notice at the Company's option.


    The newly acquired Atlanta post production facility operates under a lease agreement for approximately 12,600 square feet which expires in December 2001 and which can be extended for two additional five-year terms.


EMPLOYEES

    Todd-AO employs approximately 500 employees, some on a project-by-project basis. The Company has employment agreements with 60 of its key management, creative and technical personnel. The Company's sound studio creative and technical personnel are subject to a collective bargaining agreement with the International Association of Theatrical and Stage Employees. The Company has never experienced a work stoppage and considers relations with its employees to be excellent.

LEGAL PROCEEDINGS

    The Company is involved in litigation and similar claims incidental to the conduct of its business. None of the pending actions is likely to have a material adverse impact on the Company's financial statements.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company are as follows:

NAME                                       AGE*                             POSITION WITH COMPANY
--------------------------------------     -----     -------------------------------------------------------------------
Salah M. Hassanein (1)................          75   President, Chief Executive Officer and Director
Silas R. Cross........................          57   Vice President, Treasurer and Assistant Secretary
Clay M. Davis.........................          50   Vice President
J.R. DeLang...........................          40   Senior Vice President and Director
Graham Hall...........................          38   Managing Director of Chrysalis/Todd-AO Europe, Ltd.
Coburn T. Haskell.....................          44   Vice President and Controller
Richard C. Hassanein..................          45   Vice President and Director
Christopher D. Jenkins................          41   Senior Vice President and Director
Dan Malstrom..........................          45   Secretary
Marshall Naify (1)....................          76   Co-Chairman of the Board of Directors
Robert A. Naify (1)...................          74   Co-Chairman of the Board of Directors
Richard O'Hare........................          43   President of Todd-AO Video Services
A.C. Childhouse (2)...................          86   Director
David Haas............................          55   Director
Herbert L. Hutner (2).................          87   Director
Robert I. Knudson.....................          71   Director
Michael S. Naify......................          34   Director
A. Frank Pierce.......................          66   Director
Zelbie Trogden (2)....................          60   Director

------------------------

*   As of October 1, 1996.

(1) Member of the Executive Committee.

(2) Member of the Audit and Compensation Committee.

    Certain officers and directors of the Company were formerly associated in various capacities with United Artists Communications, Inc. ("UACI"), now known as United Artists Theatre Circuit, Inc., a motion picture theater company. UACI owned approximately 85% of the Company's common stock until 1986.

    Salah M. Hassanein was elected as a Director in 1962. In July 1996, Mr. Hassanein was appointed the President and Chief Executive Officer of the Company. From 1994 to 1996, he served as President and Chief Operating Officer. Prior to 1994, Mr. Hassanein was the Company's Senior Executive Vice President. Mr. Hassanein also served as President of Warner Bros. International Theatres Co. from 1988 to June 30, 1994, and is presently a consultant to Warner Bros. Mr. Hassanein previously served as Executive Vice President of UACI and President and director of United Artists Eastern Theatres, Inc. Mr. Hassanein is a principal of SMH Entertainment, Inc. and a director of Software Technologies Corporation.

    Silas R. Cross became Vice President and Controller of the Company in 1988. In 1995, he was appointed Treasurer and Assistant Secretary. Mr. Cross previously served as Assistant Treasurer of UACI, and has served the Company in various capacities since 1965.

    Clay M. Davis was appointed a Vice President of the Company in 1996. Mr. Davis previously served as Vice President of Engineering of the Todd-AO Studios since 1989.

    J.R. DeLang was elected a Director in 1993. He has been the Senior Vice President of the Company and the Executive Vice President of the Company's Todd-AO Studios division since 1993. Mr. DeLang previously served as Vice President of Sales and Marketing of Todd-AO Studios from 1988 to 1993 and Director of Sales and Marketing from 1987 to 1988.

    Graham Hall was appointed Managing Director of Chrysalis in March 1990. From 1982 to 1990, Mr. Hall was employed by Rank Video Services where he held various engineering positions, ultimately advancing to Technical Development Manager.

    Coburn T. Haskell has served as Vice President and as Controller of the Company since 1995. Prior thereto, he served as Controller of Todd-AO Studios from 1994 to 1995. Mr. Haskell joined the Company in 1990 as Assistant Controller of Todd-AO Studios, having received his CPA certification while employed by KPMG Peat Marwick from 1988 to 1990. Previously, Mr. Haskell was Controller of American Fiber Optics Corporation.

    Richard C. Hassanein has served as Vice President of the Company and Director since 1993 and served as Executive Vice President of the Company's subsidiary, Todd-AO Studios West, since 1995. Previously, he served as Executive Vice President of the Company's subsidiary, Todd-AO Studios East, from 1991 to 1995. Prior to 1991, Mr. Hassanein was an independent representative for film and television producers. Previously, he was President of United Film Distribution Co., Inc. Mr. Hassanein is the son of Salah M. Hassanein.

    Christopher D. Jenkins has been a Senior Vice President and Director of the Company since 1987. He was appointed President of Todd-AO Studios in 1990 and served as Vice President from 1987 to 1990. Mr. Jenkins is currently a lead sound mixer for the Company, and has won two Academy
Awards-Registered Trademark- for sound.

    Dan Malstrom is an attorney in private practice and has served as the Company Secretary since 1987.

    Marshall Naify was elected a Director in 1964, and currently serves as Co-Chairman of the Board. He served as Chairman of the Board during the period of 1990 until July 1996. From 1995 until July 1996, he also served as Co-Chief Executive Officer. Mr. Naify previously served as Chairman of the Board and Co-Chief Executive Officer of UACI. Mr. Naify is an investor. He is the brother of Robert A. Naify.

    Robert A. Naify was elected a Director in 1959 and currently serves as Co-Chairman of the Board. Mr. Naify served as Co-Chairman and Co-Chief Executive Officer from 1995 until July 1996. He previously served as President and Chief Executive Officer during the period of 1990 until 1994. Mr. Naify also served as President and Co-Chief Executive Officer of UACI. Mr. Naify is an investor and is a director of Tele-Communications, Inc. He is the brother of Marshall Naify.

    Richard O'Hare has served as President of Todd-AO Video Services since 1994 and previously served as the President of Film Video Masters, its predecessor, from 1988 until its acquisition by the Company in 1994. Previously, Mr. O'Hare was Vice President of Twentieth Century Fox Film Corporation.

    A.C. Childhouse was elected a Director in 1964. He previously served as a Senior Vice President and Director of UACI. Mr. Childhouse is an investor.

    David Haas was elected a Director in October 1996. Mr. Haas has been a financial consultant since 1995, and has assisted clients in the negotiation and structuring of acquisitions. From 1990 to 1994, Mr. Haas served as Senior Vice President and Controller of Time Warner Inc.

    Herbert L. Hutner was elected as a Director in 1987. He is an investor and a financial consultant.

    Robert I. Knudson was elected as a Director in 1983, and currently serves as a consultant to the Company. He was previously an Executive Vice President of the Company and served as President of Todd-AO Studios from 1981 until 1990. During his tenure as a lead sound mixer for the Company, Mr. Knudson won three Academy Awards-Registered Trademark- for sound.

    Michael S. Naify was elected a Director in 1993. He was previously Vice President of the Company, serving in that capacity from 1993 to 1994. He is the son of Marshall Naify.

    A. Frank Pierce was elected as a Director in October 1996. Mr. Pierce currently acts as an international consultant providing services related to motion picture distribution. From January 1993 to June 1996, Mr. Pierce served as Senior Vice President of Europe Theatrical Distribution for Time Warner Entertainment. From 1972 to 1993, he served as Vice President of Europe Theatrical Distribution for Time Warner Entertainment. From 1955 to 1972, Mr. Pierce served in numerous international positions within the motion picture industry including Managing Director of Italy for Paramount Pictures International and management positions in four Latin American countries for Columbia Pictures International.

    Zelbie Trogden was elected a Director in 1994. He has been a financial consultant and a director of Citadel Holding Corporation and Fidelity Federal Bank since 1993. Prior thereto, he held various executive positions with Bank of America and Security Pacific National Bank from 1960 to 1993.

COMMITTEES OF THE BOARD

    The Company has an Executive Committee composed of Messrs. Salah Hassanein, Marshall Naify and Robert A. Naify. The functions of the Executive Committee include acting on matters which by reason of time limitations cannot be acted upon by the Board of Directors and studying matters which are anticipated to be considered by the Board in the future.

    The Company also has Compensation and Audit Committees, each consisting of Messrs Childhouse, Hutner and Trogden. The principal functions of the Compensation Committees are to review and make recommendations to the Board of Directors concerning executive compensation. The Audit Committee makes recommendations to the Board concerning the engagement of independent auditors, reviews the auditing engagement, its results and the Company's internal accounting controls, and directs investigations into matters within the scope of its functions. A Committee consisting of Messrs. Childhouse and Hutner administers the Company's Stock Option Plans.

EXECUTIVE COMPENSATION

    All applicable share and per share data for periods included in the compensation tables set forth below have been adjusted to retroactively reflect a 10% stock dividend paid on September 29, 1995.

    SUMMARY COMPENSATION TABLE. Directors receive no cash compensation for their services as directors. The following table shows, for the years ended August 31, 1996, 1995 and 1994 all forms of compensation for the Chief Executive Officer and each of the most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 for the year ended August 31, 1996.

                                                                                         LONG-TERM
                                                                                       COMPENSATION
                                                                                      ---------------
                                                           ANNUAL COMPENSATION(1)         NO. OF
                                                         ---------------------------    SECURITIES
                                                           FISCAL                       UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION                                 YEAR        SALARY ($)        OPTIONS      COMPENSATION($)
-------------------------------------------------------  -----------  --------------  ---------------  ----------------
Salah M. Hassanein                                             1996   $   100,000(2)            --      $        --
 President and Chief Executive Officer                         1995       100,001(2)        66,000               --
 The Todd-AO Corporation                                       1994       100,000(2)       110,000               --
J.R. DeLang                                                    1996       335,442               --           15,000(3)
 Executive Vice-President                                      1995       293,942               --           19,168(3)
 Todd-AO Studios                                               1994       203,876               --            3,073(3)
Christopher D. Jenkins                                         1996       575,631(4)            --            3,460(4)
 President                                                     1995       465,981(4)            --            3,385(4)
 Todd-AO Studios                                               1994       471,920(4)            --            4,146(4)
Clay M. Davis                                                  1996       176,546               --            3,460(5)
 Vice President                                                1995       151,575           16,500            3,385(5)
 Todd-AO Studios                                               1994       151,231               --            3,385(5)
Richard O'Hare                                                 1996       173,695               --           17,228(6)
 President Todd-AO Video Services                              1995       176,491           11,000               --
                                                               1994            --               --               --

                                                   (FOOTNOTES ON FOLLOWING PAGE)

------------------------

(1) The columns for "Bonus" and "Other Annual Compensation" have been omitted because there is no compensation required to be reported in such columns. The aggregate amount of perquisites and other personal benefits provided to each officer listed above is less than 10% of the total annual salary of such officer.

(2) Amounts shown as salary include professional fees of $80,000 for 1996, 1995 and 1994.

(3) Amounts shown as "All Other Compensation" represent contributions made by the Company to its 401(k) Plan for 1996 and 1995 and under a collective bargaining agreement to the Motion Picture Industry Pension Plan for 1994 on Mr. DeLang's behalf.


(4) Amounts shown as salary include compensation of $475,631, $365,981 and $388,586 for 1996, 1995 and 1994, respectively, attributable to services as a sound mixer. Amounts shown as "All Other Compensation" represent contributions made by the Company under a collective bargaining agreement to the Motion Picture Industry Pension Plan on Mr. Jenkins' behalf.


(5) Amounts shown as "All Other Compensation" represent contributions made by the Company under a collective bargaining agreement to the Motion Picture Industry Pension Plan on Mr. Davis' behalf.

(6) Amounts shown as "All Other Compensation" represent contributions made by the Company to its 401(k) Plan on Mr. O'Hare's behalf.

    OPTION EXERCISES AND VALUE TABLE. No stock options were granted by the Company during the fiscal year ended August 31, 1996 to the executive officers named in the Summary Compensation Table. The following table shows each exercise of stock options during the fiscal year ended August 31, 1996 by each of the executive officers named in the Summary Compensation Table, together with respective aggregate values of unexercised options as at August 31, 1996.

                                                                   NUMBER OF              VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                                                 VALUE         AT AUGUST 31, 1996          AT AUGUST 31, 1996
                             SHARES ACQUIRED   REALIZED    --------------------------  --------------------------
NAME                         ON EXERCISE (#)      ($)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
---------------------------  ---------------  -----------  -----------  -------------  -----------  -------------
Salah M. Hassanein.........        --             --          110,000         66,000    $ 924,880    $   626,208
J.R. DeLang................        --             --           52,800         13,200      463,331        105,930
Christopher D. Jenkins.....        --             --           59,400          6,000      524,964         52,965
Clay M. Davis..............        --             --           20,900          6,600      195,569         52,965
Rick O'Hare................        --             --            6,600          4,400       50,741         33,827

EMPLOYMENT AGREEMENTS

    The Company has employment agreements with Messrs. Jenkins, DeLang and O'Hare. Under Mr. Jenkins' agreement (expiring December 31, 2000), compensation for sound mixing services is paid on an hourly basis at four times the minimum supervisor union rate. Mr. Jenkins receives an additional $100,000 per year for management and administrative services. The agreement with Mr. DeLang (expiring September 30, 1997) provides for a salary of $285,000 for the twelve months ending September 30, 1995, $300,000 for the twelve months ending September 30, 1996 and $320,000 for the twelve months ending September 30, 1997. Mr. O'Hare's agreement (expiring August 31, 1997) provides for a salary of $153,016, $168,000 and $203,000 for the twelve months ending August 31, 1995, 1996, and 1997, respectively.

    None of the foregoing agreements include any termination or change-in-control payments. The Company's stock option plans provide that the unvested portion of the awards will become vested and exercisable in connection with a change-in-control.

STOCK OPTIONS

    The Company presently has three stock option plans (the 1986 Stock Option Plan, the 1994 Stock Option Plan and the 1995 Stock Option Plan). All plans relate solely to shares of Class A Common Stock.

    1986 STOCK OPTION PLAN

    The Company's 1986 Stock Option Plan (the "1986 Plan") was approved by the shareholders in July 1987. The 1986 Plan provides for the grant of incentive stock options (at not less than 100% of fair market value on the date of the grant), non-qualified stock options (at not less than 85% of fair market value on the date of the grant) or a combination thereof. An aggregate of 660,000 shares of Class A Common Stock was originally reserved for issuance under the 1986 Plan, which is administered by the Stock Option Committee of the Board of Directors. Options to purchase an aggregate of 290,735 shares were outstanding under the 1986 Plan at August 31, 1996 as incentive and non-qualified options at exercise prices ranging from $2.03 to $5.06 per share. On February 7, 1995, the shareholders approved an extension of the termination date of the 1986 Plan until August 31, 2004 with respect to options for an aggregate of 213,675 shares granted on September 26, 1994. Nonqualified options to purchase an aggregate of 163,560 shares are fully vested and were scheduled to expire on August 31, 1996. The termination date of the 1986 Plan with respect to these options was extended as to 50% of the shares, until August 31, 1997 and, as to the remaining 50% of the shares, August 31, 1998, by the shareholders at the annual meeting held on March 27, 1996.

    1994 STOCK OPTION PLAN

    The Company's 1994 Stock Option Plan (the "1994 Plan") was approved by the shareholders in August 1994. The 1994 Plan provides for the grant of incentive stock options (at not less than 100% of fair market value on the date of the grant), non-qualified stock options (at not less than 85% of fair market value on the date of the grant) or a combination thereof. An aggregate of 330,000 shares has been reserved for issuance under the 1994 Plan. All of those shares have been awarded to Salah Hassanein (at an exercise price of $3.26 per share) and Marshall Naify and Robert A. Naify (at an exercise price of $3.59 per share) as incentive options to purchase 110,000 shares of Class A Common Stock each. The options vest over a five-year period commencing on September 1, 1994 and once vested terminate on August 31, 2003 (in the case of Mr. Hassanein) and June 23, 1999 (in the case of Messrs. Marshall Naify and Robert Naify). As of August 31, 1996, there were no options available for grant under the 1994 Plan and absent forfeitures, it is not expected that any additional options will be awarded. The 1994 Plan is administered by the Stock Option Committee.

    1995 STOCK OPTION PLAN

    The Company's 1995 Stock Option Plan (the "1995 Plan") was approved by the shareholders in February 1995. The 1995 Plan provides for the grant of incentive stock options (at not less than 100% of fair market value on the date of the grant), non-qualified stock options (at not less than 85% of fair market value on the date of the grant) or a combination thereof. An aggregate of 770,000 shares is reserved for issuance under the 1995 Plan. Options to purchase an aggregate of 387,910 shares were outstanding under the 1995 Plan at August 31, 1996 as incentive and non-qualified options at exercise prices ranging from $4.50 to $7.125 per share. The options vest over a five year period commencing on or near the date of grant and once vested terminate on August 31, 2004. As of August 31, 1996, there were 337,390 shares available for future grant of options under the 1995 Plan. The 1995 Plan is administered by the Stock Option Committee.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth information with respect to the beneficial ownership of the Company's outstanding Common Stock as of August 31, 1996 by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director or executive officer of the Company who beneficially owns any shares, and (iii) all directors and executive officers of the Company as a group. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of Common Stock owned by them, except to the extent such power may be shared with a spouse.

                                        NUMBER OF SHARES BENEFICIALLY  PERCENT BEFORE OFFERING    PERCENT AFTER OFFERING
                                                    OWNED                        (2)                       (2)
                                        -----------------------------  ------------------------  ------------------------
NAME(1)                                      CLASS A        CLASS B      CLASS A      CLASS B      CLASS A      CLASS B
--------------------------------------  -----------------  ----------  -----------  -----------  -----------  -----------
A.C. Childhouse.......................       41,087                --        .63%          --%         .45%          --%
Clay M. Davis.........................       20,900(3)             --        .32           --          .23           --
J.R. DeLang...........................       52,800(3)             --        .80           --          .58           --
Heine Securities Corporation(4).......      652,442                --       9.95           --         7.20           --
Richard C. Hassanein..................       15,400(3)             --        .23           --          .17           --
Salah M. Hassanein....................      517,143(3)             --       7.76           --         5.64           --
Herbert L. Hutner.....................       19,210                --        .29           --          .21           --
Christopher D. Jenkins................       59,400(3)             --        .90           --          .65           --
Robert I. Knudson.....................       72,789(3)             --       1.10           --          .80           --
Marshall Naify(7).....................    1,138,369 (3)(5     678,839      17.23        38.85        12.50        38.85
Michael S. Naify(7)...................       72,834                --       1.11           --          .80           --
Robert A. Naify(7)....................    1,065,914 (3)(6     906,290      16.14        51.87        11.71        51.87
Other Naify Interests(7)..............      775,855           118,510      11.84         6.78         8.57         6.79
Zelbie Trogden........................        4,400(3)             --        .07           --          .05           --
All directors and current executive
 officers as a group (18 persons).....    3,108,346(3)      1,585,129      47.01        90.72        34.11        90.72

------------------------

(1) The address of each of the beneficial owners identified is 172 Golden Gate Avenue, San Francisco, California 94102, except for Heine Securities Corporation whose address is 51 JFK Parkway, Short Hills, New Jersey 07078.

(2) Based on 6,555,640 shares of Class A Common Stock and 1,747,181 shares of Class B Common Stock outstanding at August 31, 1996 and 9,055,640 shares of Class A Common Stock after consummation of this offering. Pursuant to the rules of the Commission, certain shares of Common Stock which a person has the right to acquire within 60 days of the date hereof pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3) Includes options exercisable within 60 days by Messrs. Davis, DeLang, R. Hassanein, S.M. Hassanein, Jenkins, Knudson, M. Naify, R.A. Naify, Trogden, and all directors and current executive officers as a group to purchase, respectively, 20,900, 52,800, 14,300, 110,000, 59,400, 40,700, 50,050,
    50,050, 4,400 and 421,300 shares of Class A Common Stock.

(4) Schedule 13G filed on February 10, 1996 by Heine Securities Corporation and Michael F. Price indicates that Heine Securities Corporation has sole investment discretion and voting authority with respect to the shares of Class A Common Stock, which are legally owned by one or more of its investment advisory clients.
                                              (FOOTNOTES CONTINUED ON NEXT PAGE)

(5) Includes 98,067 Class A shares held in the name of Marshall Naify as trustee for one of his children and 30,166 shares of Class A Common Stock held by a trust for which Mr. Naify is both trustee and beneficiary. Excludes 106,092 shares of Class A Common Stock held by an independent trustee for the benefit of three of Mr. Naify's children. Mr. Naify disclaims beneficial ownership of the shares held by the independent trustee.

(6) Excludes 461,473 shares of Class A Common Stock held of record or beneficially by Mr. Naify's adult children and grandchildren as to which he disclaims beneficial ownership.

(7) The Naify Interests (consisting of Marshall Naify, Robert A. Naify, various members of their families and trusts for the benefit of such members) may be deemed to constitute a "group" for purposes of Sections 13(d) and 13(g) of the Securities Exchange Act of 1934. The total Class A and B Stock beneficially owned by The Naify Interests as of August 31, 1996 is 3,052,972 (46.32%) and 1,703,639 (97.51%), respectively before and percentages of 33.58% and 97.51%, respectively after.

                          DESCRIPTION OF CAPITAL STOCK

    The Company's authorized capital stock consists of 30,000,000 shares of Class A Common Stock, $.01 par value, 6,000,000 shares of Class B Common Stock, $.01 par value, and 1,000,000 shares of Preferred Stock, $.01 par value. The par value for all classes was changed from $.25 to $.01 in July 1996.

COMMON STOCK

    VOTING RIGHTS. Holders of Class A Common Stock and Class B Common Stock are entitled to one vote and ten votes per share, respectively, on all matters submitted to a vote of shareholders, including the election of directors. With certain exceptions, and except as otherwise required by law the holders of Class A Common Stock and Class B Common Stock vote together as a single class, subject to any voting rights which may be granted to holders of Preferred Stock. Since the Common Stock does not have cumulative voting rights, the holders of a majority of the outstanding shares voting for election of directors can elect all members of the Board of Directors. However, if and whenever and for so long as dividends accrued and unpaid on the outstanding Class A Common Stock equal or exceed an amount equal to eight (8) full quarterly dividends on all shares of Class A Common Stock then outstanding, then, until all dividends in default on the Class A Common Stock shall have been paid, or declared and set aside, the holders of the Class A Common Stock, voting together as one class are entitled to elect two directors, and the remaining members of the Board of Directors are to be elected by the holders of the Class A Common Stock and the Class B Common Stock voting together, as a single class, subject to any voting rights which may be granted to the holders of Preferred Stock. Except as provided in the next sentence, a majority vote is also sufficient for other actions that require the vote or concurrence of shareholders. The Company may not merge or consolidate with or into any other corporation in which the Company is not the surviving corporation; sell, lease exchange or otherwise dispose of all or substantially all of its assets; or dissolve; unless and until such transaction is authorized by the vote, if any, required by applicable law and the provisions of any Preferred Stock then outstanding; and unless and until such transaction is authorized by a majority of the shares voting of Class A Common Stock and of Class B Common Stock, each voting separately as a class, unless a greater vote is required by Delaware law. The Company may not effect the issuance of any additional shares of Class B Common Stock (except in connection with stock splits and stock dividends) unless and until such issuance is authorized by the holder of a majority of the outstanding shares of the Class B Common Stock. See "Principal Shareholders."

    DIVIDEND RIGHTS. Subject to the rights of the holders of Preferred Stock, holders of Class A Common Stock are entitled to receive out of funds legally available therefor, cumulative cash dividends at an annual rate of $.045 per share per year (subject to adjustment for stock splits and stock dividends) payable quarterly at dates fixed by the Board of Directors, before any cash dividend may be declared or paid on the Class B Common Stock. Dividends on the Class A Common Stock are cumulative. Accumulations of dividends do not bear interest. If cash dividends are paid on the Class A Common Stock in excess of the minimum dividend specified, the excess of all such dividends (computed with respect to dividends paid after the date on which dividends begin to accumulate) over such minimum rate is to be applied to future periods to reduce the amount of any dividend which must be paid in such future period on the Class A Common Stock before cash dividends can be declared or paid on the Class B Common Stock. Subject to the rights of the holders of Preferred Stock, and to holders of Class A Common Stock, Class B Common Stock is entitled to receive such dividends and other distributions in cash, stock or property of the Company as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Company legally available therefor, provided that if at any time a cash dividend is paid on the Class A Common Stock (including dividends on the Class A Common Stock at the minimum rate), a cash dividend must also be paid on the Class B Common Stock equal to 90% of the amount of the dividend paid on the Class A Common Stock. In the case of dividends or other distributions payable in stock of the Company other than Preferred Stock, including distributions pursuant to stock splits or divisions of stock of the Company other than Preferred Stock, only shares of Class A Common Stock may be distributed with respect to Class A Common Stock and only shares of Class B Common Stock in an amount per share equal to the amount per share paid with respect to the Class A Common Stock may be distributed with respect to Class B Common Stock, and that, in the case of any combination or reclassification of the Class A Common Stock, the shares of Class B Common Stock will also be combined or reclassified so that the number of shares of Class B Common Stock outstanding immediately following such combination or reclassification bear the same relationship to the number os shares outstanding immediately prior to such combination or reclassification as the number of shares of Class A Common Stock outstanding immediately following such combination or reclassification bears to the number of shares of Class A Common Stock outstanding immediately prior to such combination or reclassification. See "Price Range of Common Stock and Dividends."

    LIQUIDATION RIGHTS. After provision for the holders of any Preferred Stock, holders of Common Stock will be entitled to share ratably in the assets of the Company legally available for distribution to shareholders in the event of liquidation or dissolution.

    OTHER RIGHTS. Transfer of the Class B Common Stock is limited to certain permitted classes of transferees. Upon a disqualifying disposition or upon the election of the holder, Class B Common Stock may be converted into Class A Common Stock on a one-for-one basis. The holders of Class A Common Stock have no conversion rights. The holders of Class A and Class B Common Stock have no preemptive rights.

    The shares of Class A Common Stock offered hereby will be, when issued and paid for, fully paid and not liable for further call or assessment.

PREFERRED STOCK

    Although the Company has no present plans to issue shares of Preferred Stock, Preferred Stock may be issued from time to time in one or more classes or series with such designations, powers, preferences, rights, qualifications, limitations and restrictions as may be fixed by the Company's Board of Directors. The Board of Directors, without obtaining shareholder approval, could issue the Preferred Stock with voting or conversion rights and thereby dilute the voting power and equity of the holders of Common Stock and adversely affect the market price of such stock. See "Risk Factors--Control by Principal Shareholders; Potential Issuance of Preferred Stock; Anti-Takeover Provisions."

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

    The authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans.

TRANSFER AGENT

    The transfer agent and registrar of the Class A Common Stock is Continental Stock Transfer and Trust Co., New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, the Company will have 9,055,640 shares of Class A Common Stock outstanding (9,430,640 shares if the Underwriters' over-allotment option is exercised in full) and 1,747,181 shares of Class B Common Stock outstanding, based upon the number of shares outstanding as of August 31, 1996. Of these shares, the 2,500,000 shares sold in this offering (2,875,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by "affiliates" of the Company, as that term is defined under the Securities Act ("Affiliates").

SALES OF RESTRICTED SHARES


    There are 79,321 shares of Class A Common Stock which are deemed "restricted securities" under Rule 144 under the Securities Act and may not be sold unless they are registered under the Securities Act or unless an exemption, such as the exemption provided by Rule 144, is available. None of these restricted shares are currently eligible for sale in the public market in accordance with Rule
144. Certain security holders have the right to have their restricted shares registered by the Company under the Securities Act as described below.


    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned restricted shares for at least two years, is entitled to sell within any three-month period, a number of such shares that does not exceed the greater of
(i) one percent of the then outstanding shares of Common Stock (approximately 90,556 shares after this offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed with the Commission. In addition, under Rule 144(k), a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned the restricted shares for at least three years may resell such shares without compliance with the foregoing requirements. In meeting the two and three year holding periods described above, a holder of restricted shares can include the holding periods of a prior owner who was not an affiliate.

OPTIONS

    As of August 31, 1996, options to purchase a total of 1,008,645 shares of Class A Common Stock were outstanding, of which options for an aggregate of 514,677 shares of Class A Common Stock were exercisable. Of the exercisable options, 421,300 shares are subject to Lock-up Agreements. The Company has filed one or more registration statements on Form S-8 under the Securities Act to register all shares of Common Stock subject to then outstanding stock options and Class A Common Stock issuable pursuant to the Company's 1986 and 1995 Stock Option Plans. The shares registered pursuant to these registration statements will, once exercisable, be eligible for sale in the public markets, subject to the Lock-up Agreements, to the extent applicable. See "Management."

LOCK-UP AGREEMENTS

    Pursuant to the Lock-up Agreements, holders of 5,063,654 shares of Common Stock outstanding immediately prior to this offering and options to purchase an aggregate of 210,100 shares of Common Stock have agreed for a period of 180 days after the date of this Prospectus, and holders of 102,886 shares of Common Stock outstanding immediately prior to this Offering and options to purchase 211,200 shares of Common Stock have agreed for a period of 90 days after the date of this Prospectus, that they will not, without the prior written consent of Dean Witter Reynolds Inc. (i) sell, offer to sell, grant any option for the sale of, or otherwise dispose of or transfer, any shares of Common Stock beneficially owned by such person or any securities convertible into or exchangeable or exercisable for Common Stock, whether then owned or hereafter acquired by such person or with respect to which such person has or hereafter acquires the power of disposition, or file any registration statement under the Securities Act with respect to any of the foregoing, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap or transaction is to be settled by delivery of Common Stock or the securities, in cash or otherwise.

REGISTRATION RIGHTS


    Certain shareholders (collectively, the "Rights Holders") will be entitled to require the Company to register under the Securities Act a total of approximately 79,321 shares of outstanding Class A Common Stock (the "Registrable Shares"). Under certain circumstances and subject to certain limitations certain Rights Holders may require the Company on or after February 13, 1997 to file a registration statement under the Securities Act with respect to 66,863 of the Registrable Shares and the Company must use all commercially reasonable efforts to effect such registration; provided however, that the Company is not required to file such a registration statement which would become effective within six months following the effective date of a registration statement for an underwritten public offering of securities for cash for the Company's account. If during the period April 1, 1997 to October 1, 1998, the Company proposes to register in an underwritten public offering any of its securities, another Rights Holder may elect to include 12,438 of the Registerable Shares in such registration, subject to certain limitations of the number of shares to be included in the registration by the underwriters of the offering.


                                  UNDERWRITING

    The Underwriters named below, for whom Dean Witter Reynolds Inc. and Brean Murray & Co., Inc. are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement (a copy of which has been filed as an exhibit to the Registration Statement), to purchase from the Company the number of shares of Class A Common Stock set forth opposite their respective names in the table below:

NAME                                                                         NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
Dean Witter Reynolds Inc...................................................
Brean Murray & Co., Inc....................................................
                                                                             -----------------
  Total....................................................................       2,500,000

    The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The nature of the Underwriters' obligation is such that they must purchase all of the shares (other than those subject to the over-allotment option) if any are purchased.

    The Underwriters have advised the Company that they propose to offer the shares of Class A Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers (who may include the Underwriters) at such public offering price less a concession
not to exceed $    per share. Such dealers may reallow a concession not to
exceed $    per share to other dealers. After the public offering, the public offering price may be reduced and concessions and reallowances to dealers may be changed by the Underwriters. The Underwriters have informed the Company that they do not intend to confirm sales to any account over which they exercise discretionary authority. The Underwriters intend to make a market in the Common Stock after completion of this offering.

    The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to an additional 375,000 shares of Class A Common Stock at the public offering price, less underwriting discounts and commissions to cover over-allotments, if any. After commencement of this offering, the Underwriters may confirm sales subject to the over-allotment option.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

    The Company, Salah M. Hassanein, Marshall Naify, Robert A. Naify and the Other Naify Interests have agreed for a period of 180 days after the date of this Prospectus, and all other executive officers and directors of the Company have agreed for a period of 90 days after the date of this Prospectus that, without the prior written consent of Dean Witter Reynolds Inc., they will not
(i) sell, offer to sell, grant any option for the sale of, or otherwise dispose of or transfer, any shares of Common Stock beneficially owned by such person or any securities convertible into or exchangeable or exercisable for Common Stock, whether then owned or hereafter acquired by such person or with respect to which such person has or hereafter acquires the power of disposition, or file any registration statement under the Securities Act with respect to any of the foregoing, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap or transaction is to be settled by delivery of Common Stock or the securities, in cash or otherwise.

    In connection with this offering, the Underwriters and other selling group members may engage in passive market making transactions in the Class A Common Stock on the Nasdaq National Market in accordance with Rule 10b-6A under the Exchange Act. Passive market making consists of displaying bids on the Nasdaq National Market limited by the prices of independent market makers and effecting purchases limited by such prices and in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the Class A Common Stock during a specified prior period and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Class A Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    The validity of the shares of Class A Common Stock offered hereby will be passed upon for the Company by Greenberg Glusker Fields Claman & Machtinger LLP, Los Angeles, California. Certain legal matters relating to the Offering will be passed upon for the Underwriters by O'Melveny and Myers LLP, Los Angeles, California.

                                    EXPERTS

    The consolidated balance sheets of the Company at August 31, 1994 and 1995 and May 31, 1996 and the consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended August 31, 1995 and for the nine-month period ended May 31, 1996, included in this Prospectus and Registration Statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The balance sheet of Edit Acquisition LLC d/b/a Editworks as of December 31, 1995 and the statements of income and changes in members equity and cash flows for the year then ended, which are included in this Prospectus and Registration Statement, have been included herein in reliance on the report of Gifford, Hillegass & Ingwersen, P.C., given on the authority of that firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
THE TODD-AO CORPORATION

Report of Deloitte & Touche LLP, Independent Auditors.....................  F-2

Consolidated Balance Sheets as of August 31, 1994 and 1995, and May 31,
  1996....................................................................  F-3

Consolidated Statements of Income for the years ended August 31, 1993,
  1994 and 1995, and the nine months ended May 31, 1995 (unaudited) and
  May 31, 1996............................................................  F-5

Consolidated Statements of Stockholders' Equity for the years ended August
  31, 1993, 1994 and 1995, and the nine months ended May 31, 1996.........  F-6

Consolidated Statements of Cash Flows for the years ended August 31, 1993,
  1994 and 1995, and the nine months ended May 31, 1995 (unaudited) and
  May 31, 1996............................................................  F-7

Notes to Consolidated Financial Statements................................  F-10

EDIT ACQUISITION LLC

Report of Gifford, Hillegass & Ingwersen, P.C., Independent Auditors......  F-20

Balance Sheets at December 31, 1995 and 1994..............................  F-21

Statements of Income for the year ended December 31, 1995 and the ten months ended December 31, 1994..........................................  F-22

Statements of Changes In Members' Equity for the year ended December 31,
  1995 and the ten months ended December 31, 1994.........................  F-23

Statements of Cash Flows for the year ended December 31, 1995 and the ten months ended December 31, 1994..........................................  F-24

Notes to Financial Statements.............................................  F-25

Balance Sheet at June 30, 1996 (unaudited)................................  F-27

Statements of Income for the six months ended June 30, 1996 and 1995
  (unaudited).............................................................  F-28

Statements of Cash Flows for the six months ended June 30, 1996 and 1995
  (unaudited).............................................................  F-29

Notes to Financial Statements.............................................  F-30

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of The Todd-AO Corporation:

    We have audited the accompanying consolidated balance sheets of The Todd-AO Corporation and subsidiaries (the "Company") as of August 31, 1994, August 31, 1995 and May 31, 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended August 31, 1995 and the nine months ended May 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of August 31, 1994, August 31, 1995 and May 31, 1996 and the results of its operations and its cash flows for each of the three years in the period ended August 31, 1995 and the nine months ended May 31, 1996 in conformity with generally accepted accounting principles.

                                          By      /s/ DELOITTE & TOUCHE LLP

                                            ------------------------------------

                                                   DELOITTE & TOUCHE LLP
                                                  Los Angeles, California

August 23, 1996

                            THE TODD-AO CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                                      AUGUST 31,
                                                                                ----------------------   MAY 31,
                                                                                   1994        1995        1996
                                                                                ----------  ----------  ----------
CURRENT ASSETS
Cash and cash equivalents.....................................................  $      606  $    5,278  $    3,263
Marketable securities.........................................................       3,880       3,484       2,685
Trade receivables
  (net of allowance for doubtful accounts of $408, $828 and $663 at August 31,
  1994, 1995 and May 31, 1996, respectively)..................................       4,278       6,787      11,043
Inventories (first-in first-out basis)........................................         374         484         661
Prepaid income taxes..........................................................         148         727          --
Deferred income taxes.........................................................         563         924         805
Other.........................................................................         195         565         552
                                                                                ----------  ----------  ----------
Total current assets..........................................................      10,044      18,249      19,009
                                                                                ----------  ----------  ----------

INVESTMENTS...................................................................       1,270       1,656       1,336
                                                                                ----------  ----------  ----------

PROPERTY AND EQUIPMENT--At Cost:
Land..........................................................................       3,487       4,270       4,270
Buildings.....................................................................       8,201      10,762      10,773
Leasehold improvements........................................................       5,569       6,802       6,802
Lease acquisition costs.......................................................       2,187       2,187       2,187
Equipment.....................................................................      27,031      23,392      27,373
Equipment under capital leases................................................         886       3,163       3,163
Construction in progress......................................................          57          --         122
                                                                                ----------  ----------  ----------
Total.........................................................................      47,418      50,576      54,690
Accumulated depreciation and amortization.....................................     (22,083)    (15,613)    (19,464)
                                                                                ----------  ----------  ----------
Property and equipment--net...................................................      25,335      34,963      35,226
                                                                                ----------  ----------  ----------

GOODWILL
  (net of accumulated amortization of $63 at August 31, 1995 and $157 at May
  31, 1996)...................................................................          --       1,832       1,738
                                                                                ----------  ----------  ----------

OTHER ASSETS..................................................................          79         498         375
                                                                                ----------  ----------  ----------

TOTAL.........................................................................  $   36,728  $   57,198  $   57,684
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

                See notes to consolidated financial statements.

                            THE TODD-AO CORPORATION

                             (DOLLARS IN THOUSANDS)

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                        AUGUST 31,
                                                                                   --------------------   MAY 31,
                                                                                     1994       1995       1996
                                                                                   ---------  ---------  ---------
CURRENT LIABILITIES:
Accounts payable.................................................................  $     684  $   1,784  $   2,517
Accrued liabilities:
  Payroll and related taxes......................................................      2,518      1,975      1,918
  Interest.......................................................................         10        179        129
  Equipment lease................................................................         --        396        300
  Other..........................................................................        452        515        382
  Income taxes payable...........................................................         --         --        654
Current maturities of long-term debt.............................................        150        759        615
Capitalized lease obligations--current...........................................        708        897        867
Deferred income..................................................................        162        703        446
                                                                                   ---------  ---------  ---------
Total current liabilities........................................................      4,684      7,208      7,828
                                                                                   ---------  ---------  ---------
LONG-TERM DEBT...................................................................        600      7,707      6,065
CAPITALIZED LEASE OBLIGATIONS....................................................        867        620         68
DEFERRED COMPENSATION............................................................        565        401        265
DEFERRED GAIN ON SALE/LEASEBACK..................................................         --      6,381      5,277
DEFERRED INCOME TAXES............................................................      2,064      3,683      3,587
                                                                                   ---------  ---------  ---------
Total liabilities................................................................      8,780     26,000     23,090
                                                                                   ---------  ---------  ---------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Common Stock:
  Class A; authorized 30,000,000 shares of $0.25 par value; issued and outstanding 6,377,721 at August 31, 1994, 6,403,021 at August 31, 1995 and
  6,488,727 at May 31, 1996......................................................      1,594      1,600      1,622
Class B; authorized 6,000,000 shares of $0.25 par value; issued and outstanding
  1,747,181 at August 31, 1994, 1995 and May 31, 1996............................        437        437        437
Additional capital...............................................................     20,953     21,048     20,985
Retained earnings................................................................      4,964      7,904     11,605
Unrealized gains on marketable securities and long-term investments..............         --        473        204
Cumulative foreign currency translation adjustment...............................         --       (264)      (259)
                                                                                   ---------  ---------  ---------
Total stockholders' equity.......................................................     27,948     31,198     34,594
                                                                                   ---------  ---------  ---------
TOTAL............................................................................  $  36,728  $  57,198  $  57,684
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

                See notes to consolidated financial statements.

                            THE TODD-AO CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                         NINE MONTHS ENDED
                                                              YEARS ENDED AUGUST 31,                          MAY 31,
                                                   ---------------------------------------------   -----------------------------
                                                       1993            1994            1995                            1996
                                                   -------------   -------------   -------------       1995        -------------
                                                                                                   -------------
                                                                                                    (UNAUDITED)
REVENUES.........................................  $      27,402   $      32,892   $      50,003   $     37,125    $      48,140
                                                   -------------   -------------   -------------   -------------   -------------
COSTS AND EXPENSES:
Operating costs and other expenses...............         22,641          27,021          39,867         29,405           37,231
Depreciation and amortization....................          2,412           2,603           3,917          3,014            3,967
Interest.........................................             17              24             581            320              531
Equipment lease expense--net.....................             --              --             593            371              415
Other (income) expense--net......................           (483)           (773)           (290)          (223)            (554)
                                                   -------------   -------------   -------------   -------------   -------------
Total............................................         24,587          28,875          44,668         32,887           41,590
                                                   -------------   -------------   -------------   -------------   -------------
INCOME BEFORE LOSS FROM JOINT VENTURE AND
  PROVISION FOR INCOME TAXES.....................          2,815           4,017           5,335          4,238            6,550
LOSS FROM JOINT VENTURE..........................         (1,014)         (1,215)           (249)          (167)            (117)
                                                   -------------   -------------   -------------   -------------   -------------
INCOME BEFORE PROVISION FOR INCOME TAXES.........          1,801           2,802           5,086          4,071            6,433
PROVISION FOR INCOME TAXES.......................            664           1,022           1,711          1,452            2,371
                                                   -------------   -------------   -------------   -------------   -------------
NET INCOME.......................................  $       1,137   $       1,780   $       3,375   $      2,619    $       4,062
                                                   -------------   -------------   -------------   -------------   -------------
                                                   -------------   -------------   -------------   -------------   -------------
NET INCOME PER COMMON SHARE AND COMMON SHARE
  EQUIVALENTS....................................  $        0.14   $        0.22   $        0.40   $       0.31    $        0.46
                                                   -------------   -------------   -------------   -------------   -------------
                                                   -------------   -------------   -------------   -------------   -------------
WEIGHTED AVERAGE SHARES OUTSTANDING..............      8,278,932       8,195,678       8,399,462      8,351,588        8,805,359
                                                   -------------   -------------   -------------   -------------   -------------
                                                   -------------   -------------   -------------   -------------   -------------

                See notes to consolidated financial statements.

                            THE TODD-AO CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED AUGUST 31, 1993, 1994, 1995 AND
                     FOR THE NINE MONTHS ENDED MAY 31, 1996

                             (DOLLARS IN THOUSANDS)

                                                                     COMMON STOCK
                                                    ----------------------------------------------
                                                           CLASS A
                                                    ---------------------   CLASS B    ADDITIONAL
                                                      SHARES      AMOUNT     AMOUNT      CAPITAL
                                                    -----------   -------   --------   -----------
BALANCE AT SEPTEMBER 1, 1992......................    5,708,328   $1,431    $   397    $   14,925
Stock Dividend (10%) in 1995......................      570,833      143         40         5,938
Purchase of treasury shares.......................      (61,600)      --         --            --
Treasury shares cancellation......................           --      (20)        --          (269)
Unrealized loss on investment securities..........           --       --         --            --
Exercise of stock options.........................      213,950       54         --           610
Cash dividends:
  Class A ($.06) per share........................           --       --         --            --
  Class B ($.054) per share.......................           --       --         --            --
  Net income......................................           --       --         --            --
                                                    -----------   -------   --------   -----------
BALANCE AT AUGUST 31, 1993........................    6,431,511    1,608        437        21,204
Purchase of treasury shares.......................     (143,000)      --         --            --
Treasury shares cancellation......................           --      (36)        --          (476)
Exercise of stock options.........................       89,210       22         --           225
Cash dividends:
  Class A ($.06) per share........................           --       --         --            --
  Class B ($.054) per share.......................           --       --         --            --
  Net income......................................           --       --         --            --
                                                    -----------   -------   --------   -----------
BALANCE AT AUGUST 31, 1994........................    6,377,721    1,594        437        20,953
Exercise of stock options.........................       25,300        6         --            95
Unrealized gain on investment securities..........           --       --         --            --
Loss on foreign currency translation..............           --       --         --            --
Cash dividends:
  Class A ($.06) per share........................           --       --         --            --
  Class B ($.054) per share.......................           --       --         --            --
  Net income......................................           --       --         --            --
                                                    -----------   -------   --------   -----------
BALANCE AT AUGUST 31, 1995........................    6,403,021    1,600        437        21,048
Exercise of stock options.........................      142,550       36         --           482
Unrealized gain on investment securities..........           --       --         --            --
Loss on foreign currency translation..............           --       --         --            --
Cash dividends:
  Class A ($.045) per share.......................           --       --         --            --
  Class B ($.04) per share........................           --       --         --            --
Net income........................................           --       --         --            --
Treasury shares...................................      (56,844)     (14)        --          (545)
                                                    -----------   -------   --------   -----------
BALANCE AT MAY 31, 1996...........................    6,488,727   $1,622    $   437    $   20,985
                                                    -----------   -------   --------   -----------
                                                    -----------   -------   --------   -----------


                                                                               UNREALIZED
                                                                               GAIN (LOSS)      FOREIGN
                                                     RETAINED     TREASURY    ON INVESTMENT     CURRENCY
                                                     EARNINGS      SHARES      SECURITIES     TRANSLATION
                                                    ----------   ----------   -------------   ------------
BALANCE AT SEPTEMBER 1, 1992......................  $   9,029    $     (64)   $     (1,234)   $        --
Stock Dividend (10%) in 1995......................     (6,123)          --              --             --
Purchase of treasury shares.......................         --         (223)             --             --
Treasury shares cancellation......................         --          287              --             --
Unrealized loss on investment securities..........         --           --           1,234             --
Exercise of stock options.........................         --           --              --             --
Cash dividends:
  Class A ($.06) per share........................       (346)          --              --             --
  Class B ($.054) per share.......................        (85)          --              --             --
  Net income......................................      1,137           --              --             --
                                                    ----------   ----------   -------------        ------
BALANCE AT AUGUST 31, 1993........................      3,612           --              --             --
Purchase of treasury shares.......................         --         (509)             --             --
Treasury shares cancellation......................         --          509              --             --
Exercise of stock options.........................         --           --              --             --
Cash dividends:
  Class A ($.06) per share........................       (342)          --              --             --
  Class B ($.054) per share.......................        (86)          --              --             --
  Net income......................................      1,780           --              --             --
                                                    ----------   ----------   -------------        ------
BALANCE AT AUGUST 31, 1994........................      4,964           --              --             --
Exercise of stock options.........................         --           --              --             --
Unrealized gain on investment securities..........         --           --             473             --
Loss on foreign currency translation..............         --           --              --           (264)
Cash dividends:
  Class A ($.06) per share........................       (349)          --              --             --
  Class B ($.054) per share.......................        (86)          --              --             --
  Net income......................................      3,375           --              --             --
                                                    ----------   ----------   -------------        ------
BALANCE AT AUGUST 31, 1995........................      7,904           --             473           (264)
Exercise of stock options.........................         --           --              --             --
Unrealized gain on investment securities..........         --           --            (269)            --
Loss on foreign currency translation..............         --           --              --              5
Cash dividends:
  Class A ($.045) per share.......................       (290)          --              --             --
  Class B ($.04) per share........................        (71)          --              --             --
Net income........................................      4,062           --              --             --
Treasury shares...................................         --           --              --             --
                                                    ----------   ----------   -------------        ------
BALANCE AT MAY 31, 1996...........................  $  11,605    $      --    $        204    $      (259)
                                                    ----------   ----------   -------------        ------
                                                    ----------   ----------   -------------        ------

                See notes to consolidated financial statements.

                            THE TODD-AO CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                YEARS ENDED AUGUST 31,              NINE MONTHS ENDED MAY 31,
                                                      ------------------------------------------   ---------------------------
                                                          1993           1994           1995                          1996
                                                      ------------   ------------   ------------       1995       ------------
                                                                                                   ------------
                                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income........................................  $      1,137   $      1,780   $      3,375   $     2,619    $      4,062
  Adjustments to reconcile net income to net cash
    provided by operating activities:
  Depreciation and amortization.....................         2,412          2,603          3,917         3,014           3,967
  Deferred income taxes.............................          (186)          (386)         1,258           845              23
  Loss from joint venture...........................         1,014          1,215            249           167             117
  Deferred compensation.............................           (27)          (119)          (164)         (107)           (136)
  Amortization of deferred gain on sale/leaseback
    transaction.....................................            --             --           (964)         (612)         (1,104)
  (Gain) loss on sale of marketable securities and
    investments.....................................          (325)          (342)          (127)           29              42
  Changes in assets and liabilities:
    Trade receivables...............................           679           (894)          (739)       (4,459)         (4,022)
    Income taxes receivable.........................           268             --             --            --              --
    Inventories and other current assets............           (24)            38           (266)         (222)            (16)
    Accounts payable and accrued liabilities........          (629)         1,249            138         1,233             103
    Accrued equipment lease.........................            --             --            396           394             (96)
    Income taxes payable............................            62           (210)          (670)          433           1,212
    Deferred income.................................           146            (93)           560           347            (257)
                                                      ------------   ------------   ------------   ------------   ------------
Net cash provided by operating activities:..........         4,527          4,841          6,963         3,681           3,895
                                                      ------------   ------------   ------------   ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of marketable securities and
    investments.....................................          (750)        (3,050)          (996)         (489)            (73)
  Proceeds from sale of marketable securities and
    investments.....................................         1,653            921          1,606         1,159             881
  Capital expenditures..............................          (393)        (1,404)        (3,345)       (2,638)         (3,317)
  Contributions to joint venture....................          (985)          (900)          (249)         (167)           (117)
  Purchase of Paskal Video..........................            --         (1,150)            --            --              --
  Purchase of Skywalker Sound South.................            --             --         (6,966)       (6,966)             --
  Purchase of Chrysalis.............................            --             --         (8,333)       (8,002)             --
  Other assets......................................           (74)          (155)            (1)            1             128
                                                      ------------   ------------   ------------   ------------   ------------
Net cash flows (used in) investing activities:......  $       (549)  $     (5,738)  $    (18,284)  $   (17,102)   $     (2,498)
                                                      ------------   ------------   ------------   ------------   ------------

                            THE TODD-AO CORPORATION

                             (DOLLARS IN THOUSANDS)

                                                                                                    NINE MONTHS ENDED MAY 31,
                                                                YEARS ENDED AUGUST 31,
                                                      ------------------------------------------   ---------------------------
                                                          1993           1994           1995                          1996
                                                      ------------   ------------   ------------                  ------------
                                                                                                       1995
                                                                                                   ------------
                                                                                                   (UNAUDITED)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt......................  $      1,000   $         --   $      7,722   $     7,714    $      2,175
  Payments on long-term debt........................        (2,800)            --         (1,467)          (84)         (4,516)
  Payments on capital lease obligations.............            --            (94)        (1,108)         (820)           (669)
  Proceeds from sale/leaseback transaction..........            --             --         11,218        11,218              --
  Proceeds from issuance of common stock............           659            245            101            60             518
  Treasury stock transactions.......................          (223)          (509)            --            --            (559)
  Dividends paid....................................          (431)          (428)          (435)         (326)           (361)
                                                      ------------   ------------   ------------   ------------   ------------
Net cash flows provided by (used in) financing
  activities:.......................................        (1,795)          (786)        16,031        17,762          (3,412)
  Effect of exchange rate changes on cash...........            --             --            (38)          (13)             --
                                                      ------------   ------------   ------------   ------------   ------------
  NET INCREASE (DECREASE) IN CASH AND CASH
    EQUIVALENTS.....................................         2,183         (1,683)         4,672         4,328          (2,015)
  CASH AND CASH EQUIVALENTS AT BEGINNING OF
    PERIOD..........................................           106          2,289            606           606           5,278
                                                      ------------   ------------   ------------   ------------   ------------
  CASH AND CASH EQUIVALENTS AT BEGINNING OF
    PERIOD..........................................  $      2,289   $        606   $      5,278   $     4,934    $      3,263
                                                      ------------   ------------   ------------   ------------   ------------
                                                      ------------   ------------   ------------   ------------   ------------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION--
Cash paid during the year for:
  Interest..........................................  $         80   $         19   $        408   $       117    $        581
                                                      ------------   ------------   ------------   ------------   ------------
                                                      ------------   ------------   ------------   ------------   ------------
  Income taxes......................................  $        553   $      1,563   $      1,413   $       675    $      2,495
                                                      ------------   ------------   ------------   ------------   ------------
                                                      ------------   ------------   ------------   ------------   ------------

SUPPLEMENTAL DISCLOSURES OF NON CASH INVESTING AND FINANCING ACTIVITIES:

1995

a) On February 15, 1995, the Company acquired substantially all of the property, equipment and inventory of Skywalker Sound South (See Note 2). In connection with this acquisition, the Company paid cash as follows:

Assets acquired:
  Land..............................................................  $     783
  Buildings and improvements........................................        844
  Equipment.........................................................      5,032
  Other assets......................................................        307
                                                                      ---------
Cash paid in acquisition............................................  $   6,966
                                                                      ---------
                                                                      ---------

                            THE TODD-AO CORPORATION

                             (DOLLARS IN THOUSANDS)

b) On March 16, 1995, the Company acquired all of the outstanding shares of Chrysalis Television Facilities, Ltd. (See Note 2). In connection with this acquisition, the Company paid cash as follows:

Assets acquired:
  Property and equipment...........................................  $   7,599
  Goodwill.........................................................      1,963
  Accounts receivable..............................................      1,815
  Other assets.....................................................        339
Liabilities assumed:
  Accounts payable and accrued expenses............................       (798)
  Capitalized lease obligations....................................     (1,072)
  Real estate mortgage payable.....................................       (149)
Long-term debt issued to seller....................................     (1,364)
                                                                     ---------
Cash paid in acquisition...........................................  $   8,333
                                                                     ---------
                                                                     ---------

1994:

a) On August 31, 1994, the Company acquired substantially of all the assets and certain of the liabilities of Paskal Video (See Note 2). In connection with this acquisition, the Company paid cash as follows:

Assets acquired:
  Property and equipment............................................  $   2,030
  Accounts receivable...............................................        860
  Other assets......................................................        121
Liabilities assumed:
  Accounts payable and accrued expenses.............................       (329)
  Capitalized lease obligations.....................................       (782)
Long-term debt issued to seller.....................................       (750)
                                                                      ---------
Cash paid in acquisition............................................  $   1,150
                                                                      ---------
                                                                      ---------

b) During the year ended August 31, 1994, TDI entered into a capital lease obligation in the amount of $886.

                See notes to consolidated financial statements.

                            THE TODD-AO CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            (DOLLARS IN THOUSANDS EXCEPT PER SHARE AND OPTION DATA)

1. SIGNIFICANT ACCOUNTING POLICIES

    OWNERSHIP AND BUSINESS--At May 31, 1996, Robert Naify, Marshall Naify, and certain members of their families and various trusts for the benefit of family members (the "Naify Interests") owned over 58% of the outstanding shares of the Company, representing approximately 84% of the total voting power.

    BASIS OF PRESENTATION--The consolidated financial statements include the Company and its wholly owned subsidiaries Todd-AO Studios East, Inc. ("Todd-AO East"), Todd-AO Productions, Inc., Todd-AO Digital Images, Inc. ("TDI"), Todd-AO Video Services, Inc. ("TVS"), Todd-AO Studios West ("TSW") and Todd-AO Europe Holding Ltd. ("TAO Europe")(See Note 2). All significant intercompany balances and transactions have been eliminated.

    CASH AND CASH EQUIVALENTS--The Company considers investments with original purchased maturities of three months or less to be cash equivalents.

    MARKETABLE SECURITIES AND INVESTMENTS--Marketable securities consist primarily of corporate preferred stocks and bonds. Management has classified all investment securities as available-for-sale. As a result, securities are reported at fair value with net unrealized holding gains and losses excluded from earnings and reported in stockholders' equity. Fair value is based upon quoted market prices using the specific identification method. Investments include stock and other investments which management intends to hold for more than one year.

    DEPRECIATION AND AMORTIZATION--Depreciation and amortization are computed at straight line rates based upon the estimated useful lives of the various classes of assets. The principal rates are as follows: buildings, 3-5% per annum; equipment, 10-20% per annum; leaseholds, leasehold improvements, and lease acquisition costs over the term of the lease.

    GOODWILL--Goodwill represents the excess purchase price paid over the net asset value of Chrysalis (See Note 2) and is being amortized on a straight-line basis over 15 years.

    The Company assesses the recoverability of its intangible assets by determining whether the amortization of the intangible asset balance over its remaining life can be recovered through projected non-discounted future cash flows over the remaining amortization period. If projected future cash flows indicate that the unamortized intangible asset balances will not be recovered, an adjustment is made to reduce the net intangible asset to an amount consistent with projected future cash flows discounted at the Company's incremental borrowing rate.

    FOREIGN CURRENCY TRANSLATION--The Company's foreign subsidiary's functional currency is its local currency. Assets and liabilities of foreign operations are translated into U.S. dollars using current exchange rates, and revenues and expenses are translated into U.S. dollars using average exchange rates. The effects of the foreign currency translation adjustments are deferred and are included as a component of stockholders' equity.

    NET INCOME PER COMMON SHARE--Net income per common share is computed based on the weighted average number of common and common equivalent shares outstanding for each of the periods presented including common share equivalents arising from the assumed conversion of any outstanding dilutive stock options.

                            THE TODD-AO CORPORATION

            (DOLLARS IN THOUSANDS EXCEPT PER SHARE AND OPTION DATA)

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FAIR VALUE OF FINANCIAL INSTRUMENTS--Statement of Financial and Accounting Standard ("SFAS") No. 107 requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate fair value. Management believes that the book value approximates fair value of the Company's financial instrument because of the short-term nature of accounts receivable and variable interest rates associated with long-term debt.

    CONCENTRATION OF CREDIT RISK--The Company's accounts receivable are related primarily to the entertainment industry and are unsecured. The Company's ten largest customers account for approximately 50% of revenues and for the nine months ended May 31, 1996, one customer accounted for approximately 12% of revenues.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

    RECLASSIFICATIONS--Certain 1995 financial statement captions have been reclassified in order to conform to 1996 presentation.

2. ACQUISITIONS

    On August 31, 1994, TVS (a wholly owned subsidiary of the Company) acquired certain of the assets and liabilities of Film Video Masters ("Paskal"). TVS provides post production video services to the film and television industries. In consideration of the purchase, TVS paid Paskal $1,150 in cash and issued a note in the amount of $750.

    On February 15, 1995, TSW (a wholly owned subsidiary of the Company) acquired substantially all of the property, equipment and inventory of Kaytea Rose, Inc. (dba Skywalker Sound South)("SSS"). TSW provides post production sound services to the film and television industries. In consideration of the purchase, TSW paid $6,966 in cash. TSW is included in the Company's results of operations from February 1995.

    On March 16, 1995 TAO Europe (formerly FCB 1120, Ltd.)(a wholly owned subsidiary of the Company) acquired all of the outstanding shares of Chrysalis/Todd-AO Europe Ltd. ("Chrysalis")(formerly Chrysalis Television Facilities, Ltd.) from Chrysalis Holdings Ltd. ("CHL"). TAO Europe, Chrysalis and CHL are all corporations organized under the laws of the United Kingdom and headquartered in London. Chrysalis specializes in the collation of television programming for satellite broadcast and also provides post production video and other services to a variety of clients. In consideration of the purchase, TAO Europe paid CHL $1,966 in cash at closing and issued a note in the amount of $1,364. An additional cash settlement of $220 was paid in June 1995. Concurrently with the acquisition, TAO Europe advanced and paid on behalf of Chrysalis its intercompany debt to CHL in the amount of $4,585. Subsequent to the acquisition, TAO Europe advanced and paid on behalf of Chrysalis other debt in the amount of $1,562. TAO Europe and Chrysalis consolidated are included in the Company's results of operations from March 1995.

    On August 15, 1996, the Company purchased substantially all of the assets and certain liabilities of Edit Acquisition LLC ("Editworks"). Editworks provides video post production services to broadcasters,

                            THE TODD-AO CORPORATION

            (DOLLARS IN THOUSANDS EXCEPT PER SHARE AND OPTION DATA)

2. ACQUISITIONS (CONTINUED)
advertising agencies and other businesses. At the closing, the Company paid Editworks $3,180 in cash and $970 in Todd-AO common stock. An additional $500 in cash is due upon completion of certain conditions.

    The acquisitions are being accounted for under the purchase method of accounting. The following unaudited pro forma consolidated financial information is presented as if the acquisitions had occurred on September 1, 1994. Pro forma adjustments for TSW are primarily to operating expenses related to nonapplicable allocations made by the parent corporation of SSS, depreciation expense relating to the acquisition of assets, interest expense on borrowings in connection with the acquisition and income taxes. Pro forma adjustments for TAO Europe are primarily to amortization expense relating to allocation of the purchase price, interest expense on borrowings in connection with the acquisition and income taxes. Pro forma adjustments for Editworks are primarily to amortization of goodwill, interest expense on borrowings in connection with the acquisition, and income taxes.

                                                                     YEAR ENDED   NINE MONTHS
                                                                     AUGUST 31,      ENDED
                                                                        1995      MAY 31, 1996
                                                                     -----------  ------------
Revenues...........................................................   $  62,293    $   51,445
                                                                     -----------  ------------
                                                                     -----------  ------------
Net income.........................................................   $   3,515    $    4,366
                                                                     -----------  ------------
                                                                     -----------  ------------
Net income per common share........................................   $    0.42    $     0.49
                                                                     -----------  ------------
                                                                     -----------  ------------

3. SALE/LEASEBACK

    In December 1994 the Company signed an agreement with its bank to implement the sale/leaseback of certain equipment for up to $15,000. The agreement terminates on December 30, 1999 and is being treated as an operating lease for financial statement purposes. On December 30, 1994 an aggregate of $11,218 in equipment was sold and leased back to the Company. The total deferred gain on the transaction to be amortized over five years is $7,345.

    The net equipment lease expense for the periods ended August 31, 1995 and May 31, 1996 is as follows:

                                                                              1995       1996
                                                                            ---------  ---------
Equipment lease costs.....................................................  $   1,557  $   1,518
Amortization of deferred gain on sale of equipment........................       (964)    (1,103)
                                                                            ---------  ---------
Equipment lease expense, net..............................................  $     593  $     415
                                                                            ---------  ---------
                                                                            ---------  ---------

                            THE TODD-AO CORPORATION

            (DOLLARS IN THOUSANDS EXCEPT PER SHARE AND OPTION DATA)

4. LONG-TERM DEBT

    Long-term debt outstanding as of August 31, 1994, 1995 and May 31, 1996 was as follows:

                                                                      1994       1995       1996
                                                                    ---------  ---------  ---------
Revolving credit facility--pound sterling credit line.............  $      --  $   6,391  $   5,127
Revolving credit facility--other..................................         --         --        200
Note payable--Paskal Video acquisition............................        750        613        500
Note payable--Chrysalis acquisition...............................         --      1,318        853
Chrysalis mortgage note...........................................         --        144         --
                                                                    ---------  ---------  ---------
Total.............................................................        750      8,466      6,680
Less: current maturities..........................................       (150)      (759)      (615)
                                                                    ---------  ---------  ---------
Total long-term debt..............................................  $     600  $   7,707  $   6,065
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------

    In December 1994 the Company signed a long-term credit agreement with its bank which was amended in March 1995, April 1996 and June 1996. Under the agreement the Company may borrow up to $28,000 in revolving loans until February 28, 2000. On that date and quarterly thereafter until the expiration of the agreement on November 30, 2003, the revolving loan commitment shall reduce by 5% of the original loan commitment. Approximately $8,000 of the available credit is restricted to pound sterling borrowings. The agreement provides for interest at 1/2% plus reference rate; 1 1/2% plus offshore rates ("Libor") and 1 5/8% plus certificate of deposit rates ("CD")(Libor and CD minimum borrowings $1,000 or 500). These rates increase by 1/2% if certain financial ratios are exceeded. The pound sterling borrowings are restricted to Libor and CD options. The agreement contains various restrictive provisions, including investment, capital expenditure, cash dividends and borrowing limitations. As of May 31, 1996 the Company has not exceeded the interest rate financial ratios and is in compliance with the various restrictive provisions of the agreement.

    In connection with the acquisition of Paskal Video (See Note 2), the Company issued a promissory note. The note is payable in 60 monthly installments of $13 plus interest at the prime rate.

    In connection with the acquisition of Chrysalis (See Note 2), TAO Europe issued a note. The note is payable over a three year period in two installments of $465 and one installment of $388. Each installment bears interest at 1 1/2% above the prime rate of the National Westminster Bank in London. A mortgage note in the amount of $144 with interest at 10 3/4% was also assumed at the acquisition. In accordance with the provisions of the mortgage note, the Company elected to pay off the entire balance in November 1995.

5. CAPITALIZED LEASE OBLIGATIONS

    In 1994, the Company entered into lease obligations for equipment which have been capitalized. In addition, the Company acquired leases on certain other equipment with the Paskal and Chrysalis acquisitions (See Note 2). The leases have implicit interest rates ranging from 7 1/2% to 11 1/2% and are secured by the related equipment.

                            THE TODD-AO CORPORATION

            (DOLLARS IN THOUSANDS EXCEPT PER SHARE AND OPTION DATA)

5. CAPITALIZED LEASE OBLIGATIONS (CONTINUED)
    Capitalized lease obligations at August 31, 1995 mature as follows:

1996................................................................  $     966
1997................................................................        655
1998................................................................         12
                                                                      ---------
                                                                          1,633
Less amounts representing interest..................................        116
                                                                      ---------
                                                                      $   1,517
                                                                      ---------
                                                                      ---------

6. INCOME TAXES

    The Company's effective income tax rate differs from the federal statutory income tax rate due to the following:

YEARS ENDED AUGUST 31,                                                   1993       1994       1995
---------------------------------------------------------------------  ---------  ---------  ---------
Federal statutory income tax rate....................................       35.0%      35.0%      35.0%
Adjust to actual Company rate........................................       (1.0)      (1.0)      (1.0)
                                                                             ---        ---        ---
Adjusted federal statutory income tax rate...........................       34.0       34.0       34.0
State taxes, net of federal benefit..................................        4.6        6.6        0.8
Other, net...........................................................       (1.7)      (4.1)      (1.2)
                                                                             ---        ---        ---
Total................................................................       36.9%      36.5%      33.6%
                                                                             ---        ---        ---
                                                                             ---        ---        ---

    Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

                            THE TODD-AO CORPORATION

            (DOLLARS IN THOUSANDS EXCEPT PER SHARE AND OPTION DATA)

6. INCOME TAXES (CONTINUED)
    Deferred income tax assets and liabilities consist of the following:

                                                                             1994       1995
                                                                           ---------  ---------
Current Asset:
  Accounts receivable reserves...........................................  $     172  $     329
  Vacation pay accruals..................................................        260        359
  State income taxes.....................................................        131        151
  Other..................................................................         --         85
                                                                           ---------  ---------
TOTAL CURRENT ASSET......................................................  $     563  $     924
                                                                           ---------  ---------
                                                                           ---------  ---------
Long-Term Asset:
  Deferred compensation..................................................  $     238  $     160
  Stock appreciation rights..............................................        347         12
  Equity in loss of Venture..............................................        415         85
  California depreciation adjustment.....................................        277          6
                                                                           ---------  ---------
Total long-term asset....................................................      1,277        263
                                                                           ---------  ---------
Long-Term Liabilities:
  Depreciation...........................................................     (1,464)    (1,986)
  Deferred gains on property.............................................     (1,762)    (1,843)
  Other..................................................................       (115)      (117)
                                                                           ---------  ---------
Total long-term liability................................................     (3,341)    (3,946)
                                                                           ---------  ---------
NET LONG-TERM LIABILITY..................................................  $  (2,064) $  (3,683)
                                                                           ---------  ---------
                                                                           ---------  ---------

        Components of the income tax provisions are as follows:

                                                                     1993       1994       1995
                                                                   ---------  ---------  ---------
Current provisions--domestic.....................................  $     850  $   1,408  $     274
Current provisions--foreign......................................         --         --        180
Deferred provisions--domestic....................................       (186)      (386)     1,231
Deferred provisions--foreign.....................................         --         --         26
                                                                   ---------  ---------  ---------
Total............................................................  $     664  $   1,022  $   1,711
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

Components of pre-tax income are as follows:


                                                                     1993       1994       1995
                                                                   ---------  ---------  ---------
Domestic.........................................................  $   1,801  $   2,802  $   4,347
Foreign..........................................................         --         --        739
                                                                   ---------  ---------  ---------
Total............................................................  $   1,801  $   2,802  $   5,086
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

                            THE TODD-AO CORPORATION

            (DOLLARS IN THOUSANDS EXCEPT PER SHARE AND OPTION DATA)

7. STOCKHOLDERS' EQUITY

    The Company has 1,000,000 shares of $.25 par value preferred stock authorized. As of May 31, 1996 no shares of preferred stock have been issued or were outstanding.

    The Class B stock is convertible at the option of the holder into Class A stock and is automatically converted to Class A stock under certain circumstances; holders have ten votes per share; transferability is restricted; and dividends are limited to 90% of any dividends paid on Class A stock.

    The Company has a stock repurchase program under which 1,300,000 shares may be purchased from time to time in the open market or in private transactions. As of May 31, 1996, 795,146 shares had been repurchased. All of these shares have been cancelled and returned to authorized but unissued status.

8. STOCK OPTION AND STOCK APPRECIATION RIGHTS PLANS

    STOCK OPTION PLANS

    The Company has three stock option plans: The 1986, 1994 and the 1995 Stock Option Plans. These plans provide for the granting of either non-qualified or incentive stock options at not less than 85% and 100% of the market value of the stock on the date of the grant, respectively. Options generally become exercisable in installments commencing as of the beginning of a fiscal year near the date of grant.

    The following summarizes stock option activity for the three years and nine months ended May 31, 1996:

                                                                   OPTION PRICE
                                                       SHARES       PER SHARE
                                                    ------------  --------------
Options outstanding, September 1, 1992............       538,120  $ 2.03 - $4.50
Exercised.........................................      (213,950)   2.03 -  2.93
Forfeited.........................................        (5,500)           2.93
                                                    ------------  --------------
Options outstanding, August 31, 1993..............       318,670    2.03 -  4.50
Awarded...........................................       330,000            3.26
Exercised.........................................       (89,210)   2.03 -  2.93
                                                    ------------  --------------
Options outstanding, August 31, 1994..............       559,460    2.03 -  4.50
Awarded...........................................       638,165    4.50 -  5.29
Exercised.........................................       (25,300)   2.03 -  5.06
Forfeited.........................................       (11,000)           4.50
                                                    ------------  --------------
Options outstanding, August 31, 1995..............     1,161,325    2.03 -  5.29
Awarded...........................................        14,500            7.13
Exercised.........................................      (142,550)   2.03 -  7.13
Forfeited.........................................       (14,580)   5.06 -  5.63
                                                    ------------  --------------
Options outstanding, May 31, 1996.................     1,018,695  $ 2.03 - $7.13
                                                    ------------  --------------
                                                    ------------  --------------

    As of May 31, 1996, 70,125 shares and 337,390 shares were available for grant under the 1986 and 1995 plans respectively. All authorized options under the 1994 Plan have been granted. As of May 31, 1996, 524,727 options were exercisable.

                            THE TODD-AO CORPORATION

            (DOLLARS IN THOUSANDS EXCEPT PER SHARE AND OPTION DATA)

8. STOCK OPTION AND STOCK APPRECIATION RIGHTS PLANS (CONTINUED)
    In October 1995, SFAS No. 123 "Accounting for Stock-Based Compensation" was issued. The Company does not intend to adopt the statement's fair value provisions except for disclosure and will continue to use the intrinsic method allowed by APB25.

    STOCK APPRECIATION RIGHTS PLAN

    The 1991 Stock Appreciation Rights Plan (the "SAR Plan") was adopted by the Company effective February 6, 1991. The SAR Plan provided for the granting of stock appreciation rights which entitled the grantee to receive cash equal to the difference between the fair market value and the appreciation base of the Class A common stock when the rights were exercised.

    During 1995 the Company implemented a program to encourage the holders under the 1991 SAR Plan to exchange their SARs for stock options.

    Under the program, each SAR holder who exercised the vested portion of a SAR award during the April-May window period was entitled to exchange the entire SAR award for a replacement stock option under the 1995 Stock Option Plan. The replacement options were issued at exercise prices equal to the fair market value of the Class A stock on the respective dates of the SAR exercises, with an expiration date of August 31, 2004 (instead of the August 31, 2000 expiration date applicable to SAR awards) and with vesting restrictions no more favorable to the holder than those applicable to the exchanged SAR.

    Of the SARs outstanding under the 1991 Plan, all but 11,000 were exercised, resulting in a cash payment of $579. An aggregate of 303,367 incentive stock options and 82,623 nonqualified stock options were issued at exercise prices ranging from $4.50 to $5.06.

    The remaining 11,000 SARs were exercised in January 1996, terminating the SAR Plan.

9. COMMITMENTS

    OPERATING LEASES--Rent expense for noncancellable operating leases for real property and equipment was $3,363, $4,045, $1,034, and $915 for the nine months ended May 31, 1996 and for the years ended August 31, 1995, 1994, and 1993, respectively. Minimum rentals for operating leases for years ending after August 31, 1995 are as follows: 1996, $4,549; 1997, $4,379; 1998, $4,104; 1999, $4,048;
2000, $8,308; and $19,327, thereafter. Some of the leases have options to extend terms and are subject to escalation clauses and one lease is subject to additional rent based on revenue.

    EMPLOYMENT AGREEMENTS--At May 31, 1996, the Company is committed to compensation under long-term employment agreements with certain of its officers and key employees as follows: $1,680 in 1996, $1,208 in 1997 and $95 in 1998.

10. PENSION PLAN

    Certain officers and employees of the Company are eligible for participation in the "Motion Picture Industry Pension Plan", a multi-employer defined benefit pension plan. The Plan is funded by employer and employee contributions. Total pension plan expense was $364, $395, and $446 for the years ended August 31, 1993, 1994, and 1995 respectively and $379 for the nine months ended May 31, 1996.

                            THE TODD-AO CORPORATION

            (DOLLARS IN THOUSANDS EXCEPT PER SHARE AND OPTION DATA)

11. JOINT VENTURE

    During 1992, Todd-AO Productions, Inc., a wholly owned subsidiary of the Company, entered into a Joint Venture Agreement with Trans-Atlantic Enterprises, Inc., for the development of motion picture and television projects. The Joint Venture was dissolved during fiscal 1996. In the event that certain projects developed by the Venture are ultimately produced or otherwise commercialized, a portion of the proceeds is payable to Todd-AO Productions.

12. CONTINGENCIES

    The Company is involved in litigation and similar claims incidental to the conduct of its business. In management's opinion, none of the pending actions is likely to have a material adverse impact on the Company's financial statements.

13. BUSINESS SEGMENT INFORMATION

    The Company does business in one industry segment. Information as to the Company's operations in different geographic areas is as follows for the year ended August 31, 1995 and the nine months ended May 31, 1996.

                                                                            1995       1996
                                                                          ---------  ---------
REVENUES:
  United States.........................................................  $  45,069  $  39,936
  Europe................................................................      4,934      8,474
                                                                          ---------  ---------
  Total.................................................................  $  50,003  $  48,410
                                                                          ---------  ---------
                                                                          ---------  ---------
NET INCOME:
  United States.........................................................  $   2,842  $   3,270
  Europe................................................................        533        792
                                                                          ---------  ---------
  Total.................................................................  $   3,375  $   4,062
                                                                          ---------  ---------
                                                                          ---------  ---------
ASSETS:
  United States.........................................................  $  45,074  $  44,764
  Europe................................................................     12,124     12,920
                                                                          ---------  ---------
  Total.................................................................  $  57,198  $  57,684
                                                                          ---------  ---------
                                                                          ---------  ---------

    There were no foreign operations in 1994 and 1993.

                            THE TODD-AO CORPORATION

            (DOLLARS IN THOUSANDS EXCEPT PER SHARE AND OPTION DATA)

14. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                                       EARNINGS
                                                                GROSS       NET       (LOSS) PER
                                                     TOTAL     PROFIT     INCOME     COMMON SHARE
1994                                               REVENUES    (LOSS)     (LOSS)     OUTSTANDING
-------------------------------------------------  ---------  ---------  ---------  --------------
First Quarter....................................  $   8,975  $  (1,501) $     924   $     .11
Second Quarter...................................      7,471        685        341         .04
Third Quarter....................................      9,554      1,839        988         .12
Fourth Quarter...................................      6,892       (757)      (473)       (.06)
                                                   ---------  ---------  ---------       -----
TOTAL............................................  $  32,892  $   3,268  $   1,780   $     .22(a)
                                                   ---------  ---------  ---------       -----
                                                   ---------  ---------  ---------       -----


                                                                GROSS                EARNINGS PER
                                                     TOTAL     PROFIT       NET      COMMON SHARE
1995                                               REVENUES    (LOSS)     INCOME     OUTSTANDING
-------------------------------------------------  ---------  ---------  ---------  --------------
First Quarter....................................  $   8,778  $    (188) $     176   $     .02
Second Quarter...................................     10,057        627        114         .01
Third Quarter....................................     18,290      3,752      2,329         .28
Fourth Quarter...................................     12,878      1,435        756         .09
                                                   ---------  ---------  ---------       -----
TOTAL............................................  $  50,003  $   5,626  $   3,375   $     .40(a)
                                                   ---------  ---------  ---------       -----
                                                   ---------  ---------  ---------       -----

                                                                GROSS                EARNINGS PER
                                                     TOTAL     PROFIT       NET      COMMON SHARE
1996                                               REVENUES    (LOSS)     INCOME     OUTSTANDING
-------------------------------------------------  ---------  ---------  ---------  --------------
First Quarter....................................  $  18,140  $   3,639  $   1,983   $     .23
Second Quarter...................................     13,199        489        507         .06
Third Quarter....................................     16,801      2,399      1,572         .18
                                                   ---------  ---------  ---------       -----
TOTAL............................................  $  48,140  $   6,527  $   4,062   $     .46(a)
                                                   ---------  ---------  ---------       -----
                                                   ---------  ---------  ---------       -----

------------------------

(a) Aggregate per share amounts for each quarter may differ from annual totals as each is independently calculated.

                          INDEPENDENT AUDITOR'S REPORT

To the Members
Edit Acquisition LLC
d/b/a Editworks

    We have audited the accompanying balance sheets of Edit Acquisition LLC (a Georgia Limited Liability Company) as of December 31, 1995 and 1994, and the related statements of income, changes in members' equity, and cash flows for the year ended December 31,1995 and the ten months ended December 31, 1994. These financial statements are the responsibility of the Company's management.

    Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits of the financial statements provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Edit Acquisition LLC as of December 31, 1995 and 1994, and the results of its operations, changes in members' equity and cash flows for the year ended December 31, 1995 and the ten months ended December 31, 1994, in conformity with generally accepted accounting principles.

                                             /s/ GIFFORD, HILLEGASS & INGWERSEN,
                                         P.C.

                                          --------------------------------------

                                           Gifford, Hillegass & Ingwersen, P.C.

January 26, 1996

                              EDIT ACQUISITION LLC
                                D/B/A EDITWORKS

                                 BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1994

                                                                                            1995            1994
                                                                                        -------------   -------------
                                                       ASSETS

CURRENT ASSETS
  Cash and cash equivalents...........................................................  $     199,214   $      56,314
  Accounts receivable (Note A)........................................................        419,230         403,322
  Work in process.....................................................................          9,431          19,404
  Other receivables and prepaid expenses..............................................         35,101          10,593
  Videotape inventory.................................................................         14,630          18,405
                                                                                        -------------   -------------
      Total current assets............................................................        677,606         508,038
                                                                                        -------------   -------------
PROPERTY AND EQUIPMENT (Notes A and B)
  Leasehold improvements..............................................................         66,177          37,814
  Furniture and fixtures..............................................................         57,771          41,581
  Video and computer equipment........................................................      2,465,534       2,015,300
                                                                                        -------------   -------------
                                                                                            2,589,482       2,094,695
  Less accumulated depreciation.......................................................       (533,475)       (198,258)
                                                                                        -------------   -------------
      Net property and equipment......................................................      2,056,007       1,896,437
                                                                                        -------------   -------------
OTHER ASSETS
  Deposits............................................................................            116          11,836
  Loan closing costs..................................................................          3,753           5,022
                                                                                        -------------   -------------
                                                                                                3,869          16,858
                                                                                        -------------   -------------
      TOTAL ASSETS....................................................................  $   2,737,482   $   2,421,333
                                                                                        -------------   -------------
                                                                                        -------------   -------------

                                           LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES
  Accounts payable....................................................................  $      30,282   $      29,147
  Prebilled work in process...........................................................          7,485           4,077
  Accrued payroll taxes...............................................................         12,622           9,389
  Accrued salaries and bonuses........................................................        197,857         147,820
  Accrued expenses....................................................................         67,351          29,228
  Other payables......................................................................          5,373           7,784
  Current portion of long-term debt (Note B)..........................................        373,030         233,172
                                                                                        -------------   -------------
      Total current liabilities.......................................................        694,000         460,617
LONG-TERM DEBT, net of current portion (Note B).......................................      1,001,712         949,664
                                                                                        -------------   -------------
      Total liabilities...............................................................      1,695,712       1,410,281
MEMBERS' EQUITY.......................................................................      1,041,770       1,011,052
                                                                                        -------------   -------------
      TOTAL LIABILITIES AND MEMBERS' EQUITY...........................................  $   2,737,482   $   2,421,333
                                                                                        -------------   -------------
                                                                                        -------------   -------------

   The accompanying notes are an integral part of these financial statements.

                              EDIT ACQUISITION LLC
                                D/B/A EDITWORKS

                              STATEMENTS OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                   AND THE TEN MONTHS ENDED DECEMBER 31, 1994

                                                                                           TWELVE         TEN
                                                                                        MONTHS 1995   MONTHS 1994
                                                                                        ------------  ------------
Net sales.............................................................................  $  3,449,411  $  2,155,561
Direct production costs...............................................................       300,051       240,116
                                                                                        ------------  ------------
    CONTRIBUTION MARGIN...............................................................     3,149,360     1,915,445
                                                                                        ------------  ------------
Selling and marketing expenses........................................................       234,898       133,948
General and administrative............................................................     1,778,930     1,207,373
                                                                                        ------------  ------------
    Total operating expenses..........................................................     2,013,828     1,341,321
                                                                                        ------------  ------------
      NET INCOME FROM OPERATIONS BEFORE DEPRECATION AND AMORTIZATION..................     1,135,532       574,124
Depreciation and amortization.........................................................       353,296       211,456
                                                                                        ------------  ------------
    NET INCOME FROM OPERATIONS........................................................       782,236       362,668
                                                                                        ------------  ------------
OTHER INCOME (EXPENSES)
  Interest income.....................................................................         2,191         2,678
  Other income........................................................................        20,254        15,757
  Interest expense....................................................................      (143,963)      (50,443)
                                                                                        ------------  ------------
    TOTAL OTHER INCOME (EXPENSE)......................................................      (121,518)      (32,008)
                                                                                        ------------  ------------
      NET INCOME......................................................................  $    660,718  $    330,660
                                                                                        ------------  ------------
                                                                                        ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                              EDIT ACQUISITION LLC
                                D/B/A EDITWORKS

                    STATEMENTS OF CHANGES IN MEMBERS' EQUITY

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                   AND THE TEN MONTHS ENDED DECEMBER 31, 1994

                                                                                           TWELVE         TEN
                                                                                        MONTHS 1995   MONTHS 1994
                                                                                        ------------  ------------
Members' equity at beginning of year..................................................  $  1,011,052  $         --
  Capital contributions...............................................................            --       980,392
  Net income..........................................................................       660,718       330,660
  Distributions.......................................................................      (630,000)     (300,000)
                                                                                        ------------  ------------
Members' equity at end of year........................................................  $  1,041,770  $  1,011,052
                                                                                        ------------  ------------
                                                                                        ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                              EDIT ACQUISITION LLC
                                D/B/A EDITWORKS

                            STATEMENTS OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                   AND THE TEN MONTHS ENDED DECEMBER 31, 1994

                                                                                            TWELVE     TEN MONTHS
                                                                                         MONTHS 1995      1994
                                                                                         ------------  -----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
OPERATING ACTIVITIES:
  Net income...........................................................................  $    660,718  $   330,660
  Adjustments to reconcile net income to net cash provided by operating activities
    Depreciation and amortization......................................................       353,296      211,456
    Decrease (increase) in:
      Accounts receivable..............................................................       (15,908)    (275,519)
      Work in process..................................................................         9,974       63,020
      Other assets.....................................................................       (24,789)      (7,555)
    Increase (decrease) in:
      Accounts payable and accrued expenses............................................        93,525        6,164
                                                                                         ------------  -----------
    Net cash provided by operating activities..........................................     1,076,816      328,226
                                                                                         ------------  -----------
INVESTING ACTIVITIES:
  Additions to property and equipment..................................................      (502,692)    (839,209)
  Net proceeds from sale of equipment..................................................         6,870           --
                                                                                         ------------  -----------
    Net cash used by investing activities..............................................      (495,822)    (839,209)
                                                                                         ------------  -----------
FINANCING ACTIVITIES:
  Principal paid on closing............................................................            --      (73,867)
  Net payments on notes payable........................................................            --     (601,671)
  Proceeds from long-term financing....................................................       500,000    1,309,622
  Principal payments on long-term debt.................................................      (308,094)    (167,111)
  Members' distribution................................................................      (630,000)    (300,000)
  Loan closing costs...................................................................            --       (5,075)
                                                                                         ------------  -----------
    Net cash provided (used) by financing activities...................................      (438,094)     161,898
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.......................................       142,900     (349,085)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD.......................................        56,314      405,399
                                                                                         ------------  -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.............................................  $    199,214  $    56,314
                                                                                         ------------  -----------
                                                                                         ------------  -----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest...........................................................................  $    143,963  $    50,443
                                                                                         ------------  -----------
                                                                                         ------------  -----------

   The accompanying notes are an integral part of these financial statements.

                              EDIT ACQUISITION LLC
                                D/B/A EDITWORKS

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1994

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION: Edit Acquisition LLC is a limited liability company formed on March 1, 1994.

    BUSINESS COMBINATION: On March 1, 1994, Edit Acquisition LLC acquired substantially all the assets, and assumed certain liabilities of Editworks, Inc. The total purchase price was $1,517,536. As part of the purchase agreement, Edit Acquisition LLC agreed to indemnify Editworks, Inc. against certain potential contingencies arising subsequent to the sale. At this time, management is not aware of any unpaid potential liabilities which may arise.

    FINANCIAL STATEMENT PRESENTATION: The financial statements are presented on a comparative basis. Special attention should be given when analyzing the financial statements for comparative purposes since 1995 reflects twelve months of operations and 1994 reflects only ten months of operations.

    CASH AND CASH EQUIVALENTS: The company considers cash and money market accounts to be cash and cash equivalents. At certain times during the year, balances in the bank accounts exceeded those limits insured by the FDIC.

    ACCOUNTS RECEIVABLE: Accounts receivable at December 31, 1995 and 1994, are net of an allowance for doubtful accounts of approximately $18,000 and $10,000, respectively.

    VIDEOTAPE INVENTORY: The videotape inventory consists of the archive library of videotapes that are expected to provide economic benefit in the future. The original cost is being amortized over a two-year period, beginning March 1, 1994. The value of the inventory is adjusted annually based on estimates.

    FURNITURE, FIXTURES, AND EQUIPMENT: Furniture, fixtures and equipment are carried at cost. The balances at March 1, 1994 were derived from an allocation of the purchase price based on appraised fair market values at the date of acquisition. Acquisitions since inception are carried at cost. Depreciation is calculated using the straight line method over estimated economic useful lives.

NOTE B--LONG-TERM DEBT AND NOTES PAYABLE

Note payable to Lyon Credit Corporation; dated
  December 13, 1994; bearing interest at 11.01%,
  monthly principal and interest payments of
  $31,095 maturing December, 1998, secured by
  equipment.......................................  $      927,282
Note payable to Lyon Credit Corporation; dated
  April 19, 1995; bearing interest at 9.95%,
  monthly principal and interest payments of
  $7,602 maturing April, 1999, secured by
  equipment.......................................         257,880
Note payable to Lyon Credit Corporation; dated
  September 20, 1995; bearing interest at 9.43%,
  monthly principal and interest payments of
  $5,018 maturing September, 1999, secured by
  equipment.......................................         189,580
                                                    --------------
                                                         1,374,742
Less current portion..............................        (373,030)
                                                    --------------
                                                    $    1,001,712
                                                    --------------
                                                    --------------

                              EDIT ACQUISITION LLC
                                D/B/A EDITWORKS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1995 AND 1994

NOTE B--LONG-TERM DEBT AND NOTES PAYABLE (CONTINUED)
    As of December 31, 1995, future maturities of long-term debt are as follows:

1996............................................................  $ 373,030
1997............................................................    439,645
1998............................................................    488,843
1999............................................................     73,224
                                                                  ---------
                                                                  $1,374,742
                                                                  ---------
                                                                  ---------

    Edit Acquisition LLC also has a line of credit with SouthTrust Bank in the amount of $350,000, which bears interest at prime plus 1 %. There was no balance due on this line at December 31, 1995 or 1994. The line of credit is secured by accounts receivable and work in process and has personal guarantees from K. Robert Draughon and Robert M. Martin.

NOTE C--LEASE COMMITMENTS

    The company has an operating lease for office space which expires December 2001. Rent expense for the ten months ended December 31, 1994 was $147,431 and for the year ended December 31, 1995 was $186,472. Annual rent payments of $224,307 are required for the years 1996 through 2001.

NOTE D--MEMBERS' EQUITY

    Edit Group, LP's initial equity interest consisted of a cash contribution of $400,000 and a debt assumption which was converted to equity of $100,000 for an initial equity amount of $500,000. Margie Furlong's initial equity interest consisted of a debt assumption which was converted to equity of $480,392. Total initial equity for the Company at inception was $980,392.

    Effective January 1, 1995, Margie Furlong gifted an interest amounting to 10% of the Company's total equity to Patrick Furlong. For the year ended December 31, 1995, income and distributions were allocated 51% to Edit Group, L.P., 39% to Margie Furlong and 10% to Patrick Furlong.

NOTE E--RELATED PARTY TRANSACTIONS

    Reference should be made to Notes A and D regarding transactions with related parties.

NOTE F--INCOME TAXES

    As a limited liability company formed under the partnership provisions of the Internal Revenue Code, the income of Edit Acquisition LLC is taxed to its members based on their proportionate ownership; therefore, no provision or liability has been included for income taxes on these financial statements.

NOTE G--CONTINGENCIES

    As part of the purchase of the assets of Editworks, Inc., Edit Acquisition LLC agreed to indemnify certain shareholders of the seller against potential claims of certain creditors. At this time, management is not aware of any unpaid potential liabilities which may arise.

NOTE H--ECONOMIC DEPENDENCY

    The company has four major customers which comprised total sales of over $2,310,000 and $1,061,000, or 66% and 49% of the total sales of the company for the periods ended December 31, 1995 and 1994, respectively.

                              EDIT ACQUISITION LLC
                                D/B/A EDITWORKS
                            CONDENSED BALANCE SHEET
                                 JUNE 30, 1996
                                  (UNAUDITED)
                                     ASSETS

CURRENT ASSETS
  Cash and cash equivalents.....................................................  $       11,133
  Accounts receivable...........................................................         632,629
  Prepaid expenses and other....................................................         122,782
                                                                                  --------------
        Total current assets....................................................         766,544
                                                                                  --------------
PROPERTY AND EQUIPMENT
  Leasehold improvements........................................................          82,314
  Furniture and fixtures........................................................          74,138
  Video and computer equipment..................................................       3,011,107
                                                                                  --------------
                                                                                       3,167,559
  Less accumulated depreciation.................................................        (730,364)
                                                                                  --------------
        Net property and equipment..............................................       2,437,195
                                                                                  --------------
OTHER ASSETS....................................................................           4,245
                                                                                  --------------
        TOTAL ASSETS............................................................  $    3,207,984
                                                                                  --------------
                                                                                  --------------

                                LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
  Accounts payable and accrued liabilities......................................  $      326,924
  Current portion of long-term debt.............................................         558,137
                                                                                  --------------
        Total current liabilities...............................................         885,061
LONG-TERM DEBT, net of current portion..........................................       1,199,505
                                                                                  --------------
        Total liabilities.......................................................       2,084,566
                                                                                  --------------
MEMBERS' EQUITY.................................................................       1,123,418
                                                                                  --------------
        TOTAL LIABILITIES AND MEMBERS' EQUITY...................................  $    3,207,984
                                                                                  --------------
                                                                                  --------------

   The accompanying notes are an integral part of these financial statements.

                              EDIT ACQUISITION LLC
                                D/B/A EDITWORKS
                         CONDENSED STATEMENTS OF INCOME
                FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995
                                  (UNAUDITED)

                                                                                             1996             1995
                                                                                        --------------   --------------
Net sales.............................................................................  $    2,352,816   $    1,634,817
Direct production costs...............................................................         169,152          145,217
                                                                                        --------------   --------------
  CONTRIBUTION MARGIN.................................................................       2,183,664        1,489,600
Selling, general and administrative...................................................       1,312,749          949,519
                                                                                        --------------   --------------
  NET INCOME FROM OPERATIONS BEFORE DEPRECIATION AND AMORTIZATION.....................         870,915          540,081
Depreciation and amortization.........................................................         217,688          165,844
                                                                                        --------------   --------------
  NET INCOME FROM OPERATIONS..........................................................         653,227          374,237
                                                                                        --------------   --------------
OTHER INCOME (EXPENSE)
  Interest income.....................................................................             711              914
  Other income........................................................................          40,719            9,204
  Interest expense....................................................................         (83,009)         (68,960)
                                                                                        --------------   --------------
    TOTAL OTHER INCOME (EXPENSE)......................................................         (41,579)         (58,842)
                                                                                        --------------   --------------
        NET INCOME....................................................................  $      611,648   $      315,395
                                                                                        --------------   --------------
                                                                                        --------------   --------------

   The accompanying notes are an integral part of these financial statements.

                              EDIT ACQUISITION LLC
                                D/B/A EDITWORKS
                            STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995
                                  (UNAUDITED)

                                                                                             1996         1995
                                                                                          -----------  -----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
OPERATING ACTIVITIES:
  Net income............................................................................  $   611,648  $   315,395
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization.......................................................      217,688      165,844
    Increase in:
      Accounts receivable--trade........................................................     (203,968)     (57,388)
      Prepaid expenses and other current assets.........................................      (81,439)     (27,430)
    Decrease in:
      Accounts payable and accrued expenses.............................................      (20,619)     (41,143)
      Other current liabilities.........................................................       26,575        4,293
                                                                                          -----------  -----------

    Net cash provided by operating activities...........................................      549,885      359,571
                                                                                          -----------  -----------
INVESTING ACTIVITIES:
  Additions to property and equipment...................................................     (633,068)    (302,206)
  Net proceeds from sale of equipment...................................................       43,212        7,103
  Other assets..........................................................................       (1,010)      (3,157)
                                                                                          -----------  -----------

    Net cash used by investing activities...............................................     (590,866)    (298,260)
                                                                                          -----------  -----------
FINANCING ACTIVITIES:
  Proceeds from long-term financing.....................................................      593,500      300,000
  Principal payments on long-term debt..................................................     (210,600)    (134,547)
  Members' distribution.................................................................     (530,000)    (270,000)
                                                                                          -----------  -----------

    Net cash used by financing activities...............................................     (147,100)    (104,547)
DECREASE IN CASH AND CASH EQUIVALENTS...................................................     (188,081)     (43,236)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD........................................      199,214       56,316
                                                                                          -----------  -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..............................................  $    11,133  $    13,080
                                                                                          -----------  -----------
                                                                                          -----------  -----------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest............................................................................  $    83,009  $    68,961
                                                                                          -----------  -----------
                                                                                          -----------  -----------

   The accompanying notes are an integral part of these financial statements.

                              EDIT ACQUISITION LLC
                                D/B/A EDITWORKS
                   NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
                                 JUNE 30, 1996

    If complete notes were to accompany these statements, they would be substantially in the same form as those to the Company's Financial Statements for the Year Ended December 31, 1995. In addition, the following notes are applicable:

A. In the opinion of management for the Company, all adjustments (which comprise only normal recurring accruals) necessary for a fair presentation of the results of operations have been included.

B. Accounts receivable at June 30, 1996 are net of an allowance for doubtful accounts of approximately $26,000.

C. On March 1, 1994, the Company acquired substantially all the assets, and assumed certain liabilities of Editworks, Inc. The total purchase price was $1,517,536. As part of the purchase agreement, the Company agreed to indemnify Editworks, Inc. against certain potential contingencies arising subsequent to the sale. At this time, management is not aware of any unpaid potential liabilities which may arise.

D. The Company has four major customers which comprised total sales of over $1,688,000 and $1,074,000, or 72% and 66% of the total sales of the Company, for the six month periods ended June 30, 1996 and 1995, respectively.

E. Subsequent Event: On August 13, 1996 the Company and its Members entered into an agreement with The Todd-AO Corporation, a Delaware corporation, to sell substantially all of its assets and certain liabilities for an aggregate consideration of $4,650,000. Of the total, $3,180,487 was paid in cash and $969,513 in Todd-AO Class A Common Stock at the closing on August 15, 1996. An additional $500,000 is due upon completion of certain conditions.

                              [INSIDE BACK COVER]

    Chronological chart, captioned Academy Awards-Registered Trademark- and Academy Awards-Registered Trademark- Nominations for Best Sound received by Todd-AO personnel since the Company's inception in 1992, showing the Academy Awards-Registered Trademark- Nominations and Academy Awards-Registered Trademark- received from 1955 to 1995 which are as follows:

    Awards: 1955 Oklahoma!, 1958 South Pacific, 1960 The Alamo, 1961 West Side Story, 1965 The Sound of Music, 1972 Cabaret, 1973 The Exorcist, 1982 E.T.--The Extra-Terrestrial, 1985 Out of Africa, 1992 Last of the Mohicans, 1995 Apollo 13.

    Nominations: 1959 Porgy and Bess, 1963 Cleopatra, 1976 A Star is Born, 1977 Close Encounters of the Third Kind and Sorcerer, 1978 Hooper, 1979 1941, 1987 Empire of the Sun, 1988 Who Framed Roger Rabbit?, 1990 Dick Tracy, 1993 Schindler's List, 1994 Legends of the Fall, 1995 Braveheart.

                                  THE TODD-AO
                                  CORPORATION

                                     [LOGO]

                                2,500,000 SHARES
                              CLASS A COMMON STOCK

                                   PROSPECTUS
                           DEAN WITTER REYNOLDS INC.


                            BREAN MURRAY & CO., INC.


                                          , 1996

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Set forth below is an estimate of the approximate amount of fees and expenses (other than underwriting discounts and commissions) payable by the Registrant in connection with the issuance and distribution of the securities registered hereby.

Securities and Exchange Commission registration fee............  $11,221.20
NASD filing fee................................................    4,203.00
Nasdaq National Market listing fee.............................   17,500.00
Printing and engraving.........................................   80,000.00
Accountants' fees and expenses.................................   75,000.00
Blue sky fees and expenses.....................................   15,000.00
Counsel fees and expenses......................................  275,000.00
Transfer Agent's fees..........................................    2,000.00
Miscellaneous..................................................   20,075.80
                                                                 ----------
    Total......................................................  $500,000.00
                                                                 ----------
                                                                 ----------

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim, and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. The Bylaws of the registrant provide for indemnification of its officers and directors to the maximum extent permitted by applicable law.

    Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its Certificate of Incorporation to limit or eliminate the personal liability of members of its Board of Directors for monetary damages for violations of a director's fiduciary duty of care. This Section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law. The Registrant's Certificate of Incorporation limits the liability of its directors to the maximum extent authorized by such Section 102(b)(7).

    For provisions of the Registrant's Certificate of Incorporation and Bylaws dealing with indemnification, see Exhibits 3(a) and 3(b).

    The Underwriting Agreement, the form of which is included as an Exhibit to this Registration Statement, provides that the Underwriters shall indemnify the Company and each person who controls the Registrant within the meaning of
Section 15 of the Securities Act of 1933, as amended, for any liability arising by reason of information furnished by the Underwriters for use in the Registration Statement.

    The Company maintains directors' and officers' liability insurance covering such persons in their official capacities with the Company and its subsidiaries.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.


    Effective August 15, 1996, the Registrant issued 66,863 shares of Class A Common Stock valued at $14.50 per share to Edit Acquisition LLC ("Editworks") in partial consideration for the purchase of all of the assets and certain liabilities of Editworks. Effective October 1, 1996, the Registrant issued 12,458 shares of Class A Common Stock valued at $12.04 per share to William Angarola in exchange for all of the issued and outstanding Common Stock of Angarola, Inc.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits


      1.1  Form of Underwriting Agreement.(1)

      3.1  Amended and Restated Certificate of Incorporation of The Todd-AO Corporation is
           incorporated by reference from Registrant's Information Statement dated May 13,
           1996.

      3.2  Registrant's Bylaws are incorporated by reference from the Registrant's Proxy
           Statement dated April 2, 1990.

      4.1  Specimen copy of Class A Common Stock Certificate is incorporated by reference from the Registrant's Registration Statement on Form S-2, as filed on February 2,
           1988 (Registration No. 33-19279).

      5.1  Opinion of Greenberg Glusker Fields Claman & Machtinger LLP, counsel to the
           Registrant, as to the legality of the shares being registered.(1)

     10.1  Asset Purchase Agreement dated March 3, 1986 between the Todd-AO Corporation and
           Republic Corporation is incorporated by reference from the Registrant's Report on
           Form 8-K filed on March 14, 1986.

     10.2  License Agreement dated April 16, 1987 between the CBS/MTM Company and the
           Todd-AO Corporation is incorporated by reference from the Registrant's Report on
           Form 10-K for the fiscal year ended August 31, 1987.

     10.3  License Agreement dated September 27, 1991 between the CBS/MTM Company and the
           Todd-AO Corporation is incorporated by reference from the Registrant's Form 10-K for the fiscal year ended August 31, 1991.

     10.4  Employment and Consulting Agreement dated as of September 5, 1991 by and between
           Shawn Murphy individually ("SM"), Murphy Balance Engineering, a California
           corporation wholly owned by SM, and Todd-AO/Glen Glenn Studios is incorporated by reference from the Registrant's Form 10-K for the fiscal year ended August 31,
           1993.

     10.5  Equipment lease dated as of September 5, 1991 by and between Murphy Mandala (a joint venture) (lessor) and Todd-AO/Glen Glenn Studios (lessee) is incorporated by reference from the Registrant's Form 10-K for the fiscal year ended August 31,
           1993.

     10.6  Employment Agreement dated as of October 1, 1994 between the Todd-AO Corporation and J.R. DeLang is incorporated by reference from the Registrant's Form 10-K for the fiscal year ended August 31, 1995.

     10.7  Amended and restated lease dated as of June 18, 1992 between West 54th Street
           Partners L.P., successor in interest to Rita Silver, (Landlord) and Todd-AO
           Studios East, Inc. (Tenant) with respect to premises consisting of the 7th and
           8th floors at 247-59 West 54th Street, New York, NY is incorporated by reference from the Registrant's Form 10-K for the fiscal year ended August 31, 1993.

     10.8  Joint Venture Agreement dated as of July 20, 1992 between Trans-Atlantic
           Enterprises, Inc. and Todd-AO Productions, Inc. is incorporated by reference from the Registrant's Form 10-K for the fiscal year ended August 31, 1992.

     10.9  Extension and amendment to Joint Venture Agreement dated as of October 20, 1993 between Trans-Atlantic Enterprise, Inc. and Todd-AO Productions, Inc. is
           incorporated by reference from the Registrant's Form 10-K for the fiscal year ended August 31, 1993.

    10.10  Amendment No. 2 to Joint Venture Agreement dated as of September 1, 1994 is incorporated by reference from the Registrant's Form 10-K for the fiscal year ended August 31, 1994.

    10.11  Employment Agreement dated as of January 1, 1994 between the Todd-AO Corporation and Christopher D. Jenkins is incorporated by reference from the Registrant's
           Form 10-Q filed on April 13, 1994.

    10.12  Asset Purchase Agreement dated as of August 30, 1994 by and among Todd-AO Video
           Services, Paskal Video and Joseph S. Paskal is incorporated by reference from the
           Registrant's Form 8-K filed on September 14, 1994.

    10.13  Lease Agreement dated as of August 31, 1994 between Joseph S. Paskal, Trustee, and Todd-AO Video Services is incorporated by reference from the Registrant's
           Form 8-K filed on September 14, 1994.

    10.14  Credit Agreement dated as of December 2, 1994 between the Todd-AO Corporation and
           Bank of America National Trust and Savings Association is incorporated by reference from the Registrant's Form 10-Q filed on January 13, 1995.

    10.15  First Amendment to Credit Agreement dated as of March 13, 1995 between the
           Todd-AO Corporation and Bank of America National Trust and Savings Association is
           incorporated by reference from the Registrant's Form 8-K filed on March 31, 1995.

    10.16  Letter Amendment dated April 5, 1996 to Credit Agreement dated as of December 2,
           1994 between The Todd-AO Corporation and Bank of America National Trust and
           Savings Association is incorporated by reference from the Registrant's Form 10-Q for the quarter ended February 29, 1996.

    10.17  Third Amendment dated June 14, 1996 to Credit Agreement dated as of December 2,
           1994 between The Todd-AO Corporation and Bank of America National Trust and
           Savings Association is incorporated by reference to the Registrant's Form 10-Q for the quarter ended May 31, 1996.

    10.18  Lease Intended as a Security dated December 27, 1994 between the Todd-AO
           Corporation and BA Leasing and Capital Corporation is incorporated by reference from the Registrant's Form 10-Q filed on January 13, 1995.

    10.19  Asset Purchase Agreement dated as of February 13, 1995 between Todd-AO Studios
           West and Kaytea Rose, Inc. (dba Skywalker Sound South) is incorporated by reference from the Registrant's Form 8-K filed on February 27, 1995.

    10.20  Real Property Purchase Agreement (including Exhibits) dated as of February 13,
           1995 between Todd-AO Studios West and Kaytea Rose, Inc. is incorporated by reference from the Registrant's Form 8-K filed on February 27, 1995.

    10.21  Assignment and Assumption Agreement dated as of February 3, 1995 by and among
           Todd-AO Studios West, The Todd-AO Corporation, Lucasfilm Ltd., Lucas Holdings,
           Inc., Lucas Digital Ltd. and Lantana Center is incorporated by reference from the
           Registrant's Form 8-K filed on February 27, 1995.

    10.22  Lease dated as of May 21, 1989 between Lantana Center as Landlord and Lucasfilm
           Ltd. as Tenant, as amended by documents dated March 27, 1990 and November 8, 1990 is incorporated by reference from the Registrant's Form 8-K filed on February 27,
           1995.

    10.23  Agreement for the acquisition of the entire issued share capital of Chrysalis
           Television Facilities Ltd. dated as of March 16, 1995 between FCB 1120 Ltd.
           (subsequently Todd-AO Europe Holdings Ltd.) and Chrysalis Holdings Ltd. is
           incorporated by reference from the Registrant's Form 8-K filed March 31, 1995.

    10.24  Tax Deed dated as of March 16, 1995 between FCB 1120 Ltd. and Chrysalis Holdings
           Ltd. is incorporated by reference from the Registrant's Form 8-K filed on March
           31, 1995.

    10.25  Performance Guarantee dated March 16, 1995 between The Todd-AO Corporation and
           Chrysalis Holdings Ltd. is incorporated by reference from the Registrant's Form
           8-K filed on March 31, 1995.

    10.26  Agreement for the acquisition of the entire issued share capital of Filmation
           Laboratories Ltd. dated as of April 18, 1996 between David L. Gibbs, Ian Magowan and Todd-AO Europe Holding Company Ltd. is incorporated by reference to the
           Registrant's Form 10-Q for the quarter ended May 31, 1996.

    10.27  Asset Purchase Agreement dated August 13, 1996 by and among The Todd-AO
           Corporation (Purchaser), Edit Acquisition LLC (Seller), Edit Group L.P., Patrick
           H. Furlong, Margie F. Furlong, and James V. Furlong (Members) and Margie F.
           Furlong, Patrick H. Furlong, K. Robert Draughon and Robert Martin (Guarantors),
           incorporated by reference to Registrant's Form 8-K filed on August 28, 1996.

    10.29  1986 Stock Option Plan is incorporated by reference to the Company's Final Proxy
           Statement dated June 1, 1987.

    10.30  Amendment No. 1 to 1986 Stock Option Plan is incorporated by reference to the
           Company's Final Proxy Statement dated December 23, 1987.

    10.31  Amendment No. 2 to 1986 Stock Option Plan is incorporated by reference to the
           Company's Final Proxy Statement dated June 3, 1991.

    10.32  Amendment No. 3 to 1986 Stock Option Plan is incorporated by reference to the
           Company's Final Proxy Statement dated January 3, 1995.

    10.33  Amendment No. 4 to 1986 Stock Option Plan is incorporated by reference to the
           Company's Final Proxy Statement dated February 12, 1996.

    10.34  1994 Stock Option Plan is incorporated by reference to the Company's Final Proxy
           Statement dated July 8, 1994.

    10.35  1995 Stock Option Plan is incorporated by reference to the Company's Final Proxy
           Statement dated January 3, 1995.

    10.36  Amendment No. 1 to 1995 Stock Option Plan is incorporated by reference to the
           Company's Final Proxy Statement dated February 12, 1996.

    10.37  Empoyment Agreement dated September 1, 1994 between Todd-AO Video Services, a wholly-owned subsidiary of The Todd-AO Corporation and Richard R. O'Hare. (1)

     21.1  Subsidiaries of the Registrant. (1)

     23.1  Consent of Deloitte & Touche LLP.

     23.2  Consent of Gifford, Hillegass & Ingwersen, P.C. (1)

     23.3  Consent of Greenberg Glusker Fields Claman & Machtinger LLP (included as part of
           Exhibit 5.1).

     24.1  Power of Attorney (included on Page II-5 hereto).


    (b) Financial Statement Schedules


           Schedule II -- Valuation and Qualifying Accounts (1)


------------------------


(1) Previously filed.


ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities an Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall bedeemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, State of California, on November 12, 1996.


                                THE TODD-AO CORPORATION

                                By               SALAH M. HASSANEIN
                                      -----------------------------------------
                                                 Salah M. Hassanein,
                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                    SIGNATURES                                  TITLE                     DATE
--------------------------------------------------  ------------------------------  ----------------

                SALAH M. HASSANEIN                  Director, President and Chief   November 12,
       -----------------------------------            Executive Officer             1996
                Salah M. Hassanein

                  SILAS R. CROSS                    Vice President, Treasurer and   November 12,
       -----------------------------------            Principal Financial and       1996
                  Silas R. Cross                      Accounting Officer

                        *                           Co-Chairman of the Board of     November 12,
       -----------------------------------            Directors                     1996
                 Robert A. Naify

                        *                           Co-Chairman of the Board of     November 12,
       -----------------------------------            Directors                     1996
                  Marshall Naify

                        *                           Senior Vice President and       November 12,
       -----------------------------------            Director                      1996
              Christopher D. Jenkins

                        *                           Senior Vice President and       November 12,
       -----------------------------------            Director                      1996
                   J.R. DeLang

                        *                                                           November 12,
       -----------------------------------          Vice President and Director     1996
                Richard Hassanein

                        *                                                           November 12,
       -----------------------------------          Director                        1996
                 A.C. Childhouse

                        *                                                           November 12,
       -----------------------------------          Director                        1996
                Robert I. Knudson

                                                                                    November   ,
       -----------------------------------          Director                        1996
                    David Haas

                    SIGNATURES                                  TITLE                     DATE
--------------------------------------------------  ------------------------------  ----------------

                        *                                                           November 12,
       -----------------------------------          Director                        1996
                Herbert L. Hutner

                                                                                    November   ,
       -----------------------------------          Director                        1996
                 Michael S. Naify

                                                                                    November   ,
       -----------------------------------          Director                        1996
                 A. Frank Pierce

                        *                                                           November 12,
       -----------------------------------          Director                        1996
                  Zelbie Trogden

             * BY SALAH M. HASSANEIN
       -----------------------------------
                Salah M. Hassanein
                 ATTORNEY-IN-FACT